Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286145

AirJoule Technologies Corporation

4,250,000 Shares of Class A Common Stock by the Selling Stockholder
4,051,006 Shares of Class A Common Stock by the PIPE Investors

This prospectus relates in part to the offer and sale of up to 4,250,000 shares of our Class A Common Stock, par value $0.0001 per share (“the Class A Common Stock”), by B. Riley Principal Capital II, LLC, whom we refer to in this prospectus as “B. Riley Principal Capital II” or the “Selling Stockholder.”

The shares of Class A Common Stock to which this prospectus relates in part may be issued by us to B. Riley Principal Capital II pursuant to a common stock purchase agreement, dated as of March 25, 2025, we entered into with B. Riley Principal Capital II, which we refer to in this prospectus as the Purchase Agreement. Such shares of Class A Common Stock include up to 4,250,000 shares of Class A Common Stock that we may, in our sole discretion, elect sell to B. Riley Principal Capital II, from time to time after the date of this prospectus, pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class A Common Stock by the Selling Stockholder. However, we may receive up to $30,000,000 aggregate gross proceeds under the Purchase Agreement from sales of Class A Common Stock we may elect to make to B. Riley Principal Capital II pursuant to the Purchase Agreement after the date of this prospectus. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Securityholders — Selling Stockholder” for additional information regarding B. Riley Principal Capital II.

B. Riley Principal Capital II may sell or otherwise dispose of the Class A Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the Selling Stockholder” for more information about how B. Riley Principal Capital II may sell or otherwise dispose of the Class A Common Stock pursuant to this prospectus. B. Riley Principal Capital II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, with respect to the offer and sale by B. Riley Principal Capital II of up to 4,250,000 shares of Class A Common Stock that may be issued by us to B. Riley Principal Capital II pursuant to the Purchase Agreement.

This prospectus also relates in part to the offer and sale of up to 4,051,006 shares of Class A Common Stock by the selling stockholders (including their respective donees, pledgees, transferees and other successors-in-interest) named in this prospectus, which shares are comprised of (i) 3,775,126 shares of our Class A Common Stock held by the April 2025 PIPE Investors (as defined below) and (ii) 275,880 shares of our Class A Common Stock held by the March 2024 PIPE Investor (as defined below). References herein to the “Selling Securityholders” are to B. Riley Principal Capital II, the April 2025 PIPE Investors and the March 2024 PIPE Investor, collectively.

On April 23, 2025, we entered into subscription agreements (the “April 2025 PIPE Subscription Agreements”) with certain investors (the “April 2025 PIPE Investors”), pursuant to which, among other things, the April 2025 PIPE Investors agreed to subscribe for and purchase from us, and we agreed to issue and sell to the April 2025 PIPE Investors, an aggregate of 3,775,126 newly issued shares of Class A Common Stock at a purchase price of $3.98 per share on the terms and subject to the conditions set forth therein.

On March 8, 2024, we entered into a subscription agreement (the “March 2024 PIPE Subscription Agreement”) with a certain investor (the “March 2024 PIPE Investor” and, together with the April 2025 PIPE Investors, the “PIPE Investors”) pursuant to which, among other things, we agreed to issue to the March 2024 PIPE Investor up to a certain amount of “true up” shares of Class A Common Stock in addition to the shares initially purchased under the March 2024 PIPE Subscription Agreement based on the trading performance of the Class A Common Stock on or prior to March 14, 2025. In March 2025, we issued 275,880 shares of our Class A Common Stock to the March 2024 PIPE Investor in satisfaction of our obligations under the March 2024 PIPE Subscription Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class A Common Stock by the PIPE Investors. See “Selling Securityholders — PIPE Investors” for additional information regarding the PIPE Investors.

The PIPE Investors may sell or otherwise dispose of the Class A Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the PIPE Investors” for more information about how the PIPE Investors may sell or otherwise dispose of the shares of Class A Common Stock acquired pursuant to the PIPE Subscription Agreements.

For the avoidance of doubt, B. Riley Principal Capital II is not involved in the offer and sale of the Class A Common Stock by the PIPE Investors, and is not an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to such offering.

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Class A Common Stock to which this prospectus relates by the Selling Securityholders, including legal and accounting fees. We have also engaged Seaport Global Securities LLC to act as a “qualified independent underwriter” in the offering by the Selling Stockholder, whose fees and expenses will be borne by the Selling Stockholder. See “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the Selling Stockholder” beginning on page 92.

Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AIRJ.” On May 2, 2025, the closing price of our Class A Common Stock was $5.20 per share.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Our business and investment in our securities involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 10 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2025

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the Selling Securityholders have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the Selling Securityholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For Investors Outside the United States: The Selling Securityholders are offering to sell, and seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. Neither we nor the Selling Securityholders have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered by this prospectus and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution (Conflict of Interest).” We will not receive any proceeds from the sale by the Selling Stockholder of the securities offered by them described in this prospectus. However, we may receive up to $30,000,000 in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of our shares of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus. We will not receive any proceeds from the sale by the PIPE Investors of the securities offered by them described in this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business (including, but not limited to, our AirJoule technology and units). Our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable®,™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “AirJoule” refer to the consolidated operations of AirJoule Technologies Corporation, formerly known as Montana Technologies Corporation, and its subsidiaries. References to “XPDB” refer to Power & Digital Infrastructure Acquisition II Corp., a special purpose acquisition company and references to “Predecessor” refer to AirJoule Technologies LLC (formerly known as Montana Technologies LLC) prior to the consummation of the Business Combination. All references herein to the “Board” refer to the board of directors of the Company.

MARKET AND INDUSTRY DATA

This prospectus includes, and any amendment or supplement to this prospectus may include, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this prospectus or any amendment or supplement to this prospectus that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “will,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “goal,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations, assumptions and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

●	the ability to implement business plans and forecasts, including the ability to develop, deploy and commercialize the Company’s technology and equipment;

●	risks related to the Company’s arrangements with the Company’s strategic partnerships and other third parties;

●	the availability and cost of materials needed to develop, deploy and commercialize the Company’s technology and equipment;

●	the enforceability of the Company’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others;

●	our ability to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others;

●	the ability to maintain the listing of the Company’s securities on the Nasdaq;

●	privacy and data protection laws, privacy or data breaches, or the loss of data;

●	the price of the Company’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which the Company plans to operate, variations in performance across competitors, and changes in laws and regulations, or changes in the implementation of regulations by regulatory bodies, affecting the Company’s business; and

●	the impact of changes in local, regional and national economic conditions, crime, weather (including weather influenced by climate change), demographic trends and employee availability.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

AirJoule is a water harvesting technology company that produces pure distilled water by harvesting the water vapor in the atmosphere. Our proprietary AirJoule system, once commercialized, will provide cost-effective water to businesses and consumers around the world and help address growing concerns around water scarcity. Our system is especially valuable for industrial users, which generate significant amounts of waste heat that can be utilized to produce pure distilled water and dehumidified air — two key inputs for a variety of industrial activities, including data centers and advanced manufacturing. In HVAC applications, our AirJoule technology is designed to reduce energy consumption, minimize or even eliminate the use of environmentally-harmful refrigerants, and generate material cost efficiencies for air conditioning systems. We are focused on commercialization and scaling manufacturing of our AirJoule systems through our global partnerships, including with GE Ventures LLC (“GE Vernova”) and Carrier Global Corporation (“Carrier”), and we believe that deploying AirJoule units worldwide can help to improve water security and reduce global emissions. We plan to manufacture AirJoule units capable of producing 1,000 liters per day in 2025, which we intend to use for customer demonstrations, and we expect to scale capacities for commercial sales in 2026.

Company Background

Our Predecessor, established in 2018, worked closely with researchers at the Pacific Northwest National Laboratory (“PNNL”) to develop enhancements to its self-regenerating pressure swing dehumidifier technology. In 2020, the Predecessor executed a strategic project partnership agreement with PNNL, and in 2021, obtained an exclusive worldwide license from PNNL with respect to the technology. Our Predecessor then spent several years developing the pressure swing technology, securing additional intellectual property protection, producing multiple prototypes, and assembling partnerships with leading global companies including GE Vernova and Carrier. See “Business — Our Competitive Strengths — Our Partners.” In June 2023, we entered into an Agreement and Plan of Merger (“the Merger Agreement”) with the Predecessor, which was consummated through a Business Combination on March 14, 2024. In connection with closing the Business Combination, we changed our name from Power & Digital Infrastructure Acquisition II Corp. to Montana Technologies Corporation. In November 2024, to better align our name with our business operations and proprietary technology, we changed our name from Montana Technologies Corporation to AirJoule Technologies Corporation, and our wholly owned subsidiary changed its name from Montana Technologies LLC to AirJoule Technologies LLC.

The Committed Equity Financing

On March 25, 2025, we entered into the Purchase Agreement and a related registration rights agreement, dated as of March 25, 2025 (the “Registration Rights Agreement”), with B. Riley Principal Capital II. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, we have the right, in our sole discretion, to sell to B. Riley Principal Capital II up to $30,000,000 of shares of our Class A Common Stock (subject to certain limitations contained in the Purchase Agreement), from time to time after the date of this prospectus and during the term of the Purchase Agreement through an Market Open Purchase, one or more Intraday Purchases or a Fixed Purchase on any Purchase Date (each term as defined below). Sales of Class A Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act, the offer and resale by B. Riley Principal Capital II of up to 4,250,000 shares of Class A Common Stock (the “Purchase Shares”) that we may, in our sole discretion, elect to sell to B. Riley Principal Capital II, from time to time from and after the Commencement Date (defined below) pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

Upon the initial satisfaction of each of the conditions to B. Riley Principal Capital II’s purchase obligations set forth in the Purchase Agreement (the initial satisfaction of all of such conditions, the “Commencement”), none of which are within B. Riley Principal Capital II’s control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months (unless the Purchase Agreement is earlier terminated), beginning on the date on which the Commencement occurs (such date, the “Commencement Date”), to direct B. Riley Principal Capital II to purchase a specified number of shares of Class A Common Stock (each, an “Market Open Purchase”), not to exceed the lesser of (such lesser number of shares, the “Market Open Purchase Maximum Amount”): (i) 1,000,000 shares of Common Stock and (ii) up to a certain percentage (not to exceed 25.0%), which we will specify in the applicable Market Open Purchase Notice (as defined below) for such Market Open Purchase (such specified percentage, the “Market Open Purchase Percentage”), of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Market Open Purchase Valuation Period (as defined below) for such Market Open Purchase (such specified number of shares to be purchased by B. Riley Principal Capital II, adjusted as necessary to give effect to the applicable Market Open Purchase Maximum Amount as set forth in the Purchase Agreement, the “Market Open Purchase Share Amount”), by timely delivering written notice of such Market Open Purchase to B. Riley Principal Capital II (each, a “Market Open Purchase Notice”) prior to 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of our Class A Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than $1.00 (the “Threshold Price”), and (b) all shares of Class A Common Stock subject to all prior Market Open Purchases, all prior Intraday Purchases (defined below) and all prior Fixed Purchases (defined below) effected by us under the Purchase Agreement (as applicable) have been received by B. Riley Principal Capital II at such time and in the manner set forth in the Purchase Agreement.

The per share purchase price that B. Riley Principal Capital II is required to pay for shares of Class A Common Stock in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of the Class A Common Stock (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “Market Open Purchase Valuation Period”) beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of (i) 3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date, (ii) such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such Market Open Purchase (the “Market Open Purchase Share Volume Maximum”), calculated by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase, and (iii) if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a “limit order discontinue election” (a “Limit Order Discontinue Election”) shall apply to such Market Open Purchase, such time that the trading price of our Class A Common Stock on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such Market Open Purchase specified by us in the Market Open Purchase Notice for such Market Open Purchase, or if we do not specify a minimum price threshold in such Market Open Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such purchase (the “Minimum Price Threshold”), less a fixed 3.0% discount to the VWAP for such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement).

Under the Purchase Agreement, for purposes of calculating the volume of shares of Class A Common Stock traded during a Market Open Purchase Valuation Period, as well as the VWAP for a Market Open Purchase Valuation Period, the following transactions, to the extent they occur during such Market Open Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Class A Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of Class A Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a “limit order continue election” (a “Limit Order Continue Election”), rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of Class A Common Stock on Nasdaq during such Market Open Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Market Open Purchase.

From and after the Commencement Date, in addition to Market Open Purchases described above, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to purchase, on any trading day that would qualify as a Purchase Date, whether or not a Market Open Purchase is effected on such Purchase Date, a specified number of shares of Class A Common Stock (each, an “Intraday Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday Purchase Maximum Amount”): (i) 1,000,000 shares of Class A Common Stock and (ii) up to a certain percentage (not to exceed 25.0%), which we will specify in the applicable Intraday Purchase Notice (as defined below) for such Intraday Purchase (such specified percentage, the “Intraday Purchase Percentage”), of the total aggregate volume of shares of our Class A Common Stock traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” (determined in a similar manner as the Market Open Purchase Valuation Periods for a Market Open Purchase) for such Intraday Purchase (such specified number of shares to be purchased by B. Riley Principal Capital II, adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount as set forth in the Purchase Agreement, the “Intraday Purchase Share Amount”), by the delivery to B. Riley Principal Capital II of an irrevocable written purchase notice for such Intraday Purchase, after 10:00 a.m., New York City time (and after the Market Open Purchase Valuation Period for any earlier Market Open Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date as such applicable Intraday Purchase, if applicable, have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date (each, an “Intraday Purchase Notice”), so long as (i) the closing sale price of the Class A Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Class A Common Stock subject to all prior Market Open Purchases, all prior Intraday Purchases and all prior Fixed Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by B. Riley Principal Capital II at such time and in the manner set forth in the Purchase Agreement.

The per share purchase price for the shares of Class A Common Stock that we elect to sell to B. Riley Principal Capital II in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same fixed 3.0% discount to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase, as described above), provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over different Intraday Purchase Valuation Periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.

Furthermore, after the Commencement, in lieu of a Market Open Purchase or Intraday Purchase described above, we will also have the right, but not the obligation (subject to the continued satisfaction of the purchase conditions contained in the Purchase Agreement), to direct B. Riley Principal Capital II to purchase, on any Purchase Date, a specified number of shares of Class A Common Stock (the “Fixed Purchase Amount”) equal to the quotient obtained by dividing (i) $50,000, by (ii) the closing sale price of the Class A Common Stock on the trading day immediately preceding the applicable Purchase Date (each, an “Fixed Purchase”), by timely delivering an irrevocable written notice of such Fixed Purchase to B. Riley Principal Capital II prior to the commencement of trading of the Class A Common Stock on such Purchase Date (the “Fixed Purchase Notice”), so long as (i) the closing sale price of the Class A Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Class A Common Stock subject to all prior Market Open Purchases, all prior Intraday Purchases, and all prior Fixed Purchases (as applicable) effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II at such time and in the manner set forth in the Purchase Agreement.

The purchase price of the shares of Class A Common Stock that we elect to sell to B. Riley Principal Capital II in a Fixed Purchase pursuant to the Purchase Agreement will be determined by reference to the VWAP, during the period (the “Fixed Purchase Valuation Period”) beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date and ending at such time of official close of the regular trading session, less a fixed 5.0% discount to the VWAP for such Fixed Purchase Valuation Period. The calculations of the VWAP and the volume of shares traded for purposes of determining whether such volume threshold is reached will exclude the opening and closing trades in the Class A Common Stock during regular trading hours on the applicable Purchase Date.

There is no upper limit on the price per share that B. Riley Principal Capital II could be obligated to pay for the Class A Common Stock we may elect to sell to it in any Market Open Purchase, any Intraday Purchase or any Fixed Purchase under the Purchase Agreement. In the case of Market Open Purchases, Intraday Purchases and Fixed Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Class A Common Stock to be purchased by B. Riley Principal Capital II in a Market Open Purchase, an Intraday Purchase or a Fixed Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Market Open Purchase, Intraday Purchase or Fixed Purchase (as applicable), in each case, will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

We will control the timing and amount of any sales of Class A Common Stock to B. Riley Principal Capital II that we may elect, in our sole discretion, to effect from time to time from and after the Commencement Date and during the term of the Purchase Agreement. Actual sales of shares of Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Class A Common Stock and determinations by us as to the appropriate sources of funding for our company’s business and operations.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley Principal Capital II under the Purchase Agreement more than 11,261,790 shares of Class A Common Stock, which number of shares is equal to 19.99% of the number of shares of Class A Common Stock issued and outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley Principal Capital II for all of the shares of Class A Common Stock that we direct B. Riley Principal Capital II to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $7.21 per share (representing the lower of (a) the official closing price of our Class A Common Stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Class A Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account our payment of the Cash Commitment Fee to B. Riley Principal Capital II), so that the Exchange Cap limitation will not apply to issuances and sales of Class A Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement which, when aggregated with all other shares of Class A Common Stock then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in B. Riley Principal Capital II beneficially owning more than 4.99% of the outstanding shares of Class A Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds to us from sales that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Class A Common Stock to B. Riley Principal Capital II. We expect that any proceeds received by us from such sales of Class A Common Stock to B. Riley Principal Capital II will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Class A Common Stock or any securities exercisable, exchangeable or convertible into Class A Common Stock at a future determined price.

B. Riley Principal Capital II has agreed that none of B. Riley Principal Capital II, any of its officers, or any entity managed or controlled by B. Riley Principal Capital II will engage in or effect, directly or indirectly, for its own principal account or for the principal account of any such entity managed or controlled by B. Riley Principal Capital II, any short sales of the Class A Common Stock or hedging transaction that establishes a net short position in the Class A Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which B. Riley Principal Capital II shall have purchased from us under the Purchase Agreement shares of Class A Common Stock for an aggregate gross purchase price of $30,000,000, (iii) the date on which the Class A Common Stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement for a period of one trading day, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such 30th trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to B. Riley Principal Capital II. We and B. Riley Principal Capital II may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Market Open Purchase, any Intraday Purchase or any Fixed Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor B. Riley Principal Capital II may assign or transfer any of our respective rights or obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital II.

As consideration for B. Riley Principal Capital II’s commitment to purchase shares of Class A Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agreed to pay B. Riley Principal Capital II a cash commitment fee in the amount of $450,000 (the “Cash Commitment Fee”), which represents 1.5% of B. Riley Principal Capital II’s $30,000,000 total aggregate purchase commitment under the Purchase Agreement. The Cash Commitment Fee will be paid by withholding cash amounts equal to 10% of the total aggregate purchase price payable by B. Riley Principal Capital II to us in connection with each Market Open Purchase, Intraday Purchase or Fixed Purchase effected under the Purchase Agreement, until such time as B. Riley Principal Capital II shall have received from such cash withholding(s) a total aggregate amount in cash equal to $450,000.

In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $7,500 per fiscal quarter.

Under the Purchase Agreement, if a “qualified independent underwriter” (“QIU”) is required to participate in the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement in order for such transactions to be in full compliance with the applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), including FINRA Rule 5121, the Company has agreed to reimburse B. Riley Principal Capital II $25,000 of the fees and expenses of such QIU upon the execution of the Purchase Agreement and the Registration Rights Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions, and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Because the per share purchase price that B. Riley Principal Capital II will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase or Fixed Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Market Open Purchase Valuation Period, Intraday Purchase Valuation Period or Fixed Purchase Valuation Period, respectively, on the applicable Purchase Date for such Market Open Purchase, Intraday Purchase or Fixed Purchase (as the case may be), as of the date of this prospectus, we cannot determine the actual purchase price per share that B. Riley Principal Capital II will be required to pay for any Purchase Shares that we may elect to sell to B. Riley Principal Capital II under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to B. Riley Principal Capital II under the Purchase Agreement from and after Commencement. As of April 25, 2025, there were 60,235,732 shares of our Class A Common Stock outstanding, of which 28,688,190 shares were held by non-affiliates of our company. If all of the 4,250,000 shares of Class A Common Stock offered for resale by B. Riley Principal Capital II under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 6.59% of the total number of outstanding shares of Class A Common Stock and approximately 12.90% of the total number of outstanding shares of Class A Common Stock held by non-affiliates of our company, in each case as of April 25, 2025.

Although the Purchase Agreement provides that we may sell up to $30,000,000 of our Class A Common Stock to B. Riley Principal Capital II, only 4,250,000 Purchase Shares are being registered under the Securities Act for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus. If we were to issue and sell all of such 4,250,000 Purchase Shares to B. Riley Principal Capital II at an assumed purchase price per share of $4.63, representing the closing sale price of our Class A Common Stock on Nasdaq on April 25, 2025, we would receive approximately $19,677,500 in aggregate gross proceeds from the sale of such Purchase Shares to B. Riley Principal Capital II under the Purchase Agreement. Depending on the market prices of our Class A Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to B. Riley Principal Capital II under the Purchase Agreement, we may in the future need to register under the Securities Act additional shares of our Class A Common Stock for resale by B. Riley Principal Capital II which, together with the 4,250,000 Purchase Shares included in this prospectus, will enable us to issue and sell to B. Riley Principal Capital II such aggregate number of shares of Class A Common Stock under the Purchase Agreement as will be necessary in order for us to receive aggregate proceeds equal to B. Riley Principal Capital II’s $30,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

If we elect to issue and sell to B. Riley Principal Capital II more than the 4,250,000 shares of Class A Common Stock being registered under the Securities Act for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for the offer and resale by B. Riley Principal Capital II of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Class A Common Stock in addition to the 4,250,000 shares of Class A Common Stock being registered for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of Class A Common Stock ultimately offered for resale by B. Riley Principal Capital II through this prospectus is dependent upon the number of shares of Class A Common Stock, if any, we elect to sell to B. Riley Principal Capital II under the Purchase Agreement from and after the Commencement Date. The issuance of our Class A Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Class A Common Stock that our existing stockholders own will not decrease, the shares of our Class A Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Class A Common Stock after any such issuance.

The April 2025 PIPE

On April 23, 2025, we entered into the April 2025 PIPE Subscription Agreement with the April 2025 PIPE Investors, pursuant to which, among other things, the April 2025 PIPE Investors agreed to subscribe for and purchase from AirJoule, and AirJoule agreed to issue and sell to the April 2025 PIPE Investors, an aggregate of 3,775,126 newly issued shares of Class A Common Stock at a purchase price of $3.98 per share on the terms and subject to the conditions set forth therein. The April 2025 PIPE Subscription Agreements entitled the April 2025 PIPE Investors to shelf registration rights with respect to the shares of Class A Common Stock they purchased.

True Up Shares

On March 8, 2024, we entered into the March 2024 PIPE Subscription Agreement with the March 2024 PIPE Investor pursuant to which, among other things, we agreed to issue to the March 2024 PIPE Investor up to a certain amount of “true up” shares of Class A Common Stock in addition to the shares initially purchased under the March 2024 PIPE Subscription Agreement based on the trading performance of the Class A Common Stock on or prior to March 14, 2025. In March 2025, we issued 275,880 shares of our Class A Common Stock to the March 2024 PIPE Investor in satisfaction of our obligations under the March 2024 PIPE Subscription Agreement. The March 2024 PIPE Subscription Agreement entitled the March 2024 PIPE Investor to shelf registration rights with respect to such “true up” shares of Class A Common Stock.

Summary of Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. In particular, you should consider the risk factors described in the section entitled “Risk Factors” beginning on page 10. Such risks include, but are not limited to, the following:

●	We are a pre-revenue and early-stage company that has a limited operating history, which could make it difficult to make any predictions about our future success or viability.

●	We may be unable to successfully develop and commercialize our AirJoule technology.

●	Demand for our products may not grow or may grow at a slower rate than we anticipate.

●	We are subject to risks associated with changing technology, product innovation, manufacturing techniques, operational flexibility and business continuity, which may put us at a competitive disadvantage.

●	We may face significant competition from established companies that have longer operating histories, customer incumbency advantages, access to and influence with governmental authorities and more capital resources than we do.

●	The estimates and assumptions we use to determine the size of the total addressable market are based on a number of internal and third-party estimates, which may be incorrect and such inaccuracy could materially and adversely affect our business.

●	We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs related to potential litigation or expensive licenses.

●	We may be subject to cyber-attacks or a failure in our information technology and data security infrastructure that could adversely affect our business and operations.

●	Increased scrutiny of environmental, social, and governance (“ESG”) matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.

●	Our business may be affected by force majeure events outside of our control, including labor unrest, civil disorder, war, subversive activities or sabotage, climate change, including the increased frequency or severity of natural and catastrophic events and changes in climate change policies and any future widespread public health crisis may negatively impact our business and operations.

●	Our business is subject to liabilities and operating restrictions arising from environmental, health and safety (“EHS”) laws, regulations and permits across multiple jurisdictions.

●	We may incur higher costs, including costs to comply with new or more EHS laws and regulations, which may decrease our profitability.

●	Our failure to protect our intellectual property rights may undermine our competitive position, and litigation associated with our intellectual property rights may be costly.

Corporate Information

Our Class A Common Stock is listed on Nasdaq under the symbol “AIRJ.” Our principal executive offices are located at 34361 Innovation Drive, Ronan, MT 59864, and our telephone number is (800) 942-3083. Our website address is www.airjouletech.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until December 31, 2026, which is the last day of our fiscal year following the fifth anniversary of the completion of the XPDB IPO. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt during the previous three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations. We will remain a smaller reporting company until the last day of the fiscal year in which either (a)(i) the market value of the shares of our Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or (b) the market value of the shares of our Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Issuer	AirJoule Technologies Corporation

Class A Common Stock offered by the Selling Stockholder	Up to 4,250,000 shares of Class A Common Stock that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital II, from time to time from and after the Commencement Date under the Purchase Agreement.

Class A Common Stock offered by the PIPE Investors	Up to 4,051,006 shares of Class A Common Stock to be offered by the PIPE Investors named herein.

Terms of the Offering	Each Selling Securityholder, as applicable, will determine when and how it will dispose of any shares of Class A Common Stock registered under this prospectus for resale.

Use of Proceeds	We will not receive any proceeds from any sale of Class A Common Stock by the Selling Stockholder. However, we may receive up to $30,000,000 in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our Class A Common Stock sold to the Selling Stockholder and the price at which the shares of Class A Common Stock are sold. We intend to use any proceeds from the committed equity facility (the “Facility”) for working capital and general corporate purposes. We will not receive any proceeds from the sale of any Class A Common Stock by the PIPE Investors. See “Use of Proceeds.”

Conflict of Interest

B. Riley Principal Capital II, LLC is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member. BRS will act as an executing broker that will effectuate resales of our Class A Common Stock that may be acquired by B. Riley Principal Capital II from us pursuant to the Purchase Agreement to the public in this offering.

Because B. Riley Principal Capital II will receive all the net proceeds from such resales of our Class A Common Stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Seaport Global Securities LLC, a registered broker-dealer and FINRA member (“Seaport”), to be the qualified independent underwriter in the offering of the Class A Common Stock offered by the Selling Stockholder pursuant to this prospectus and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto.

B. Riley Principal Capital II has agreed to pay Seaport a cash fee of $50,000 as consideration for its services and to reimburse Seaport up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. Seaport will receive no other compensation for acting as the qualified independent underwriter in this offering. While we are not obligated to pay any such fees or expense reimbursement directly to Seaport, we have agreed to pay or cause to be paid to B. Riley Principal Capital II $25,000 as reimbursement of a portion of the fees and expenses payable by B. Riley Principal Capital II to Seaport for acting as the qualified independent underwriter in connection with this offering upon the execution of the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our Class A Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the Selling Stockholder.”

Risk Factors	See “Risk Factors” beginning on page 10 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

Trading Symbol	Our Class A Common Stock is listed and traded on Nasdaq under the symbol “AIRJ.”

For additional information concerning the offering, see “Plan of Distribution (Conflict of Interest).”

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Class A Common Stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to the Committed Equity Financing

It is not possible to predict the actual number of shares of Class A Common Stock, if any, we will sell under the Purchase Agreement to B. Riley Principal Capital II, or the actual gross proceeds resulting from those sales.

On March 25, 2025, we entered into the Purchase Agreement with B. Riley Principal Capital II, pursuant to which B. Riley Principal Capital II has committed to purchase up to $30,000,000 of shares of our Class A Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Class A Common Stock that may be issued under the Purchase Agreement may be sold by us to B. Riley Principal Capital II at our discretion from time to time for a period of up to 36 months (unless the Purchase Agreement is earlier terminated) beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement. Sales of our Class A Common Stock, if any, to B. Riley Principal Capital II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital II all, some or none of the shares of our Class A Common Stock that may be available for us to sell to B. Riley Principal Capital II pursuant to the Purchase Agreement.

Because the per share purchase price that B. Riley Principal Capital II will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase or Fixed Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Market Open Purchase Valuation Period, Intraday Purchase Valuation Period or Fixed Purchase Valuation Period, respectively, on the applicable Purchase Date for such Market Open Purchase, Intraday Purchase or Fixed Purchase (as the case may be), as of the date of this prospectus, it is not possible for us to predict the number of shares of Class A Common Stock that we will sell to B. Riley Principal Capital II as Purchase Shares under the Purchase Agreement, the purchase price per share that B. Riley Principal Capital II will pay for Purchase Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by B. Riley Principal Capital II under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $30,000,000 of our Class A Common Stock to B. Riley Principal Capital II, only 4,250,000 shares of our Class A Common Stock are being registered under the Securities Act for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell to B. Riley Principal Capital II under the Purchase Agreement more than the 4,250,000 Purchase Shares being registered under the Securities Act for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to $30,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley Principal Capital II of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Class A Common Stock in addition to the 4,250,000 shares of Class A Common Stock being registered for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders. The number of shares of Class A Common Stock ultimately offered for resale by B. Riley Principal Capital II through this prospectus is dependent upon the number of shares of Class A Common Stock, if any, we elect to sell to B. Riley Principal Capital II under the Purchase Agreement from and after the Commencement Date.

The sale and issuance of our Class A Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Class A Common Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Class A Common Stock to fall.

The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of our Class A Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Class A Common Stock to fall.

The Selling Stockholder may resell all, some, or none of shares that we sell to the Selling Stockholder subsequent to the date of this prospectus at its discretion, subject to the terms of the Purchase Agreement. Therefore, sales to the Selling Stockholder by us will result in dilution to the interests of other holders of our Class A Common Stock. Additionally, the sale of a substantial number of shares of our Class A Common Stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Investors who buy shares of Class A Common Stock from the Selling Stockholder at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion to vary the timing, price and number of shares of Class A Common Stock sold to B. Riley Principal Capital II. If and when we elect to sell Class A Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement, after B. Riley Principal Capital II has acquired such Class A Common Stock, B. Riley Principal Capital II may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital II in this offering as a result of future sales made by us to B. Riley Principal Capital II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley Principal Capital II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may use proceeds from sales of shares of our Class A Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of shares of our Class A Common Stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Class A Common Stock.

Risks Related to Our Business, Our Technology and Our Industry

We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

We are an early-stage water harvesting technology company with a history of losses. We have incurred a net income (loss) of $215.7 million and $(11.4) million for the years ended December 31, 2024 and 2023, respectively. Although our predecessor entity was established in 2018, we did not develop our first prototype of the AirJoule unit until June 2021, and we have not yet begun commercializing our AirJoule units. We expect that we will continue to incur losses in future periods as we:

●	design, develop, market, commercialize and begin to sell AirJoule units;

●	continue to utilize and develop potential new relationships with third-party partners for supply and manufacturing;

●	build up inventories of parts and components for AirJoule units;

●	expand our design, development, installation and servicing capabilities;

●	further develop our proprietary technology;

●	develop our distribution network;

●	increase our general and administrative functions to support our growing operations; and

●	expand our production and testing facilities to enhance our efficiency and capabilities for assembly of AirJoule units.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods could be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in additional revenues, which could further increase our losses.

Our ability to become profitable in the future will require us to complete the design and development of our AirJoule units and to begin commercializing the product and related services to customers at prices needed to achieve positive gross margins. We may need to sell our products at a loss or discounted prices in the short term to win initial customer orders and gain the confidence of potential customers. If we are unable to efficiently design, produce, market, sell, distribute and service our products, our margins, profitability, and long-term prospects will be materially and adversely affected.

We have not yet commenced commercial activities and have a limited operating history, which may make it difficult to evaluate the prospects for our future viability. There is no assurance that we will successfully execute our proposed strategy.

We are a pre-revenue and early-stage company. Our operations to date have been limited to developing our technology and products. Our limited operating history may make it difficult to evaluate our current business and future prospects as we continue to grow our business. Our ability to forecast future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, and we will continue to encounter such risks and uncertainties as we grow our business. If our assumptions regarding these uncertainties are incorrect, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Consequently, any predictions we make about our future success and our viability may not be as accurate as they could be if we had an operating history.

Demand for our products may not grow or may grow at a slower rate than we anticipate.

To date, we have not had any sales of our products. Operating results are difficult to forecast as they generally depend on our assessment of the demand for our products. Our business may be affected by reductions in demand for our products and the price of competitors’ products as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our AirJoule units may not prove to be accurate. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in demand, which could ultimately cause our operating results to differ from expectations. If actual results differ from our estimates, analysts or investors may negatively react and our share price could be materially adversely affected.

We depend on revenue generated from a single product and in the foreseeable future will be significantly dependent on a limited number of products.

After we have successfully developed and commercialized our AirJoule technology, we will initially depend on revenue generated from our AirJoule units and revenue from ancillary services for the foreseeable future and will be significantly dependent on a single or limited number of products. Given that, for the foreseeable future, our business will depend on a single or limited number of products, to the extent that a particular product is not well-received by the market, our sales volume, prospects, business, results of operations and financial condition could be materially and adversely affected.

Our financial results depend on successful project execution and may be adversely affected by cost overruns, failure to meet customer schedules, failure of our suppliers or partners to fulfill their obligations to us or other execution issues.

Commercialization of our AirJoule units is subject to a number of significant risks, including project delays, cost overruns, changes in scope, unanticipated site conditions, design and engineering issues, incorrect cost assumptions, increases in the cost of materials and labor, health and safety hazards, third-party performance issues and changes in laws or permitting requirements. If a third party or other subcontractor that we have contracted fails to fulfill its contractual obligations to us, we could face significant delays, cost overruns and liabilities. Our continued growth will depend in part on executing a greater volume of large projects, which will require us to expand and retain our project management and execution personnel and resources. If we are unable to manage these risks, we may incur higher costs, liquidated damages and other liabilities, which may decrease our profitability and harm our reputation.

We may lack sufficient funds to achieve our planned business objectives. Our ability to continue as a going concern is dependent on (i) continued financial support from our shareholders and other related parties, (ii) raising capital via external financing and/or (iii) attaining profitable operations. We may seek to raise further funds through one or more financing transactions, and any inability to access the capital or financial markets may limit our ability to fund our ongoing operations and execute our business plan to pursue investments that we may rely on for future growth.

We have limited capital resources and operations. From time to time, we may seek additional financing to provide the capital required to expand production of our business operations, development initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements.

We may in the future require access to capital markets and debt financing as a source of liquidity for investments and expenditures. If we do not raise sufficient capital to fund our ongoing development activities, it is likely that we will be unable to carry out our business plans. We may not be able to obtain additional financing on terms acceptable, or at all. Even if we obtain financing for near term operations, we may require additional capital beyond the near term. If we are unable to raise capital when needed, or if our ability to access required capital were to become significantly constrained, we could incur material borrowing costs and our business, financial condition and results of operations would be materially adversely affected, and it could force us to reduce or discontinue our operations.

We face significant barriers in our attempts to deploy our technology and may not be able to successfully develop our technology. If we cannot successfully overcome those barriers, it could adversely impact our business and operations.

The technology behind our AirJoule unit is very complex. While we have successfully produced prototype units within our test facilities, we are still in the process of optimizing the technology to deliver water and dehumidified and cooled air at the energy efficiency that we are anticipating we can achieve. If we are unable to successfully develop our technology, our operating and financial results could materially differ from our expectations and our business could suffer.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, reputation and financial condition could be materially and adversely impacted.

We are subject to risks associated with changing technology, product innovation, manufacturing techniques, operational flexibility and business continuity, which could place us at a competitive disadvantage.

The industries in which we operate are subject to rapid technological change, evolving industry standards and practices and changing customer needs and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. We may introduce significant changes to our AirJoule units or develop and introduce new and unproven products, including using technologies with which we have little or no prior development or operating experience. If we are unable to develop and sell new technology, features and functionality for our AirJoule units that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently or more securely, it could adversely impact our ability to compete and place us at a competitive disadvantage.

We expect to incur research and development costs and devote resources to identifying and commercializing new products, which could reduce our profitability and may never result in revenue.

We will require significant capital to develop and grow our business and we expect to incur significant expenses, including those relating to developing and commercializing our AirJoule units, research and development, production, sales, maintenance and service and building the AirJoule brand. Our current estimates of the costs associated with development and commercialization could prove inaccurate, and that could impact the cost of our technology and of our business overall. If we are unable to efficiently design, develop, commercialize, license, market and deploy our technology in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and future development activities may not result in profitable operations.

The actual operating costs of manufacturing, commercializing and distributing AirJoule units on a commercial scale will depend upon a variety of factors, such as changes in the availability of and price of materials and changes in governmental regulation, including taxation, environmental, permitting and other regulations and other factors, many of which are beyond our control. Due to any of these or other factors, our capital and operating costs may be significantly higher than those initially estimated by management. As a result of higher capital and operating costs, our financing ability may be impacted, and this may be further affected by lower commodity prices in the international markets that could impact production or economic returns, which may differ significantly from management’s expectations and there can be no assurance that any of our development activities will result in profitable operations.

We may face significant competition from established companies with longer operating histories, customer incumbency advantages, access to and influence with governmental authorities and more capital resources than we do.

The markets for generation of potable water and energy-efficient air conditioning are evolving and highly competitive. We expect competition to increase in the future from established competitors and new market entrants. This could negatively impact our ability to compete in these markets. We will face competition from other water generation and comfort cooling companies that offer standalone water production and air conditioning solutions and services. In addition, we may face competition from niche companies and new market entrants that offer point products that attempt to address the specific problems that our AirJoule units attempt to solve.

Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios and substantially greater financial, technical and other resources.

Some of our larger competitors also have substantially broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. New start-up companies that innovate and/or large companies that are making significant investments in research and development may invent similar or superior products and technologies that compete with our AirJoule units. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories or other parties. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share or a smaller addressable share of the market, all of which could harm our ability to compete and may materially affect our results of operations and financial condition.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our success depends to a significant extent on our and our joint ventures’ ability to attract and retain talent, specifically in senior management and skilled technical, engineering, project management and other key roles. Macroeconomic conditions, specifically labor shortages, increased competition for employees and wage inflation could have a material impact on our ability to attract and retain talent, our turnover rate and the cost of operating our business. If we are unable to attract and retain sufficient talent, minimize employee turnover or manage wage inflation, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

Any failure by our management to properly manage our growth could have a material adverse effect on our business, operating results and financial condition.

We may experience rapid growth and organizational change, which may place significant demands on our management and our operational and financial resources. Our success will depend in part on our ability to manage this growth effectively. We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation and teamwork, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our culture, it could negatively affect our reputation and ability to retain and attract customers and employees. We also intend to expand our international operations in the future. Our expansion may place a significant strain on our managerial, administrative, financial and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.

Our estimates for our total addressable market are based on several internal and third-party estimates, including the number of potential customers who have expressed interest in licensing our technology, assumed prices and production costs for our products, our ability to leverage our current logistical and operational processes and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our products, as well as the expected growth rate for the total addressable market for our products, may prove to be incorrect, which could materially and adversely affect our business.

Damage to our reputation or brand image could adversely affect our business.

Our reputation is one of our key assets. Our ability to attract and retain customers will be highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these or other matters, including from actual or alleged conduct by us or our employees, could damage our reputation. Any resulting erosion of trust and confidence among customers, business partners, regulators and other parties important to the success of our business could make it difficult for us to attract customers and business partners, which could have a material adverse effect on our business, financial condition and results of operations.

The occurrence of significant events for which we may not be fully insured could have a material adverse effect on our business, financial condition and results of operations.

We may be subject, in the ordinary course of business, to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. We cannot be certain that any future insurance coverage we obtain will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our business, financial condition and results of operations.

Cyber-attacks or a failure in our information technology and data security infrastructure could adversely affect our business and operations.

We rely on information technology systems in connection with various aspects of the operation of our business. Our business depends on the integrity of such information technology systems, which are inherently susceptible to a number of threats, including, but not limited to, viruses, ransomware, malware, malicious codes, hacking, phishing, denial of service actions, human error, network failures, electronic loss of data and other electronic security breaches. A successful material cyber-attack may result in the loss or compromise of customer, financial or operational data, theft of intellectual property, disruption of billing, collections or normal field service activities, disruption of data analytics and electronic monitoring and control of operational systems, loss of revenue, ransomware payments, remediation costs related to lost, stolen or compromised data, repairs to infrastructure, physical systems or data processing systems, increased cybersecurity protection costs or violation of United States and international privacy laws, which may result in litigation. Any of these occurrences could harm our reputation or have a material adverse effect on our business, financial condition, results of operation and prospects. We have and intend to continue to adopt measures to mitigate potential risks associated with information technology disruptions and cybersecurity threats; however, there is no assurance that these measures will prevent cyber-attacks or security breaches. Although we intend to periodically assess these risks, implement controls and perform business continuity and disaster recovery planning, we cannot be sure that interruptions with material adverse effects will not occur.

Increased scrutiny of ESG matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.

We are increasingly facing more stringent ESG standards, policies and expectations, and expect to continue to do so as a listed company with growing operations. Companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies, related to their ESG and sustainability practices. We generally experience a strong ESG emphasis among our customers, partners and competitors. Some of these stakeholders maintain standards, policies and expectations regarding environmental matters (e.g., climate change and sustainability), social matters (e.g., diversity and human rights) and corporate governance matters (e.g., taking into account employee relations when making business and investment decisions, ethical matters and the composition of the board of directors and various committees). There is no guarantee that we will be able to comply with applicable ESG standards, policies and expectations, or that we will, from the perspective of other stakeholders and the public, appear to be complying with such ESG standards, policies and expectations. If we do not adapt to or comply with investor or other stakeholder standards, policies, or expectations on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected.

We also expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. We may be subject to ESG or sustainability-related regulation in multiple jurisdictions, including the U.S., and complying with these regulations in multiple jurisdictions may increase the complexity and cost of our compliance efforts. Moreover, increased regulation and increased stakeholder expectations will likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Risks Related to Our Joint Ventures, Our Suppliers and Our Customers

We conduct a substantial amount of our operations through joint ventures, which may lead to disagreements with joint venture partners and adversely affect our interest in the joint ventures.

We are currently conducting the majority of our development, operations and commercialization activities through our joint venture with GE Vernova, of which we and GE Vernova each own a 50% interest. This AirJoule JV was formed in March 2024 to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize our water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa and Australia. Additionally, we have entered into a joint venture agreement with CATL US Inc.

(“CATL US”) to manufacture and commercialize our AirJoule technology in Asia and Europe, but this joint venture has not yet been funded by either party and has not yet commenced any operation’s. Our heavy reliance on joint ventures could adversely affect our business and financial condition if any of our joint venture partners chooses to terminate their relationship with us or make material changes to their businesses, products or services in a manner that is adverse to us.

Under the A&R Joint Venture Agreement for the AirJoule JV, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV, and we are solely responsible for funding the AirJoule JV if and until GE Vernova elects to participate in funding the AirJoule JV with its pro-rata share. We can provide no assurance that GE Vernova will elect to participate in capital contributions to the AirJoule JV, and our ability to continue fully funding the joint venture will likely depend on our ability to raise additional capital via external financing.

We may incur impairment charges related to the carrying value of our equity method investment in the AirJoule JV, which could have a significant negative effect on our financial condition, results of operations and the price of our securities.

We regularly evaluate the carrying value of our equity method investment in the AirJoule JV, and we may incur an impairment charge if we determine that the carrying value of such investment exceeds the fair value. For example, if the AirJoule JV recognizes a goodwill impairment charge in its separate financial statements, we would be required to impair the value of our investment in the AirJoule JV.

The AirJoule JV tests its goodwill for impairment annually on October 1 and more frequently if events or changes in circumstances indicate that a potential goodwill impairment exists. Asset impairment evaluations with respect to goodwill are, by nature, highly subjective. The use of different estimates and assumptions could result in materially different carrying values of the AirJoule JV’s assets, which could impact the need to record an impairment charge and the amount of any charge taken. If AirJoule JV’s assumptions, including timing of revenue generation and forecasted EBITDA, are not achieved, then the AirJoule JV may be required to record goodwill impairment charges in future periods.

Though any impairment we may be required to incur in the future would be a non-cash charge and therefore not have an immediate impact on our liquidity, the fact that we report a charge of this nature could contribute to negative market perceptions about our business or our securities. In addition, charges of this nature may hinder our ability to obtain future financing on favorable terms or at all.

We may depend on sole-source and limited-source suppliers for key components and products. If we are unable to source these components and products on a timely basis or at acceptable prices, we will not be able to deliver our products to our customers and production time and production costs could increase, which may adversely affect our business.

Our manufacturing processes rely on many materials. We purchase, and will continue to purchase, a significant portion of our materials, components and finished goods used in our production facilities from a few suppliers, some of which are single-source suppliers. For example, our proprietary MTMOF1, which is highly engineered to adsorb water vapor molecules and is utilized in our AirJoule units, is currently being manufactured solely by BASF (an international chemical company). As certain materials are highly specialized, the lead time needed to identify and qualify a new supplier is typically lengthy and there is often no readily available alternative source. We do not generally have long-term contracts with our suppliers and substantially all of our purchases are on a purchase order basis. Suppliers may extend lead times, limit supplies, place products on allocation or increase prices due to commodity price increases, capacity constraints or other factors and could lead to interruption of supply or increased demand in the industry.

Additionally, the supply of these materials may be negatively impacted by increased trade tensions or additional or increased tariffs between the U.S. and its trading partners. In the event that we cannot obtain sufficient quantities of materials in a timely manner, at reasonable prices or of sufficient quality, or if we are not able to pass on higher materials costs to our customers, our business, financial condition and results of operations could be adversely impacted.

We may face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations.

Certain of our suppliers also supply systems and components to other businesses. As a relatively low-volume purchaser of certain of these parts and materials, we may be unable to procure a sufficient supply of the items we need in the event that our suppliers fail to produce sufficient quantities to satisfy the demands of all of their customers, which could materially adversely affect our business, financial condition and results of operations.

Manufacturing issues not identified prior to design finalization, long-lead procurement and/or fabrication could potentially be realized and may impact our deployment cost and schedule, which could adversely impact our business.

It is possible that in the future we may experience delays and other complications from our partners and third-party suppliers in the development and manufacturing of the components and other implementing technology required for deploying our AirJoule units. Any disruption or delay in the development or supply of such components and technology could result in the delay or other complication in the design, manufacture, production and delivery of our technology that could prevent us from commercializing our AirJoule units according to our planned timeline and scale. If delays like this recur or if we experience issues with planned manufacturing activities, supply of components from third parties or design and safety, we could experience issues or delays in commencing or sustaining our commercial operations.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, reputation and financial condition could be materially and adversely impacted.

The Binding Term Sheets we and CAMT have entered into with Carrier may not ultimately yield definitive agreements with Carrier consistent with the term sheets or at all.

On January 7, 2024, concurrently with the execution of the Common Unit Subscription Agreement, we and CAMT Climate Solutions Ltd., a limited liability company organized under the laws of Hong Kong (“CAMT”) entered into the Binding Term Sheets with Carrier, pursuant to which, among other things, the parties agreed to negotiate in good faith to finalize and enter into, as promptly as reasonably practicable, definitive agreements relating to the development of the Applicable Products (as defined herein) and the viability of the commercialization of the Applicable Products. Despite entry into the Binding Term Sheets, we and CAMT ultimately may not enter into definitive agreements with Carrier on terms consistent with the Binding Term Sheets or at all.

We expect to be dependent on a limited number of customers and end markets. A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on our financial condition and operating results.

We are in the process of developing our technology and do not yet have any customers. We expect to initially depend upon a small number of customers for a substantial portion of our future revenue. Accordingly, a decline in revenue from, or the loss of, any significant customer could have a material adverse effect on our financial condition and operating results. We cannot assure you that prospective customers will ultimately utilize our products and services or enter into contracts with us for such products and services on acceptable terms or at all.

There can also be no assurance that our efforts to secure new customers, including through acquisitions, will succeed in reducing our customer concentration. Acquisitions are also subject to integration risk, and revenues and margins could be lower than we anticipate. Failure to secure business from new customers in any of our end markets would adversely impact our operating results.

Our long-term success depends, in part, on our ability to negotiate and enter into sales agreements with, and deliver our products to, customers on commercially viable terms. There can be no assurance that we will be successful in securing such agreements.

Our success depends, in part, on our ability to acquire and retain new customers and to do so in a cost-effective manner. In order to obtain and expand our customer base, we must appeal to, acquire and enter into sales agreements with third-party customers on commercially viable terms, either directly or through third-party distributors. We expect to make significant investments related to customer acquisition in the future. If we fail to deliver and market a robust product that appeals to customers, or if customers do not perceive AirJoule units to be of high value and quality, we may be unable to acquire or retain customers. If we are unable to acquire or retain customers sufficient to grow our business, we may be unable to generate the scale necessary to achieve operational efficiency. Consequently, our prices may increase or may not decrease to levels sufficient to generate customer interest, and total revenue may decrease and margins and profitability may decline. As a result, our business, financial condition and results of operations may be materially and adversely affected.

Our sales and profitability may be impacted by, and we may incur liabilities as a result of, warranty claims, product defects, recalls, improper use of our products, or our failure to meet performance guarantees or customer safety standards.

We anticipate that our customers will require product warranties as to the proper operation and conformance to specifications of the products we manufacture or install. Failure of our products to operate properly or to meet specifications of our customers or our failure to meet our performance guarantees may increase costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer, or could otherwise result in liability to our customers. There are significant uncertainties and judgments involved in estimating warranty and performance guarantee obligations, including changing product designs, differences in customer installation processes and failure to identify or disclaim certain variables. To the extent that we incur substantial warranty or performance guarantee claims in any period, our reputation, earnings and ability to obtain future business could be materially adversely affected.

Risks Related to Legal, Compliance, Regulations and Geopolitical Issues

There are risks associated with operating in foreign countries, including those related to economic, social and/or political instability, and changes of law affecting foreign companies operating in that country. In particular, we may suffer reputational harm due to our business dealings in certain countries that have previously been associated, or perceived to have been associated, with human rights issues. Increased scrutiny and changing expectations from investors regarding ESG considerations may result in a decrease of the trading price of our securities.

We are currently party to a joint venture with an affiliate of CATL US, a Chinese battery manufacturer and technology company, and a development agreement with BASF, an international chemical producer headquartered in Germany. We may continue to pursue partnerships and operations outside of the United States, including with suppliers and partners that are located or operate in other countries. Accordingly, we are subject to risks associated with operating in foreign countries, including:

●	fluctuations in currency exchange rates;

●	limitations on the remittance of dividends and other payments by foreign subsidiaries and joint ventures;

●	additional costs of compliance with local regulations;

●	historically, in certain countries, higher rates of inflation than in the United States;

●	changes in the economic conditions or consumer preferences or demand for our products in these markets;

●	restrictive actions by multinational governing bodies, foreign governments or subdivisions thereof;

●	changes in U.S. and foreign laws regarding trade and investment, including with respect to taxation, import and export tariffs, energy use, land use rights, intellectual property, network security and other matters;

●	less robust protection of our intellectual property under foreign laws;

●	geopolitical events, including natural disasters, public health issues, acts of war, nationalism and terrorism, social unrest or human rights issues; and

●	difficulty in obtaining distribution and support for our products.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs associated with operating our continuing international business could adversely affect our results of operations, financial condition and cash flows in the future.

Our business may require numerous permits, licenses and other approvals from various governmental agencies, and the failure to obtain or maintain any of them, or delays in obtaining them, could materially adversely affect us.

Regulatory risks associated with our business include:

●	our ability to obtain and maintain applicable permits, approvals, licenses or certifications from regulatory agencies, if required;

●	regulatory delays, delays imposed as a result of regulatory inspections and changing regulatory requirements may cause a delay in our ability to fulfill our orders or may cause manufacturing plans to not be completed at all, many of which may be out of our control, including changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule production, any of which could have an adverse impact on our business and financial condition;

●	regulatory, availability and other challenges may delay our progress in establishing the number of AirJoule units we are able to produce, and such challenges could have an adverse effect on our ability to grow our business; and

●	challenges as a result of regulatory processes or in our ability to secure the necessary permissions to deliver our products could adversely affect our business.

Any of these risk factors could have a material adverse effect on our business.

Our business and current and future production facilities are subject to liabilities and operating restrictions arising from EHS laws, regulations, and permits. We are and will be subject to EHS laws and regulations in multiple jurisdictions, which impose substantial compliance requirements on our operations. Our operating costs could be significantly increased in order to comply with new or more stringent regulatory standards in the jurisdictions in which we operate.

Our business and our and our joint venture’s and partners’ current and future production facilities are and will be subject to various foreign, federal, state and local EHS laws, regulations, guidelines, policies, directives, permits and other requirements. Pursuant to these requirements, we may be required to obtain various permits from certain regulatory agencies for our operations. If our facilities and operations do not comply with such laws, regulations, requirements or permits, each of which may vary across the jurisdictions in which we operate, we may be required to pay significant administrative or civil penalties or fines, curtail or cease operation of the affected facilities, make costly modifications to such facilities, be subject to civil litigation or seek new or amended permits for our operations. Violations of environmental and other laws, regulations, and permit requirements, including certain violations of laws protecting wetlands, migratory birds, and threatened or endangered species, may also result in criminal sanctions or injunctions. The global EHS regulatory environment continues to change, and these laws and regulations, and the enforcement thereof, have tended to become more stringent over time. It is possible that new standards could be imposed, or interpretation or enforcement of existing laws and regulations could change, making the regulatory environment more stringent. Such changes could result in higher operating expenses, the obsolescence of our products or an interruption or suspension of our operations and have an adverse effect on our business, financial condition and results of operations. If it is not economical to make those expenditures, or if we violate any applicable EHS laws and regulation, it may be necessary to retire or suspend operations of our facilities or restrict or modify our operations to obtain or maintain compliance, either of which could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

Furthermore, foreign, federal, state, and local governments are increasingly regulating and restricting the use of certain chemicals, substances, and materials. Some of these policy initiatives could impact our business. For example, laws, regulations, or other policy initiatives might restrict substances found within component parts to our products, in which event we would be required to comply with such requirements, which could in turn require changes to our products and increase our production and operating costs.

Our business could be adversely affected by trade wars, trade tariffs or other trade barriers.

The U.S. government has recently imposed tariffs on certain foreign goods, including steel and aluminum and has indicated a willingness to impose tariffs on imports of other products. As an example, on February 1, 2025, the U.S. government announced a 25% tariff on product imports from certain countries, including Mexico and Canada, and 10% tariffs on product imports from certain countries, including China. Some foreign governments, including China, have instituted retaliatory tariffs on certain U.S. goods and have indicated a willingness to impose additional tariffs on U.S. products. Other countries have threatened retaliatory tariffs on certain U.S. products. Global trade disruption, significant introductions of trade barriers and bilateral trade frictions, together with any future downturns in the global economy resulting therefrom, may limit our ability to obtain key components for our AirJoule units or significantly increase freight charges, raw material costs and other expenses associated with our business, which could materially and adversely affect our business, financial condition, prospects and results of operations.

Exchange rate fluctuations may materially affect our results of operations and financial condition.

We anticipate that our partner and customer contracts will primarily be denominated in U.S. dollars, and therefore substantially all of our revenue will not be subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of AirJoule units to our customers outside of the United States, which could adversely affect our operating results. In addition, a portion of our operating expenses are expected to be incurred and a portion of our assets are expected to be held outside the United States. These operating expenses and assets would be denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering, antitrust, foreign investment and similar laws and regulations could negatively impact our reputation and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state -owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.

While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations and financial condition.

Our past and potential future transactions with foreign-based commercial partners and investors may be subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS actions, including potentially imposing restrictions or conditions on these transactions, or forcing us to terminate these transactions, could adversely impact our business and operations.

CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses for national security considerations. Among other things, CFIUS is authorized to require mandatory filings for certain foreign investments in the United States and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to such investments choose not to file voluntarily. With respect to transactions that CFIUS determines present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures or recommend that the president of the United States block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors: the nature and structure of the transaction; whether the target entity or assets constitute a U.S. business; the level of beneficial ownership and voting interests acquired by foreign persons; and the nature of any information, control, access or governance rights that the transaction affords foreign persons. For example, any transaction that could result in foreign “control” (as such term is defined in the CFIUS regulations) of a U.S. business is within CFIUS’s jurisdiction, including such a transaction carried out through a joint venture. In addition, CFIUS has jurisdiction over certain investments that do not result in control of a U.S. business by a foreign person but that afford a foreign person certain access, involvement or governance rights in a “TID U.S. business,” that is, a U.S. business that:

(1)	produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies;”

(2)	owns, operates, manufactures, supplies or services certain “covered investment critical infrastructure;” or

(3)	maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens.

We have in the past entered into, and may in the future enter into, commercial arrangements with foreign persons including, for example, our development agreement with BASF and our joint venture with an affiliate of CATL US. In addition, foreign investors have invested in us in the past and may invest in us in the future, and we may continue to pursue partnerships and operations outside of the United States.

CFIUS has broad discretion to interpret its regulations, and CFIUS policies and practices are evolving rapidly. As a result, we cannot predict whether CFIUS may seek to review our past or potential future transactions involving a foreign person, even if such transactions did not or will not require a mandatory CFIUS filing at the time of the transaction. Any review by CFIUS of one or more of our past or potential future transactions involving a foreign person may have outsized impacts on, among other things, the certainty, timing, feasibility and cost of the transaction in question, and there can be no assurance that we and the foreign person will be able to maintain (if the transaction has already been completed) or proceed with (if the transaction is pending) the transaction on acceptable terms or at all.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations.

All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing law and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income taxes, are unsettled and may be subject to significant change. While some of these changes could be beneficial, others could negatively affect our after- tax returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be modified by legislative, judicial or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that any tax authority or court will agree with any particular interpretation of the relevant laws.

State, local or other jurisdictions could impose, levy or otherwise enforce tax laws against us. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition and results of operations.

Our business may be adversely affected by force majeure events outside of our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, explosions or other catastrophes or epidemics.

The occurrence of one or more natural disasters, including and not limited to tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, pandemics and endemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business. The continuing armed conflicts in the Middle East and in Ukraine, or strategic competition and tensions between China, the United States, Taiwan or other countries have also contributed to uncertainty in the geopolitical and regulatory landscape. Such conflicts and tensions could adversely impact macroeconomic conditions, give rise to regional instability and result in heightened economic tariffs, sanctions and import-export restrictions from the United States and the international community in a manner that adversely affect us, including to the extent that any such actions cause material business interruptions or restrict our ability in these regions to conduct business with certain suppliers or vendors. Additionally, such conflict or sanctions may significantly devalue various global currencies and have a negative impact on economies in geographies in which we do business.

Similarly, other events such as labor force instability and strikes, terrorist attacks, pandemic, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. Any future disaster recovery and business continuity plans we may put in place may prove inadequate in the event of a serious disaster or similar event, and, more generally, any of these events could cause consumer member confidence and spending to decrease, which could adversely impact our operations.

Risks Related to Intellectual Property

Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The registration of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that our patent applications will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and is and will be developing our technology. Many of these existing patents and patent applications might have priority over our patent applications and could subject our patent applications to rejection. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Many patent applications in the United States are maintained in secrecy for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or that we will be the first to file patent applications on such inventions. Because some patent applications are maintained in secrecy for a period of time, there is also a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent once that patent is issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. In addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than what the United States provides. In addition, the claims under any patents that are issued to us may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar or limit us from licensing, exploiting or enforcing any patents issued to us. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, financial condition, prospects and results of operations.

Our failure or the inadequacy of our efforts to protect our intellectual property rights may undermine our competitive position, and litigation associated with our intellectual property rights may be costly.

We seek to protect proprietary technologies primarily through patents and trade secrets. Patent protection may not be available or appropriate for some of the products or technology we are developing. While we own several patents and pending patent applications in the United States and in foreign jurisdictions, these applications do not ensure the protection of our intellectual property for a number of reasons, including that there may be prior art of which we are not aware or there may be other patents existing in the patent landscape that affect our freedom to operate. Our business and financial prospects may be harmed to the extent we are required to spend significant resources prosecuting, protecting or enforcing our patents, designing around patents held by others or licensing patents or other proprietary rights from third parties. Additionally, pending applications may not be issued or may be issued with claims significantly narrower than we currently seek. Similarly, patents for which claims have been allowed may be successfully challenged and invalidated. Unless and until our pending applications issue, their protective scope is impossible to determine and, even after issuance, their protective scope may be limited. Also, litigation may be necessary to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may harm our business, prospects and reputation.

In addition, our success depends in large part on our proprietary information, including certain processes, formulations and other know-how developed over years of research and development. We rely heavily on trade secrets, especially in cases where we believe patents or other forms of registered intellectual property protection may not be appropriate or obtainable. However, trade secrets are difficult to protect. We employ various methods to protect such intellectual property, such as entering into confidentiality agreements with certain third parties and our employees, and controlling access to, and distribution of, our proprietary information. We cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. We cannot assure you that these agreements will provide effective or meaningful protection against the unauthorized use, misappropriation, or disclosure of our trade secrets, know-how, or other proprietary information. Enforcing a claim that a party disclosed proprietary information in an unauthorized manner or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. Furthermore, competitors may independently develop products or technologies that are substantially equivalent or superior to our own, regardless of our efforts to maintain the confidentiality of our trade secrets and other proprietary information.

If we are unable to effectively protect our technologies, intellectual property, trade secrets and other proprietary information, our competitive position, business, financial condition, and results of operations could be harmed.

A number of foreign countries do not protect intellectual property rights to the same extent as the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States. Furthermore, legal standards relating to the intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights.

Patent, trademark, trade secret and other intellectual property laws are geographical in scope and vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. Further, even if we engaged local counsel in key foreign jurisdictions, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights.

We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs. Third-party claims that we are infringing on intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.

Companies, organizations, or individuals, including our competitors, and suppliers may hold or obtain patents, trademarks or other proprietary rights that they may in the future believe are infringed by our products or services. Although we are not currently subject to any claims related to intellectual property, these companies holding patents, trademarks or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation or other violations of such rights, or otherwise asserting their rights and seeking licenses or injunctions. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling or using our products that incorporate the challenged intellectual property;

●	pay substantial royalty or license fees or other damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);

●	obtain a license from the holder of the intellectual property right, which license may not be available on reasonable terms, or at all;

●	redesign or reengineer our technology, products or services, which may be costly, time-consuming or impossible; or

●	establish and maintain alternative branding for our technology, products or services.

Any of the foregoing could adversely affect our business, prospects, operating results and financial condition. In addition, any litigation or claims, whether or not valid, could harm our reputation, result in substantial costs and divert resources and management attention.

We rely on licenses to use the intellectual property rights of third parties, which are incorporated into our products, services and offerings.

We and our joint ventures rely, and expect to continue to rely on, certain services and intellectual property that we license from third parties for use in our operations. We cannot be certain that our licensors are not infringing upon the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the third-party technology used in our business in all jurisdictions in which we may operate. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the operations, products, or offerings that include or incorporate the licensed intellectual property. Any such discontinuation or limitation could have a material and adverse impact on our business, financial condition and results of operation.

Risks Related to our Common Stock and Capital Structure

Concentration of ownership among our existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

As of April 8, 2024, our executive officers, directors and their respective affiliates, together, beneficially owned approximately 58.0% of our outstanding common stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Charter and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of us or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders. Moreover, this concentration of stock ownership by our significant stockholders may also adversely affect the trading price of our common stock to the extent investors perceive a disadvantage in owning stock of a company with stockholders who own such a significant percentage of our voting securities. Furthermore, any sales of common stock by these significant stockholders in the public market, or the perception that these sales could occur, could depress the market price of our common stock.

There may be future sales of our common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent a right to receive, common stock. Any issuance of additional shares of our common stock or convertible securities, including the shares issued pursuant to the Purchase Agreement, the April 2025 PIPE Subscription Agreements and the March 2024 PIPE Subscription Agreement, will dilute the ownership interest of our existing shareholders. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or the perception that these sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.

Material weaknesses in our internal control over financial reporting could have a significant adverse effect on our business and the price of our common stock.

As a public company, we are required to comply with the rules of the SEC implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. When evaluating our internal control over financial reporting as of March 31, 2024, our management concluded that our disclosure controls and procedures were not effective, due solely to the material weakness in our internal control over financial reporting, which pertains to internal controls over complex accounting issues, including the application of the reverse recapitalization accounting for the Business Combination and the VIE accounting for the AirJoule JV. Although the material weakness has been remediated as of December 31, 2024, there can be no assurance that we will not identify additional material weaknesses in the future. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be materially adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Our Charter and Bylaws contain provisions that could have the effect of making it more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Thes provisions include:

●	a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

●	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

●	a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

●	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

●	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

●	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware (“DGCL”), which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of our Charter, our Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our Charter provides that the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is, to the fullest extent permitted by applicable law, the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, our Charter or our Bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our Charter and our Bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We are an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include:

1)	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley,

2)	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements,

3)	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements, and proxy statements, and

4)	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies.

Additionally, management has elected to present two years of audited financial statements and selected financial data.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock. The market price of our common stock may be more volatile.

We will remain an emerging growth company until the earliest of: (1) December 31, 2026, (2) the first fiscal year after our annual gross revenue exceed $1.235 billion, (3) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, and (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year.

THE COMMITTED EQUITY FINANCING

On March 25, 2025, we entered into the Purchase Agreement and the Registration Rights Agreement with B. Riley Principal Capital II. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sold discretion, to sell to B. Riley Principal Capital II up to $30,000,000 of shares of our Class A Common Stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Class A Common Stock by us to B. Riley Principal Capital II under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by B. Riley Principal Capital II of up to 4,250,000 Purchase Shares that we may, in our sole discretion, elect to sell to B. Riley Principal Capital II, from time to time from and after the Commencement Date pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

We do not have the right to commence any sales of our Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to B. Riley Principal Capital II’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, none of which are in B. Riley Principal Capital II’s control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC. From and after the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, to direct B. Riley Principal Capital II to purchase up to a specified maximum amount of shares of Class A Common Stock in one or more Market Open Purchases, Intraday Purchases and Fixed Purchases as set forth in the Purchase Agreement, by timely delivering a written Market Open Purchase Notice for each Market Open Purchase, timely delivering a written Intraday Purchase Notice for each Intraday Purchase, and timely delivering a written Fixed Purchase Notice for each Fixed Purchase, if any, to B. Riley Principal Capital II in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Common Stock subject to all prior Market Open Purchases, all prior Intraday Purchases and all prior Fixed Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date, have been received by B. Riley Principal Capital II at such time and in the manner set forth in the Purchase Agreement.

From and after Commencement, the Company will control the timing and amount of any sales of Class A Common Stock to B. Riley Principal Capital II. Actual sales of shares of our Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Class A Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley Principal Capital II under the Purchase Agreement shares of Class A Common Stock in excess of the 19.99% Exchange Cap, unless (i) we obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley Principal Capital II for all of the shares of Class A Common Stock that we direct B. Riley Principal Capital II to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $7.21 per share (representing the lower of (a) the official closing price of our Class A Common Stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Class A Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account our payment of the Cash Commitment Fee to B. Riley Principal Capital II), so that the Exchange Cap limitation will not apply to issuances and sales of Class A Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement which, when aggregated with all other shares of Class A Common Stock then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in B. Riley Principal Capital II beneficially owning shares of Class A Common Stock in excess of the 4.99% Beneficial Ownership Limitation.

The net proceeds to us from sales that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Class A Common Stock to B. Riley Principal Capital II. We expect that any proceeds received by us from such sales to B. Riley Principal Capital II will be used for working capital and general corporate purposes.

Neither we nor B. Riley Principal Capital II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital II.

As consideration for B. Riley Principal Capital II’s commitment to purchase shares of Class A Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agreed to pay B. Riley Principal Capital II a cash commitment fee in the amount of $450,000 (the “Cash Commitment Fee”), which represents 1.5% of B. Riley Principal Capital II’s $30,000,000 total aggregate purchase commitment under the Purchase Agreement. The Cash Commitment Fee will be paid by withholding cash amounts equal to 10% of the total aggregate purchase price payable by B. Riley Principal Capital II to us in connection with each Market Open Purchase, Intraday Purchase or Fixed Purchase effected under the Purchase Agreement, until such time as B. Riley Principal Capital II shall have received from such cash withholding(s) a total aggregate amount in cash equal to $450,000.

In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $7,500 per fiscal quarter.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Class A Common Stock Under the Purchase Agreement

Market Open Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, beginning on the Commencement Date, to direct B. Riley Principal Capital II to purchase a specified number of shares of Class A Common Stock, not to exceed the applicable Market Open Purchase Maximum Amount, in a Market Open Purchase under the Purchase Agreement, by timely delivering a written Market Open Purchase Notice to B. Riley Principal Capital II, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Market Open Purchase, so long as:

●	the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

●	all shares of Class A Common Stock subject to all prior Market Open Purchases, all prior Intraday Purchases and all prior Fixed Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Market Open Purchase Notice to B. Riley Principal Capital II.

The Purchase Maximum Amount applicable to such Market Open Purchase will be equal to the lesser of:

●	1,000,000 shares of Class A Common Stock; and

●	the Market Open Purchase Percentage (as specified in the applicable Market Open Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Market Open Purchase Valuation Period for such Market Open Purchase.

The actual number of shares of Class A Common Stock that B. Riley Principal Capital II will be required to purchase in a Market Open Purchase, which we refer to as the Market Open Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Market Open Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Market Open Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that B. Riley Principal Capital II will be required to pay for the Market Open Purchase Share Amount in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Class A Common Stock for the applicable Market Open Purchase Valuation Period on the Purchase Date for such Market Open Purchase, less a fixed 3.0% discount to the VWAP for such Market Open Purchase Valuation Period. The Market Open Purchase Valuation Period for a Market Open Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and ending at the earliest to occur of:

●	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

●	such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Market Open Purchase Valuation Period reaches the applicable Market Open Purchase Share Volume Maximum for such Market Open Purchase, which will be determined by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase); and

●	if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Discontinue Election shall apply to such Market Open Purchase, such time that the trading price of our Class A Common Stock on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

Under the Purchase Agreement, for purposes of calculating the volume of shares of Class A Common Stock traded during a Market Open Purchase Valuation Period, including for purposes of determining whether the applicable Market Open Purchase Share Volume Maximum for a Market Open Purchase has been reached, for purposes of calculating the VWAP of our Class A Common Stock for the applicable Market Open Purchase Valuation Period, and to the extent that we specify in the applicable Market Open Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Market Open Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Class A Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of Class A Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of Class A Common Stock on Nasdaq during such Market Open Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Market Open Purchase.

Intraday Purchases

In addition to the Market Open Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to make Intraday Purchases (whether or not a Market Open Purchase is effected on such Purchase Date), not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday Purchase Notice to B. Riley Principal Capital II, after 10:00 a.m., New York City time (and after the Market Open Purchase Valuation Period for any earlier Market Open Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date if applicable, have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:

●	the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

●	all shares of Class A Common Stock subject to all prior Market Open Purchases, all prior Intraday Purchases and all prior Fixed Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by B. Riley Principal Capital II in the manner set forth in the Purchase Agreement, prior to the time we deliver the Intraday Purchase Notice for such applicable Intraday Purchase to B. Riley Principal Capital II.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

●	1,000,000 shares of Class A Common Stock; and

●	the Intraday Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of shares of Class A Common Stock that B. Riley Principal Capital II will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that B. Riley Principal Capital II will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same fixed percentage discounts to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

●	such time of confirmation of B. Riley Principal Capital II’s receipt of the applicable Intraday Purchase Notice;

●	such time that the Market Open Purchase Valuation Period for any prior Market Open Purchase effected on the same Purchase Date (if any) has ended; and

●	such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

●	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

●	such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase; and

●	if we further specify Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our Class A Common Stock on Nasdaq during such Intraday Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

As with Market Open Purchases, for purposes of calculating the volume of shares of Class A Common Stock traded during an Intraday Purchase Valuation Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, for purposes of calculating the VWAP of our Class A Common Stock for the applicable Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of Class A Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of Class A Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Intraday Purchase, all purchases and sales of Class A Common Stock on Nasdaq during such Intraday Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to B. Riley Principal Capital II prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Market Open Purchase Valuation Period for any earlier Market Open Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and so long as all shares of Class A Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by B. Riley Principal Capital II prior to the time we deliver to B. Riley Principal Capital II a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier Market Open Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier Market Open Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the shares of Class A Common Stock that we elect to sell to B. Riley Principal Capital II in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier Market Open Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier Market Open Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

Fixed Purchases

In lieu of the Market Open Purchases and Intraday Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to make Fixed Purchases, not to exceed the applicable Fixed Purchase Amount, in a Fixed Purchase under the Purchase Agreement, by timely delivering a written Fixed Purchase Notice to B. Riley Principal Capital II, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Fixed Purchase, so long as:

●	the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

●	all shares of Class A Common Stock subject to all prior Market Open Purchases and all prior Fixed Purchases (as applicable) effected by us under the Purchase Agreement prior to the time we deliver the Fixed Purchase Notice for such applicable Fixed Purchase to B. Riley Principal Capital II.

The Fixed Purchase Amount applicable to such Fixed Purchase will be equal to the quotient obtained by dividing:

●	$50,000; by

●	the closing sale price of the Class A Common Stock on the trading day immediately preceding the applicable Purchase Date.

On any trading day we select as the Purchase Date for a Fixed Purchase, we may only deliver one Fixed Purchase Notice to B. Riley Principal Capital II for such Purchase Date. In any one-year period beginning on the Commencement Date and on each anniversary of the Commencement Date until the termination of the Purchase Agreement, we may not deliver to B. Riley Principal Capital II more than two-hundred (200) Fixed Purchase Notices for a Fixed Purchase of an aggregate of $10,000,000 worth of Purchase Shares.

The number of shares of Class A Common Stock that B. Riley Principal Capital II will be required to purchase in a Fixed Purchase is subject to adjustment to the extent necessary to give effect to applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that B. Riley Principal Capital II will be required to pay for the Fixed Purchase Share Amount in a Fixed Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by the reference to the VWAP calculated during the Fixed Purchase Valuation Period less a fixed 5.0% discount to such VWAP. The Fixed Purchase Valuation Period for a Fixed Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and ending at 3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date.

For purposes of calculating the volume of shares of Class A Common Stock traded during a Fixed Purchase Valuation Period, the following transactions are excluded: (x) the opening or first purchase of Class A Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Fixed Purchase and (y) the last or closing sale of Class A Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Fixed Purchase.

In the case of Market Open Purchases, Intraday Purchases and Fixed Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Class A Common Stock to be purchased by B. Riley Principal Capital II in a Market Open Purchase, an Intraday Purchase or a Fixed Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or minimum price threshold in connection with any such Market Open Purchase, Intraday Purchase or Fixed Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Market Open Purchase, Intraday Purchase and/or Fixed Purchase, B. Riley Principal Capital II will provide us with a written confirmation for such Market Open Purchase, Intraday Purchase and/or Fixed Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by B. Riley Principal Capital II for the shares of Class A Common Stock purchased by B. Riley Principal Capital II in such Market Open Purchase, Intraday Purchase and/or Fixed Purchase, as applicable.

The payment for, against delivery of, shares of Class A Common Stock purchased by B. Riley Principal Capital II in any Market Open Purchase, any Intraday Purchase or any Fixed Purchase under the Purchase Agreement will be fully settled on the trading day immediately following the applicable Purchase Date for such Market Open Purchase, such Intraday Purchase or such Fixed Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

B. Riley Principal Capital II’s obligation to accept Market Open Purchase Notices, Intraday Purchase Notices and Fixed Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Class A Common Stock in Market Open Purchases, Intraday Purchases and Fixed Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Condition Satisfaction Time” (as such term is defined in the Purchase Agreement) on the applicable Purchase Date for each Market Open Purchase, Intraday Purchase and Fixed Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of B. Riley Principal Capital II’s control, which conditions including the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and B. Riley Principal Capital II being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Class A Common Stock included in this prospectus (and included in any such additional prospectuses);

●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Class A Common Stock for offering or sale in any jurisdiction;

●	FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;

●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

●	trading in the Class A Common Stock shall not have been suspended by the SEC or Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Class A Common Stock on Nasdaq, shall be terminated on a date certain (unless, prior to such date, the Class A Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Class A Common Stock, electronic trading or book-entry services by The Depository Trust Company with respect to the Class A Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

●	all of the shares of Class A Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the Class A Common Stock is not then listed on Nasdaq, then on any Eligible Market), subject only to notice of issuance;

●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

●	the receipt by B. Riley Principal Capital II of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters, in each case as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 36-month anniversary of the Commencement Date;

●	the date on which B. Riley Principal Capital II shall have purchased shares of Class A Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $30,000,000;

●	the date on which the Class A Common Stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market for a period of one trading day;

●	the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such 30th trading day; and

●	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to B. Riley Principal Capital II. We and B. Riley Principal Capital II may also terminate the Purchase Agreement at any time by mutual written consent.

B. Riley Principal Capital II also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

●	if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 trading days after notice of such failure, breach or default is delivered to us;

●	if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;

●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to B. Riley Principal Capital II for the resale of all of the shares of Class A Common Stock included therein, and such lapse or unavailability continues for a period of 30 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, other than due to acts of B. Riley Principal Capital II; or

●	trading in the Class A Common Stock on Nasdaq (or if the Class A Common Stock is then listed on an Eligible Market, trading in the Class A Common Stock on such Eligible Market) has been suspended for a period of five consecutive trading days.

No termination of the Purchase Agreement by us or by B. Riley Principal Capital II will become effective prior to the fifth trading day immediately following the date on which any pending Market Open Purchase, any pending Intraday Purchase and any pending Fixed Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Market Open Purchase, any pending Intraday Purchase, any pending Fixed Purchase, and any fees and disbursements of B. Riley Principal Capital II’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. Both we and B. Riley Principal Capital II have agreed to complete our respective obligations with respect to any such pending Market Open Purchase, any pending Intraday Purchase and any pending Fixed Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by B. Riley Principal Capital II

B. Riley Principal Capital II has agreed that none of B. Riley Principal Capital II, any of its officers, or any entity managed or controlled by B. Riley Principal Capital II will engage in or effect, directly or indirectly, for its own principal account or for the principal account of any such entity managed or controlled by B. Riley Principal Capital II, any short sales of the Class A Common Stock or hedging transaction that establishes a net short position in the Class A Common Stock during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Class A Common Stock or any securities exercisable, exchangeable or convertible into Class A Common Stock at a future determined price.

Effect of Sales of our Class A Common Stock under the Purchase Agreement on our Stockholders

The Purchase Shares to be issued or sold by us to B. Riley Principal Capital II under the Purchase Agreement that are being registered under the Securities Act for resale by B. Riley Principal Capital II in this offering are expected to be freely tradable. The 4,250,000 Purchase Shares being registered for resale in this offering may be issued and sold by us to B. Riley Principal Capital II from time to time at our discretion over a period of up to 36 months (unless the Purchase Agreement is earlier terminated), beginning on the Commencement Date. The resale by B. Riley Principal Capital II of a significant amount of shares of Class A Common Stock registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline and to be highly volatile. Sales of our Class A Common Stock, if any, to B. Riley Principal Capital II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital II all, some or none of the shares of our Class A Common Stock that may be available for us to sell to B. Riley Principal Capital II pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Class A Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement, after B. Riley Principal Capital II has acquired such shares, B. Riley Principal Capital II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital II in this offering as a result of future sales made by us to B. Riley Principal Capital II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of our Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the per share purchase price that B. Riley Principal Capital II will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase or Fixed Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Market Open Purchase Valuation Period, Intraday Purchase Valuation Period or Fixed Purchase Valuation Period, respectively, on the applicable Purchase Date for such Market Open Purchase, Intraday Purchase or Fixed Purchase (as the case may be), as of the date of this prospectus, we cannot determine the actual purchase price per share that B. Riley Principal Capital II will be required to pay for any Purchase Shares that we may elect to sell to B. Riley Principal Capital II under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to B. Riley Principal Capital II under the Purchase Agreement from and after Commencement. As of April 25, 2025, there were 60,235,732 shares of our Class A Common Stock outstanding, of which 28,688,190 shares were held by non-affiliates of our company. If all of the 4,250,000 shares of Class A Common Stock offered for resale by B. Riley Principal Capital II under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 6.59% of the total number of outstanding shares of Class A Common Stock and approximately 12.90% of the total number of outstanding shares of Class A Common Stock held by non-affiliates of our company, in each case as of April 25, 2025.

Although the Purchase Agreement provides that we may sell up to $30,000,000 of our Class A Common Stock to B. Riley Principal Capital II, only 4,250,000 Purchase Shares are being registered under the Securities Act for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus. If we were to issue and sell all of such 4,250,000 Purchase Shares to B. Riley Principal Capital II at an assumed purchase price per share of $4.63, representing the closing sale price of our Class A Common Stock on Nasdaq on April 25, 2025, we would receive approximately $19,677,500 in aggregate gross proceeds from the sale of such Purchase Shares to B. Riley Principal Capital II under the Purchase Agreement. Depending on the market prices of our Class A Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to B. Riley Principal Capital II under the Purchase Agreement, we may in the future need to register under the Securities Act additional shares of our Class A Common Stock for resale by B. Riley Principal Capital II which, together with the 4,250,000 Purchase Shares included in this prospectus, will enable us to issue and sell to B. Riley Principal Capital II such aggregate number of shares of Class A Common Stock under the Purchase Agreement as will be necessary in order for us to receive aggregate proceeds equal to B. Riley Principal Capital II’s $30,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

If we elect to issue and sell to B. Riley Principal Capital II more than the 4,250,000 shares of Class A Common Stock being registered under the Securities Act for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for the offer and resale by B. Riley Principal Capital II of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to B. Riley Principal Capital II under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Class A Common Stock in addition to the 4,250,000 shares of Class A Common Stock being registered for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of Class A Common Stock ultimately offered for resale by B. Riley Principal Capital II through this prospectus is dependent upon the number of shares of Class A Common Stock, if any, we elect to sell to B. Riley Principal Capital II under the Purchase Agreement from and after the Commencement Date. The issuance of our Class A Common Stock to B. Riley Principal Capital II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Class A Common Stock that our existing stockholders own will not decrease, the shares of our Class A Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Class A Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from B. Riley Principal Capital II from our sale of shares of Class A Common Stock (which are being registered for resale by B. Riley Principal Capital II under the registration statement that includes this prospectus) to B. Riley Principal Capital II as Purchase Shares under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Purchase Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to B. Riley Principal Capital II(2)	Gross Proceeds from the Sale of Purchase Shares to B. Riley Principal Capital II Under the Purchase Agreement
$3.00	4,250,000	6.59%	$12,750,000
$4.00	4,250,000	6.59%	$17,000,000
$4.63(3)	4,250,000	6.59%	$19,677,500
$5.00	4,250,000	6.59%	$21,250,000
$6.00	4,250,000	6.59%	$25,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $30,000,000 of our Class A Common Stock to B. Riley Principal Capital II, we are only registering 4,250,000 Purchase Shares under the registration statement that includes this prospectus, which may or may not cover all of the shares of Class A Common Stock we ultimately sell to B. Riley Principal Capital II under the Purchase Agreement. We will not issue more than an aggregate of 11,261,790 shares of our Class A Common Stock (i.e., the Exchange Cap), unless (i) we obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley Principal Capital II for all of the shares of Class A Common Stock that we direct B. Riley Principal Capital II to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $7.21 per share (in which case the Exchange Cap limitation will not apply to issuances and sales of Class A Common Stock pursuant to the Purchase Agreement). The number of shares to be issued as set forth in this column is without regard for the Beneficial Ownership Limitation.
(2)	The denominator is based on 60,235,732 shares of Class A Common Stock outstanding as of April 25, 2025, adjusted to include the issuance of the number of Purchase Shares set forth in the adjacent column that we would have sold to B. Riley Principal Capital II, assuming the average purchase price in the first column. The numerator is based on the number of Purchase Shares issuable under the Purchase Agreement (which are included in this prospectus) at the corresponding assumed average purchase price set forth in the first column.
(3)	The closing sale price of our Class A Common Stock on Nasdaq on April 25, 2025.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Stockholder pursuant to this prospectus will be resold by the Selling Stockholder for its accounts. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholder.

We may receive up to $30,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to B. Riley Principal Capital II pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Class A Common Stock to B. Riley Principal Capital II after the date of this prospectus. See the section titled “The Committed Equity Financing” in this prospectus for more information.

All of the Class A Common Stock offered by the PIPE Investors pursuant to this prospectus will be sold by the PIPE Investors for their respective accounts. We will not receive any proceeds from the sale of shares of Class A Common Stock by the PIPE Investors.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

We will bear all costs, expenses and fees in connection with the registration of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

We have engaged Seaport, a registered broker-dealer and FINRA member, to act as a qualified independent underwriter in the offering of the Class A Common Stock offered by the Selling Stockholder pursuant to this prospectus and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. B. Riley Principal Capital II has agreed to pay Seaport a cash fee of $50,000 as consideration for its services and to reimburse Seaport up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. While we are not obligated to pay any such fees or expense reimbursement directly to Seaport, we have agreed to pay or cause to be paid to B. Riley Principal Capital II $25,000 as reimbursement of a portion of the fees and expenses payable by B. Riley Principal Capital II to Seaport for acting as the qualified independent underwriter in connection with this offering upon the execution of the Purchase Agreement and the Registration Rights Agreement. See the section titled “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the Selling Stockholder” in this prospectus for more information.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Price of AirJoule’s Class A Common Stock

Our Class A Common Stock currently trades on Nasdaq under the ticker symbol “AIRJ.” On May 2, 2025, the closing sale price of our Class A Common Stock was $5.20 per share.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant. Any financing arrangements that we or our subsidiaries enter into may include restrictive covenants that limit our ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of the Company should be read together with our audited financial statements and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our financial statements and related notes and other information included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and the “Company” are intended to refer to (i) following the Business Combination (as defined below), the business and operations of AirJoule Technologies Corporation, formerly known as Montana Technologies Corporation and its consolidated subsidiaries, and (ii) prior to the Business Combination, AirJoule Technologies LLC, formerly known as Montana Technologies LLC, or Predecessor, (the predecessor entity in existence prior to the consummation of the Business Combination) and its consolidated subsidiaries.

Company Overview

AirJoule is a water harvesting technology company that aims to provide energy and cost-efficient water harvested from air. Our product, AirJoule, is a climate solution technology that harvests the water vapor in the atmosphere and produces pure distilled water to improve water security and sustainability for businesses and consumers around the world. AirJoule is especially valuable for industrial users, which generate significant amounts of waste heat that can be utilized to produce pure distilled water and dehumidified air — two key inputs for variety of industrial activities, including data centers and advanced manufacturing. In HVAC applications, our AirJoule technology is designed to reduce energy consumption, minimize or even eliminate the use of environmentally-harmful refrigerants, and generate material cost efficiencies for air conditioning systems. We are focused on commercialization and scaling manufacturing of our AirJoule systems through our global partnerships with GE Vernova and Carrier, and we believe that deploying AirJoule units worldwide can help to improve water security and reduce global emissions. We plan to manufacture AirJoule units capable of producing 1,000 liters per day in 2025, which we intend to use for customer demonstrations, and we expect to scale capacities for commercial sales in 2026.

Growth Strategy and Outlook

We anticipate significant growth opportunities by offering AirJoule in global markets where demand for water, dehumidified air and cooling are highest. With our proprietary technology, we believe that we are uniquely positioned to provide curated solutions that satisfy our customers’ needs and expectations in fast-growing and water and energy-intensive industries, such as data centers and advanced manufacturing, along with military and HVAC applications. We estimate the combined total addressable market to be approximately $450 billion.

In the data center arena, we aim to address escalating energy and water efficiency challenges associated with increased computing density by using low-grade waste heat to produce pure distilled water and enabling data center operators to reduce their cooling costs and improve water sustainability. Similarly, in advanced manufacturing environments, where product quality and process precision hinge on consistent humidity and ultra-pure water, AirJoule can help customers with cost-effective dehumidification. The military sector presents a distinct opportunity, as AirJoule is able to operate in a variety of climate conditions to support troops in remote and water-scarce environments, ensuring mission readiness and resilience. In the HVAC space, where building owners and facility managers are under pressure to cut energy consumption and improve indoor air quality, AirJoule’s superior moisture removal capability will reduce power consumption and the use of refrigerants in air conditioning systems.

To accelerate market penetration and scale our manufacturing capabilities, we plan to leverage our strategic partnerships, which are discussed below. These partnerships offer access to industry-specific research and development expertise, mature supply chains, established sales channels, and extensive service networks, allowing us to quickly move from pilot deployments to full-scale commercialization. We intend to co-develop sector-specific solutions, capitalizing on our partners’ market insights and reputational strength to better serve diverse customer needs. By combining our innovative AirJoule technology with their global reach and operational expertise, we will unlock value across multiple industries, establish our position as a leader in water-focused solutions, and deliver long-term growth and value to our shareholders.

Recent Developments

Change of Company Name

AirJoule Technologies Corporation

Effective November 13, 2024, Montana Technologies Corporation changed its corporate name to AirJoule Technologies Corporation, pursuant to an amended and restated certificate of incorporation filed with the Delaware Secretary of State.

AirJoule Technologies LLC

Effective November 13, 2024, Montana Technologies LLC changed its corporate name to AirJoule Technologies LLC, pursuant to an amended and restated certificate of incorporation filed with the Delaware Secretary of State.

Statement of Work — Related Party

In November 2024, we executed a statement of work with AirJoule, LLC, our joint venture with GE Vernova, under the Master Services Agreement, dated as of March 4, 2024, by and between us and AirJoule, LLC, pursuant to which we will provide AirJoule, LLC with engineering and administrative services. Once each calendar year, unless otherwise agreed by the AJ Board, we will provide equity awards to AirJoule, LLC employees in amounts approved by the AJ Board.

Components of Our Results of Operations

Revenue

We anticipate that we will earn revenue from the sale of various key components that will be used in the assembly of AirJoule systems. As of December 31, 2024, no revenue has been earned from our operations.

Operating Expenses

We classify our operating expenses into the following categories:

●	General and administrative: General and administrative expenses consist primarily of personnel-related expenses for our executives, consultants and advisors. These expenses also include non-personnel costs, such as rent, office supplies, legal, audit and accounting services and other professional fees.

●	Research and development: Research and development expenses include internal personnel, parts, prototypes and third-party consulting costs related to preliminary research and development of our products.

●	Sales and marketing: Sales and marketing expenses consist primarily of business development professional fees, advertising and marketing costs.

●	Transaction costs incurred in connection with business combination: Transaction costs represent the initial recognition of the earnout shares liability and fees incurred for financial advisory, legal and other professional services that were directly related to the Business Combination.

●	Depreciation and amortization: Depreciation and amortization expense consists of depreciation of property and equipment.

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

The year ended December 31, 2024 compared to the year ended December 31, 2023

The following table sets forth the Company’s consolidated statements of operations data for the year ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023	Change ($)
Cost and expenses:
General and administrative	$9,042,150	$7,540,702	$1,501,448
Research and development	2,020,388	3,305,612	(1,285,224)
Sales and marketing	150,927	540,002	(389,075)
Transaction costs incurred in connection with business combination	54,693,103	—	54,693,103
Depreciation and amortization	6,517	4,341	2,176
Loss from operations	(65,913,085)	(11,390,657)	54,522,428

Other income (expense):
Interest income	932,371	11,541	920,830
Gain on contribution to AirJoule, LLC	333,500,000	—	333,500,000
Equity loss from investment in AirJoule, LLC	(5,321,367)	—	(5,321,367)
Change in fair value of Earnout Shares liability	29,197,000	—	29,197,000
Change in fair value of True Up Shares liability	(1,634,000)	—	(1,634,000)
Change in fair value of Subject Vesting Shares liability	3,973,000	—	3,973,000
Gain on settlement of legal fees	2,207,445	—	2,207,445
Other income	10,245	—	10,245
Total other income, net	362,864,694	11,541	362,853,153

Income (loss) before income taxes	296,951,609	(11,379,116)	308,330,725
Income tax expense	(81,256,047)	—	(81,256,047)
Net income (loss)	$215,695,562	$(11,379,116)	$227,074,678

General and Administrative

General and administrative expenses for the year ended December 31, 2024 was $9.0 million as compared to $7.5 million for the year ended December 31, 2023. The $1.5 million increase was primarily related to increases in professional services such as legal and audit and accounting offset by the reimbursement of costs incurred per the statement of work with AirJoule, LLC. We expect that our general and administrative expenses will increase in future periods commensurate with the expected growth of our business and increased expenditures associated with our status as an exchange listed public company.

Research and Development

Research and development expenses for the year ended December 31, 2024 was $2.0 million as compared to $3.3 million for the year ended December 31, 2023. The $1.3 million decrease was primarily related to the reimbursement of costs incurred per the statement of work with AirJoule, LLC, partially offset by an increase in personnel and prototype related costs as the Company continues to develop its products and technology. We expect that our research and development expenses will increase in future periods commensurate with the expected growth of our business.

Sales and Marketing

Sales and marketing for the year ended December 31, 2024 was $0.2 million as compared to $0.5 million for the year ended December 31, 2023. In 2023, we incurred non-recurring expenses related to business development that ended in July 2023. We expect that our sales and marketing expenses will increase in future periods commensurate with the expected growth of our business.

Transaction Costs Incurred in Connection with Business Combination

Transaction costs incurred in connection with the business combination include the non-cash recognition of earnout liabilities of approximately $53.7 million and transaction costs incurred by our Predecessor of approximately $1.0 million, which were paid in 2024.

Depreciation and Amortization

Depreciation and amortization expense for the year ended December 31, 2024 and 2023 was $6,517 and $4,341, respectively.

Interest Income

Interest income was $0.9 million and $11,541 for the year ended December 31, 2024 and 2023, respectively. This is a result of the increase in our cash balance.

Gain on Contribution to AirJoule, LLC

An equity method investment received in exchange for noncash consideration is measured at fair value. As a result, for the year ended December 31, 2024, we recognized a gain of $333.5 million on the contribution to AirJoule, LLC for the difference between our zero carrying value and the fair value of the perpetual license to intellectual property that we transferred to AirJoule, LLC.

We determined the fair value of the intellectual property by applying the multi-period excess earnings method, which involved the use of significant estimates and assumptions related to forecasted revenue growth rate and customer attrition rate, Level 3 measurements. Valuation specialists were used to develop and evaluate the appropriateness of the multi-period excess earnings method, our discount rates, attrition rate and fair value estimates using its cash flow projections.

Equity Loss from Investment in AirJoule, LLC

As previously noted, on January 25, 2024, AirJoule Technologies LLC entered into a joint venture with GE Ventures LLC, the AirJoule JV which closed on March 4, 2024. For the year ended December 31, 2024, we recognized a loss of $5.3 million from our 50% equity investment in the AirJoule JV.

Change in Fair Value of Earnout Shares Liability

Upon consummation of the Business Combination, we expensed $53.7 million in Earnout Shares (as described in “— Earnout Shares Liability”) liability. The change in fair value of $29.2 million for the year ended December 31, 2024 is due to a decrease in the estimated fair value of the liability and is recognized as a gain in the consolidated statements of operations. The fair value of the liability decreased primarily due to changes in the valuation inputs, mainly a decrease in the stock price, a change in the timing of future cash flows and an increase in the volatility.

Change in Fair Value of True Up Shares Liability

Upon consummation of the Business Combination, we assumed $0.6 million in earnout true up shares liability. The change in fair value of $1.6 million for the year ended December 31, 2024 is due to a decrease in our stock price. The increase in the estimated fair value of the liability was recognized as a loss in the consolidated statements of operations.

Change in Fair Value of Subject Vesting Shares Liability

Upon consummation of the Business Combination, we assumed $11.8 million for the subject vesting shares liability. The change in fair value of income of $4.0 million during the year ended December 31, 2024 is due to a decrease in the estimated fair value of the liability recognized as a gain in the consolidated statements of operations. The fair value of the liability decreased primarily due to changes in the valuation inputs, mainly a decrease in the stock price, a change in the timing of future cash flows and an increase in the volatility.

Gain on Settlement of Legal Fees

During the year ended December 31, 2024, we recognized a gain on the settlement of legal fees related to the transaction costs of the Business Combination. There were no such gains in year ended December 31, 2023.

Income Tax Benefit (Expense)

Income tax expense was $81.3 million and $0 for the year ended December 31, 2024 and 2023, respectively. During the year ended December 31, 2024, our contribution of a perpetual license to AirJoule, LLC’s intellectual property was measured at fair value and resulted in a book gain and a temporary difference between book and taxable income. The temporary difference resulted in the recognition of a deferred tax expense and deferred tax liabilities. The deferred tax expense was partially offset by the recognition of deferred tax assets in connection with the Company now being a corporation through the Business Combination.

Liquidity and Capital Resources

Our primary sources of liquidity have been cash from contributions from founders or equity capital raised from other investors. We had retained earnings of $198.5 million as of December 31, 2024. As of December 31, 2024, we had $27.4 million of working capital including $28.0 million in cash, cash equivalents and restricted cash.

We assess liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. Our expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures and other general corporate services. Our primary working capital requirements are for project execution activities including purchases of materials, services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required for new and existing projects. Management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses and customers.

With the consummation of the Business Combination and Subscription Agreements (as described herein), we received gross proceeds of approximately $43.4 million in the first quarter of 2024 and approximately $6.0 million in May 2024. Additionally, in June 2024, we received gross proceeds of approximately $12.4 million from existing and new investors for 1,238,500 million shares of Class A Common Stock pursuant the subscription agreement entered into on June 5, 2024.

Our future capital requirements will depend on many factors, including the timing and extent of spending to support the launch of our product and research and development efforts, the degree to which we are successful in launching new business initiatives and the cost associated with these initiatives, and the growth of our business generally. Pursuant to the A&R Joint Venture Agreement, we contributed $10.0 million in cash to the AirJoule JV at the JV closing and in June 2024, GE Vernova contributed $100 to the AirJoule JV. We have also agreed to contribute up to an additional $90.0 million in capital contributions to the AirJoule JV based on a business plan and annual operating budgets to be agreed between the Company and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV.

In order to finance these opportunities and associated costs, it is possible that we would need to raise additional financing if the proceeds realized to date are insufficient to support our business needs. While we believe that the proceeds realized to date will be sufficient to meet our currently contemplated business needs, management cannot assure that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our product development business, results of operations and financial condition would be materially and adversely affected.

Cash flows for the year ended December 31, 2024 and 2023

The following table summarizes our cash flows from operating, investing and financing activities for the year ended December 31, 2024 and 2023:

	Year ended December 31,
	2024	2023
Net cash used in operating activities	$(24,261,446)	$(5,100,989)
Net cash used in investing activities	(10,019,058)	—
Net cash provided by financing activities	61,926,456	265,299
Net increase (decrease) in cash and cash equivalents	$27,645,952	$(4,835,690)

Cash Flows from Operating Activities

During the year ended December 31, 2024, net cash used in operating activities was $24.3 million and primarily reflected our net income from operations and decreases in accounts payable, accrued expenses and other liabilities.

During the year ended December 31, 2023, net cash used in operating activities was $5.1 million and primarily reflected our net loss from operations offset by an increase in accounts payable and accrued expenses and other liabilities.

Cash Flows from Investing Activities

During the year ended December 31, 2024, net cash used in investing activities was $10.0 million as a result of the Company’s contribution made to AirJoule, LLC.

Cash Flows from Financing Activities

During the year ended December 31, 2024, net cash provided by financing activities was $61.9 million and primarily related to proceeds from the issuance of the Predecessor common stock related to private placements prior to the Business Combination, the exercise of stock options and warrants and the issuance of common stock to PIPE investors.

During the year ended December 31, 2023, minimal cash was provided by financing activities.

Contractual Obligations and Commitments

Royalties

In October 2021, we entered into a patent license agreement with a third party whereby the third party granted us rights to use certain of their patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire in August 14, 2040. In connection with this, we agreed to a minimum royalty amount of which $0.3 million and $0.2 million was expensed for the year ended December 31, 2024 and 2023, respectively. At December 31, 2024 and December 31, 2023, $0.3 million and $0.2 million, respectively, was accrued in the accompanying consolidated balance sheets.

Future minimum royalties for 2025 and each year through the date the patents expire are $0.3 million.

Joint Venture Agreements

On October 27, 2021, we entered into a joint venture agreement with CATL US, pursuant to which we and CATL US formed CAMT. We and CATL US both own 50% of CAMT’s issued and outstanding shares. Under the joint venture agreement, as revised, CAMT has the exclusive right to commercialize our AirJoule technology in Europe and Asia.

Pursuant to the Amended and Restated Joint Venture Agreement for CAMT, entered into on September 29, 2023, our Predecessor and CATL US have each agreed to contribute $6.0 million to CAMT. Contributions will be requested by CAMT once a business plan and operating budget is set by CAMT’s board of directors. No action to establish a business plan or operating budget has occurred to date. Any additional financing beyond the initial $12.0 million (i.e., $6.0 million from each of the Predecessor and CATL US) will be subject to the prior mutual agreement of the Predecessor and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by the Predecessor.

In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5.0 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or the Predecessor in an amount exceeding $10.0 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and the Predecessor or all directors. As of December 31, 2024, we have not funded this joint venture or contributed any assets to the joint venture.

The purpose of our Predecessor’s joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the Amended and Restated Joint Venture Agreement for CAMT, CAMT has the exclusive right to commercialize AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals and assistance in purchasing or leasing land and equipment.

Critical Accounting Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions can be subjective and complex and may affect the reported amounts of assets and liabilities, revenues, and expenses reported in those financial statements. As a result, actual results could differ from such estimates and assumptions. Such changes to estimates could potentially result in impacts that would be material to the consolidated financial statements.

We believe that the following accounting policies were most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Share-Based Compensation

We account for share-based compensation arrangements granted to employees and non-employees in accordance with ASC 718, Share-based Compensation, by measuring the grant date fair value of each award and recognizing the resulting expense over the period during which the recipient is required to perform services in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the applicable performance conditions will be achieved. We account for forfeitures when the forfeitures occur.

We estimate the fair value of stock option awards subject to only a service condition on the date of grant using the Black-Scholes valuation model. The Black-Scholes model requires the use of highly subjective and complex assumptions, including the stock option’s expected term, the price volatility of the underlying stock, the applicable risk-free interest rate, and the expected dividend yield of the underlying common stock, as well as an estimate of the fair value of the common stock underlying the stock option.

We estimate the fair value of Earnout Shares (as described below), which are considered compensatory awards and accounted for under ASC 718, using the Monte-Carlo simulation model. The Monte-Carlo simulation model was selected as the valuation methodology for the Earnout Shares due to the path-dependent nature of applicable triggering events. Under ASC 718, such Earnout Shares are measured at fair value as of the grant date and expense is recognized over the applicable time-based vesting period (the applicable triggering event is a market condition and does not impact expense recognition). The Monte-Carlo model requires the use of highly subjective and complex assumptions, estimates and judgements, including the current stock price, the volatility of the underlying stock, the expected term, the risk-free interest rate, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of share based compensation arrangements. An increase of 100-basis points in interest rates would not have a material impact on our share-based compensation. During the period from the date of the Business Combination through December 31, 2024 we did not record share-based compensation expense associated with these Earnout Shares as the performance conditions associated with these Earnout Shares were not deemed probable of achievement. Unrecognized share-based compensation expense for these Earnout Shares with a performance-based vesting condition that was not deemed probable of occurring as of December 31, 2024 was $6.6 million which is expected to vest subject to the performance-based vesting condition being satisfied or deemed probable.

Earnout Shares Liability

In connection with the reverse recapitalization and pursuant to the Merger Agreement, eligible former Predecessor equity holders are entitled to receive the Earnout Shares upon us achieving certain Earnout Milestones. The settlement of the Earnout Shares to the holders of the Predecessor’s common units contain variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

We estimated fair value of the Earnout Shares with a Monte Carlo simulation using a distribution of potential outcomes for expected earnings before interest, taxes, depreciation, and amortization, or EBITDA, and stock price at expected commission dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50.0 million of Annualized EBITDA per production line, with each of the production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated commission date. Earnout mechanics at each estimated commission date were assessed, and if the Earnout Thresholds were achieved, the future value of the Earnout Shares was discounted to the valuation date utilizing a risk-free rate commensurate with the overall term. Expected EBITDA assumes that each production line will achieve equivalent production generating $50.0 million of Annualized EBITDA. The commission dates used reflected management’s best estimates regarding the time to complete full construction and operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The Earnout term of 5 years and the Earnout mechanics represent contractual inputs. The contingent Earnout Shares liability involves certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts.

Derivative Financial Instruments and Other Financial Instruments Carried at Fair Value

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including the True Up Shares issued in connection with the Subscription Agreement and the Subject Vesting Shares issued in connection with the Business Combination, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 (defined below) and FASB ASC 815, Derivatives and Hedging, or ASC 815. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The True Up Shares issued under the Subscription Agreement do not qualify as equity under ASC 815; therefore, the Class A Common Stock, or the True Up Shares is required to be classified as a liability and measured at fair value with subsequent changes in fair value recorded in earnings. Changes in the estimated fair value of the derivative liability is recognized as a non-cash gain or loss on the consolidated statements of operations.

The Subject Vesting Shares liability was an assumed liability of XPDB. The Subject Vesting Shares liability vest and are no longer subject to forfeiture. They do not meet the “fixed-for-fixed” criterion and thus are not considered indexed to the issuer’s stock. As such, management determined that the Subject Vesting Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings. The estimated fair value of the Subject Vesting Share liability was determined utilizing a Monte Carlo simulation, with underlying forecast mathematics based on geometric Brownian motion in a risk-neutral framework. The calculation of the value of the Subject Vesting Shares considered the $12.00 and $14.00 vesting conditions in addition to the vesting related to the Earnout Milestone Amount. The Subject Vesting Shares liability involves certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts.

Business Combinations

We evaluate whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, we apply judgement to determine whether the acquired net assets meet the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

We account for business combinations using the acquisition method of accounting whereby the identifiable assets and liabilities of the acquired business, including contingent consideration, as well as any non-controlling interest in the acquired business, are recorded at their estimated fair values as of the date that we obtain control of the acquired business. We measure goodwill as the fair value of the consideration transferred including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets and liabilities combined, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that we incur in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. For contingent consideration that does not meet all the criteria for equity classification, such contingent consideration is required to be recorded at its initial fair value at the acquisition date, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent consideration are recognized on the consolidated statements of operations in the period of change.

Several valuation methods may be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use a variation of the income approach, whereby a forecast of future cash flows attributable to the asset is discounted to present value using a risk-adjusted discount rate. Some of the more significant estimates and assumptions inherent in the income approach include the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s expected useful life. When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, we report provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Equity Method Investment

In accordance with ASC 323, Investments — Equity Method and Joint Ventures, investments in entities over which we do not have a controlling financial interest but has significant influence are accounted for using the equity method, with our share of earnings or losses reported in earnings or losses from equity method investments on the statements of operations.

Under the equity method of accounting, our investment is initially recorded at fair value on the consolidated balance sheets. Upon initial investment, we evaluate whether there are basis differences between the carrying value and fair value of our proportionate share of the investee’s underlying net assets. Typically, we amortize basis differences identified on a straight-line basis over the underlying assets’ estimated useful lives when calculating the attributable earnings or losses, excluding the basis differences attributable to in-process research and development and goodwill. If we are unable to attribute all of the basis differences to specific assets or liabilities of the investee, the residual excess of the cost of the investment over the proportional fair value of the investee’s assets and liabilities is considered to be equity method goodwill and is recognized within the equity investment balance, which is tracked separately within our memo accounts. We subsequently record in the statements of operations our share of income or loss of the other entity within other income/expense, which results in an increase or decrease to the carrying value of our investment. If the share of losses exceeds the carrying value of our investment, we will suspend recognizing additional losses and will continue to do so unless we commit to providing additional funding.

We evaluate our equity method investments for impairment whenever events or changes in circumstances indicate that a decline in value has occurred that is other than temporary. Evidence considered in this evaluation includes, but would not necessarily be limited to, the financial condition and near-term prospects of the investee, recent operating trends and forecasted performance of the investee, market conditions in the geographic area or industry in which the investee operates and our strategic plans for holding the investment in relation to the period of time expected for an anticipated recovery of its carrying value. If the investment is determined to have a decline in value deemed to be other than temporary it is written down to estimated fair value.

Additionally, if an equity method investee recognizes a goodwill impairment charge in its separate financial statements, we will recognize its share of the impairment in its financial statements in the same manner in which it recognizes other earnings of the investee.

Warrants

We determine the accounting classification of warrants issued as either liability or equity classified by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, or ASC 480, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, or ASC 815. In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to our equity and (ii) meet the conditions for equity classification.

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other non-operating losses (gains) in the consolidated statements of operations. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ deficit in the consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

Income Taxes

Prior to the Business Combination on March 14, 2024, we were a limited liability company, or LLC, and treated as a partnership for income tax purpose. As a Partnership, we were not directly liable for federal income taxes. As of the date of the Business Combination, the operations of the Company ceased to be taxed as a partnership resulting in a change in tax status for federal and state income tax purposes.

We follow the asset and liability method of accounting for income taxes under ASC 740, Income Taxes, or ASC 740. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. Management has evaluated our tax positions, including our Predecessor’s previous status as a pass-through entity for federal and state tax purposes, and has determined that we have taken no uncertain tax positions that require adjustment to the consolidated financial statements. Our reserves related to uncertain tax positions was zero as of December 31, 2024 and 2023. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Off Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2024.

Emerging Growth Company Status

We are an emerging growth company as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) December 31, 2024, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

BUSINESS

Unless the context otherwise requires, all references in this section to “AirJoule,” the “Company,” “we,” “us,” “our” and other similar terms refer to the business of Montana Technologies LLC prior to the consummation of the Business Combination and AirJoule Technologies Corporation after the consummation of the Business Combination.

Company Overview

We are a water harvesting technology company that produces pure distilled water by harvesting the water vapor in the atmosphere. Our proprietary AirJoule system, once commercialized, will provide cost-effective water to businesses and consumers around the world and help address growing concerns around water scarcity. Our system is especially valuable for industrial users, which generate significant amounts of waste heat that can be utilized to produce pure distilled water and dehumidified air — two key inputs for a variety of industrial activities, including data centers and advanced manufacturing. In HVAC applications, our AirJoule technology is designed to reduce energy consumption, minimize or even eliminate the use of environmentally-harmful refrigerants, and generate material cost efficiencies for air conditioning systems. We are focused on commercialization and scaling manufacturing of our AirJoule systems through our global partnerships, including with GE Ventures LLC “GE Vernova” and Carrier Global Corporation (“Carrier”), and we believe that deploying AirJoule units worldwide can help to improve water security and reduce global emissions. We plan to manufacture AirJoule units capable of producing 1,000 liters per day in 2025, which we intend to use for customer demonstrations, and we expect to scale capacities for commercial sales in 2026.

Company Background

Our Predecessor, established in 2018, worked closely with researchers at the Pacific Northwest National Laboratory (“PNNL”) to develop enhancements to its self-regenerating pressure swing dehumidifier technology. In 2020, the Predecessor executed a strategic project partnership agreement with PNNL, and in 2021, obtained an exclusive worldwide license from PNNL with respect to the technology. Our Predecessor then spent several years developing the pressure swing technology, securing additional intellectual property protection, producing multiple prototypes, and assembling partnerships with leading global companies including GE Vernova and Carrier. See “Our Competitive Strengths — Our Partners.” In June 2023, we entered into an Agreement and Plan of Merger (“the Merger Agreement”) with the Predecessor, which was consummated through a Business Combination on March 14, 2024. In connection with closing the Business Combination, we changed our name from Power & Digital Infrastructure Acquisition II Corp. to Montana Technologies Corporation. In November 2024, to better align our name with our business operations and proprietary technology, we changed our name from Montana Technologies Corporation to AirJoule Technologies Corporation, and our wholly-owned subsidiary changed its name from Montana Technologies LLC to AirJoule Technologies LLC.

The AirJoule Technology

Advanced Sorbents

AirJoule is a transformational technology that uses an advanced sorbent, in conjunction with a proprietary pressure swing system, to cost-effectively harvest pure distilled water from air. At present, the sorbent used in AirJoule systems is a proprietary metal organic framework (“MOF”). MOFs are a class of porous, crystalline materials composed of metal ions or clusters coordinated to organic ligands, forming highly ordered, three-dimensional structures. Known for their exceptionally high surface areas, which often surpass that of traditional porous materials, MOFs can be engineered at the molecular level to adsorb certain molecules from the air. Adsorption occurs when a molecule of one substance binds to the surface of another molecule (in contrast to absorption, where one material is taken into the bulk of another material). Desorption is the opposite process, whereby a molecule is released from the surface of another molecule.

MOFs have been widely studied for their potential applications in various fields, including gas storage and separation, catalysis, sensing, and drug delivery. MTMOF1 is the specific MOF used by AirJoule, which is manufactured by BASF using our proprietary formula. MTMOF1 is highly engineered to adsorb water vapor molecules, and it can adsorb more than 50% of its weight in water vapor.

Pressure Swing System

Our proprietary pressure swing system integrates adsorption and desorption functions, so the heat of adsorption can be used to assist desorption under vacuum, eliminating or reducing the need for additional energy. In one chamber, ambient air is passed over heat exchangers coated with a paper-thin film of MOF (the “coated contactors”), pulling water vapor into the material’s nano-sized pores. The heat that is generated from adsorbing water vapor is then transferred to the other chamber to help release water previously captured in the MOF pores. An air purge pump creates a light vacuum pressure to help release the water vapor from the MOF. Once the high-capacity MOF has released the water vapor, the twin chambers reverse their functions and the cycle repeats, reducing the need to add heat or cooling to the process. By balancing the heat transfer between chambers, the system works to minimize energy consumption and allows the AirJoule system to continuously operate at ambient temperature with less energy required than existing water harvesting or dehumidification systems, assuming air temperature of 80°F and 60% relative humidity.

Additionally, AirJoule can utilize low-grade waste heat, which is available at nearly all industrial operations globally, including data centers, to enhance its own internally-generated heat to reduce the amount of energy required and significantly improve efficiency. Assuming air temperature of 80°F and 60% relative humidity, the US Department of Energy estimates that as much as 50% of industrial energy input is lost as waste heat and a significant portion of this is low-grade heat, which when integrated into an AirJoule system, can further reduce the required energy. We anticipate that our pre-production units will be able to deliver over 1,000 liters of water per day at or below 130 Wh/L when utilizing low-grade waste heat.

AirJoule operates as follows:

Ambient air is drawn through MOF-coated contactors, and water vapor is captured through adsorption;

Once MOF is full of water vapor, chamber doors close and vacuum is applied;

The heat of adsorption is transferred to the closed chamber to assist with desorption;

Under vacuum, water vapor is released from the MOF through desorption and is drawn into the vacuum swing compressor, which slightly compresses the water vapor so that it condenses to liquid water inside the vacuum condenser. In applications where waste heat is utilized, there is no need for a vacuum swing compressor;

Water vapor capture and release cycles occur simultaneously in separate chambers; internal heat is recovered which enables superior energetics.

Industry Background

Water Harvesting

According to the World Resources Institute, 25% of the global population lives in countries facing extremely high water stress, with as many as four billion people already exposed to water stress conditions for at least one month per year. As a result of the rising degradation and disappearance of natural ecosystems that provide clean water and alleviate floods and other risks, the World Resources Institute estimates that demand for water will increase by up to 30% by 2050. The map below reflects the projected ratio of water withdrawals to water supply by country in 2050.

The Earth’s atmosphere continuously cycles and redistributes water vapor through the natural process of evaporation from oceans, lakes, and rivers, facilitating the ongoing replenishment and global distribution of water resources. While the water vapor in the atmosphere represents an enormous untapped resource of freshwater, the challenge has been to access it cost-effectively. The methods used to try to harvest potable water from air generally utilize conventional refrigerant-based systems or desiccant-based systems and have failed to achieve a competitive cost of the harvested water due to their energy requirements.

We believe that AirJoule’s transformational technology and unprecedented energy efficiency for separating water from air provides the superior energetics necessary to tap into the largest aquifer on the planet.

Industrial Dehumidification

When AirJoule separates and collects water from air, the air is dehumidified. Dehumidification plays a critical role in maintaining optimal environmental conditions across a variety of industries, including manufacturing, food processing, pharmaceuticals, data centers, and storage facilities. Dehumidification systems are designed to regulate humidity levels, preventing issues such as corrosion, mold growth, and equipment damage that can arise from excessive moisture. Demand for industrial dehumidifiers is driven by the need to enhance operational efficiency, ensure product quality, and comply with stringent environmental and safety standards. The sector is characterized by an urgent need for innovation to increase energy efficiency.

While separating water from air, AirJoule technology produces dehumidified air at unprecedented high efficiencies yielding significant operating expense savings for customers that require dehumidified air in their operations.

HVAC

According to The Brainy Insights, the global HVAC system market was valued at approximately $214 billion in 2022 and is expected to reach a value of approximately $358 billion by 2032 at a compound annual growth rate of 5.27% from 2023 to 2032. The Rocky Mountain Institute estimates that cooling demand in developing economies will increase 5x by 2050, with global stock of air conditioners in buildings growing by approximately 4 billion units by 2050, which amounts to nearly 4 new air conditioners sold every second for the next 25 years. Further, according to the U.S. Energy Information Administration, the single largest demand for power in the United States is HVAC for buildings, accounting for approximately 32.1% of total residential energy use. In 2020, cooling the interior of residential and commercial buildings accounted for about 10% of the United States’ total energy usage. Our AirJoule system has the potential to make HVAC systems more efficient by reducing energy use and lowering costs for air conditioning by up to 50%, depending on the environmental conditions and method of integration into the HVAC system.

There are various types of HVAC systems, but the basic mechanisms are similar across all types. A mechanical system is used to draw in air, which is dehumidified and adjusted to the desired temperature. The dehumidification step occurs when the temperature is lowered using refrigerants and water vapor in the air condenses into water. During this process, condensation heat is generated. Thus, the cooling mechanism must be powerful enough so that the cooling effect exceeds the rise in temperature resulting from condensation heat in order to lower the net temperature of the environment in which this system is being used. Therefore, a significant amount of energy is required to offset condensation heat and lower the indoor temperature, particularly in increasingly hot and humid environments. A recent study found that the removal of humidity in air conditioning requires more energy than the temperature reduction itself and is responsible for more than 1% of all global greenhouse gas emissions.

When integrated with an air conditioning system, AirJoule produces dehumidified air, lowering the overall energy requirements for the system and reduces operating expenses for customers. Additionally, AirJoule integration into an air conditioning system is expected to reduce the need for environmentally harmful refrigerants.

Growth Strategy and Outlook

We anticipate significant growth opportunities by offering AirJoule in global markets where demand for water, dehumidified air and cooling are highest. With our proprietary technology, we believe that we are uniquely positioned to provide curated solutions that satisfy our customers’ needs and expectations in fast-growing and water and energy-intensive industries, such as data centers and advanced manufacturing, along with military and HVAC applications. We estimate the combined total addressable market to be approximately $450 billion.

In the data center arena, we aim to address escalating energy and water efficiency challenges associated with increased computing density by using low-grade waste heat to produce pure distilled water and enabling data center operators to reduce their cooling costs and improve water sustainability. Similarly, in advanced manufacturing environments, where product quality and process precision hinge on consistent humidity and ultra-pure water, AirJoule can help customers with cost-effective dehumidification. The military sector presents a distinct opportunity, as AirJoule is able to operate in a variety of climate conditions to support troops in remote and water-scarce environments, ensuring mission readiness and resilience. In the HVAC space, where building owners and facility managers are under pressure to cut energy consumption and improve indoor air quality, AirJoule’s superior moisture removal capability is expected to reduce power consumption and the use of refrigerants in air conditioning systems.

To accelerate market penetration and scale our manufacturing capabilities, we plan to leverage our strategic partnerships, which are discussed below. These partnerships offer access to industry-specific research and development expertise, mature supply chains, established sales channels, and extensive service networks, allowing us to quickly move from pilot deployments to full-scale commercialization. We intend to co-develop sector-specific solutions, capitalizing on our partners’ market insights and reputational strength to better serve diverse customer needs. By combining our innovative AirJoule technology with their global reach and operational expertise, we will unlock value across multiple industries, establish our position as a leader in water-focused solutions, and deliver long-term growth and value to our shareholders.

Our Competitive Strengths

Our Product

AirJoule enables humanity to cost-effectively access the vast freshwater resource available in the earth’s atmosphere. Its proprietary pressure swing system and use of advanced sorbents yields an unprecedented level of energy efficiency when compared to existing water harvesting and dehumidification systems that rely on refrigerants or desiccants. Because it produces pure distilled water and dehumidified air, AirJoule’s applications are numerous. AirJoule can be deployed on a standalone basis to harvest water from air or provide customers with dehumidified air. We expect it can be integrated into a data center or other industrial operation to utilize low-grade waste heat, simultaneously acting as a chiller to reduce cooling load and producing pure water at a very low cost. We also expect it can be integrated into HVAC systems to manage humidity more efficiently and reduce both operating and capital expenses for customers. AirJoule is a transformational technology that can be deployed to the nexus of energy and water to solve some of the world’s greatest challenges.

Our Business Model

We believe we have a capital efficient and highly scalable business model. For water harvesting and dehumidification applications, we intend to manufacture and sell full AirJoule systems to customers and generate additional recurring revenue through maintenance and service agreements. We may also consider offering distilled water as a service. Our preproduction units are being designed and manufactured by our joint venture with GE Vernova at the manufacturing facility in Newark, Delaware. This facility has the capacity to support the expected volumes of preproduction units, as well as initial volumes of our commercial units that we expect to deliver starting in 2026. Once we have visibility into customer demand and have received certain customer commitments, we may choose expand our manufacturing capacity.

For HVAC applications, we are working with Carrier to integrate AirJoule technology into air conditioning systems. Through our joint venture with GE Vernova, we intend to manufacture and sell to Carrier the sorbent-coated contactors that are integral to AirJoule’s operation. The manufacturing facility in Newark, Delaware includes a coating line where the contactors will be manufactured. We expect this facility to support our coated contactor requirements into 2026. As our manufacturing output increases, we may choose to build a high volume manufacturing line for coated contactors or partner with industry leading suppliers. We expect that Carrier will procure many of the other key AirJoule system components from its existing suppliers, who may manufacture and sell these proprietary components pursuant to a licensing agreement.

Our Partners

We intend to elevate and grow our international partnerships to rapidly and sustainably deploy AirJoule systems worldwide as a key solution to address global warming and water scarcity. We are collaborating with experienced strategic partners such as PNNL, BASF (an international chemical producer) and CATL US (an international lithium-ion electric vehicle battery manufacturer), Carrier (a global provider of HVAC technology and equipment), and GE Vernova (a global provider of advanced technologies and service for renewable energy, power generation, grid solutions, and decarbonization). All of our strategic partners are committed to the continued development, commercialization, and distribution of AirJoule units. We anticipate that these partnerships will enable us to rapidly scale to mass production, using a capital-efficient business model.

PNNL License.    PNNL scientists originally conceived of and patented the concept for a self-regenerating dehumidifier. In the first quarter of 2021, we obtained an exclusive worldwide license from PNNL with respect to the self-regenerating dehumidifier technology. Since then, we have added our own significant advancements to the technology, and we hold independent intellectual property relating to, among other things, heating, cooling and low-cost harvesting of potentially potable water from the air. See “— Intellectual Property.”

BASF Commercial Agreements.    According to Chemical & Engineering News’ 2024 list of the top 50 global companies, BASF was the world’s largest chemical producer in 2023 based on sales. We are party to a joint development agreement, dated as of September 27, 2022, with BASF for the production of engineered super-porous MOF materials to our specifications that are applied as a coating to AirJoule contactors to perform the energy and water-harvesting function (the “Joint Development Agreement”). In 2024, BASF produced our proprietary MOF for our prototypes as part of pilot production, and we believe BASF is positioned to scale its production for mass production of our MOF materials.

Pursuant to the terms of the Joint Development Agreement, for as long as BASF is able and willing to supply MOF materials developed under the Joint Development Agreement with a competitive performance profile at a competitive price, we are required to procure all of our MOF materials exclusively from BASF during the term of the Joint Development Agreement and for at least ten years thereafter. In the event that commercial dealings between us and BASF are discontinued, and we instead utilize third-party manufacturers to produce the MOF materials, we will be required to pay BASF a license fee based on MOF quantities manufactured if the third-party utilizes intellectual property that is jointly owned by us and BASF. The Joint Development Agreement has a three-year term that ends on September 27, 2025.

CATL US Joint Venture.    On October 27, 2021, we entered into a joint venture agreement with CATL US, pursuant to which we and CATL US formed CAMT. We and CATL US both own 50% of CAMT’s issued and outstanding shares. CAMT is managed by a four-member board of directors, with two directors designated by CATL US and two directors designated by us. Under the joint venture agreement, as revised, CAMT has the exclusive right to commercialize our AirJoule technology in Europe and Asia.

Pursuant to the amended and restated joint venture agreement, entered into on September 29, 2023, we and CATL US have each agreed to contribute $6.0 million to CAMT. Contributions may be called once a business plan and operating budget is set by CAMT’s board of directors, but no action to establish a business plan or operating budget has occurred to date. Therefore, through December 31, 2024, neither we nor CATL US have funded CAMT. Accordingly, our financial statements do not reflect any accounting for CAMT as no assets (including IP) or cash have been contributed to CAMT and there has been no activity as of December 31, 2024.

CATL US Investment Agreement.    Prior to the Business Combination, an affiliate of CATL US purchased equity interest in our Predecessor. In connection therewith, we entered into an Investment Agreement (the “Investment Agreement”) with CATL US and the affiliated entity (together, the “CATL Parties”), pursuant to which the CATL Parties agreed, among other things, that they would not, following the Business Combination, directly or indirectly, (i) seek election to, or to place a representative on, our board of directors, or (ii) acquire equity interest in the Company if, following such acquisition, the CATL Parties and their affiliates would hold, in the aggregate, an interest in the Company of greater than 9.8% on either an economic or voting basis. Pursuant to the Investment Agreement, the CATL Parties also agreed that they would not, and would cause their affiliates not to, access, obtain, or seek to access or obtain our trade secrets, know-how, or other confidential, proprietary, or competitively sensitive information (excluding any such information that we are obligated to provide to CAMT or the CATL Parties pursuant to the CAMT joint venture agreement described above), including by reverse engineering, or seeking to reverse engineer, any of our products.

Carrier.    On January 7, 2024, we and CAMT entered into binding term sheets for a commercialization and collaboration agreement (together, the “Binding Term Sheets”) with Carrier, pursuant to which, among other things, the parties agreed to negotiate in good faith to finalize and enter into, as promptly as reasonably practicable, definitive agreements relating to the development of a system that incorporates AirJoule technology into HVAC equipment (the “Applicable Products”) and the viability of the commercialization of the Applicable Products. Subject to certain milestones to be set forth in the definitive agreements relating to the proposed collaboration, the Binding Term Sheets provide that Carrier will have (i) the exclusive right to commercialize the Applicable Products in North and South America (subject, in each case, to exclusively sourcing primary components of the AirJoule technology from us, our designated affiliates and joint venture entities of which we are a member) for a period of three years from the earlier of (a) the date of the definitive agreement relating thereto and (b) the first commercialization of the Applicable Products by Carrier and (ii) a non-exclusive right to commercialize the Applicable Products in Europe, India and the Middle East (subject, in each case, to exclusively sourcing primary components of the AirJoule technology from CAMT or its affiliates) for a period of three years from the first commercialization of the Applicable Products by Carrier. Despite entry into the Binding Term Sheets, we and CAMT ultimately may not enter into definitive agreements with Carrier on terms consistent with the Binding Term Sheets or at all.

On January 7, 2024, we entered into the Common Unit Subscription Agreement with Carrier, pursuant to which Carrier, indirectly through TEP Montana LLC, purchased a number of units in the Predecessor that converted into 1,176,471 shares in the Company upon the closing for an aggregate purchase price of approximately $10.0 million.

Also on January 7, 2024, we entered into a letter agreement with Carrier pursuant to which Carrier was granted the right to nominate one (1) designee, subject to the approval of the Company, for election to the board of directors for so long as Carrier satisfies certain investment conditions, following the Business Combination. Pursuant to the terms of the agreement, Carrier has nominated its director.

GE Vernova.    On January 25, 2024, we entered into the Framework Agreement with GE Vernova, and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company (“GE Vernova Parent”), pursuant to which we and GE Vernova agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form the AirJoule, LLC (the “AirJoule JV”) in which each of us and GE Vernova hold a 50% interest. The purpose of the AirJoule JV is to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize our AirJoule water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa, and Australia.

Upon the JV closing, each party to the Framework Agreement entered into (i) the A&R Joint Venture Agreement, pursuant to which, among other things, the AirJoule JV has the exclusive right to manufacture and supply products incorporating the combined technologies to leading original equipment manufacturers and customers in the Americas, Africa and Australia, (ii) master services agreements, pursuant to which, among other things, each party to the agreement agreed to provide certain agreed services to the AirJoule JV for a period of at least two years following the JV closing (unless earlier terminated by the parties thereto) and (iii) an intellectual property agreement, pursuant to which, among other things, each of the we and GE Vernova Parent agreed to license certain intellectual property to the AirJoule JV. In addition, pursuant to the A&R Joint Venture Agreement, we contributed $10.0 million to the AirJoule JV at the JV closing and expected to contribute additional capital to the AirJoule JV based on a business plan and annual operating budgets to be agreed between us and GE Vernova.

Pursuant to the A&R Joint Venture Agreement, we have agreed to contribute up to an additional $90.0 million in capital contributions to the AirJoule JV following the JV closing based on a business plan and annual operating budgets to be agreed between us and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. Until GE Vernova elects to participate and contributes its pro-rata share of all past capital contributions and commits to contribute its pro-rata share for all future capital contributions, we shall be solely responsible for funding the AirJoule JV, and we shall have a distribution preference under the A&R Joint Venture Agreement for the amount of its post-closing capital contributions plus a 9.50% preferred return on such amounts.

Our Patents

We hold and license foundational patent applications relating to atmospheric latent energy and water harvesting that uniquely position us to capture and drive a meaningful amount of the growth in the rapidly developing atmospheric water harvesting sector. In the first quarter of 2021, we obtained an exclusive worldwide license from PNNL with respect to the self-regenerating dehumidifier technology. We also have two master patent PCT applications and have filed patent applications in all relevant markets relating to the AirJoule units. Our patent applications cover various technologies and components, including latent energy and water harvesting systems, evaporative cooling and water recapture systems, evaporative heat pump systems, water heating systems, low relative humidity drying systems, pre- and mid-cool integration coils, advanced vacuum pump systems, isothermal condenser design, gate and seal systems and methods, HVAC systems with AirJoule integration, and microchannel harvesters and contactors. See “— Intellectual Property.”

Sales and Marketing

As an early participant in the rapidly growing ecosystem of atmospheric water harvesting, we believe we are well-positioned to capture and drive a meaningful amount of growth in the sector. As water harvesting technology continues to advance, we expect a corresponding growth in demand for the products resulting from the deployment of our AirJoule technology. We believe the AirJoule system harvests water from the air more effectively than any other technology that is available in the market today and that the AirJoule system can potentially secure access to and make abundant water for industrial and drinking use almost anywhere on the planet, particularly in water-scarce regions. We aim to offer our products and services in global markets where demand for water and cooling are highest.

In addition to the direct benefit our technology is expected to provide to our customers, we believe our product and service will also enable customers to manage and improve their sustainability profile. Many companies have become increasingly conscious of their environmental footprint as a result of expectations placed upon them by their customers, investors, and other stakeholders. The Governance & Accountability Institute found that in 2023, 99% of S&P 500 companies and 93% of Russell 1000 companies published reports to their investors describing their environmental, social, and governance commitments. Companies are developing strategies to adapt their business models in response to customer and investor demands that these businesses transition to leveraging sustainable, clean energy and invest in solutions to global warming and water scarcity.

Data Centers

The data center industry is experiencing rapid growth, driven by the increasing global demand for digital infrastructure to support cloud computing, artificial intelligence, and big data analytics. The market, fueled by significant investments in hyperscale data centers by major technology companies, is expected to grow at a double-digit compound annual growth rate of 11.7% between 2024 and 2034, according to a recent report from Precedence Research.

Furthermore, the push for energy-efficient and sustainable data center operations, including the adoption of renewable energy and innovative cooling solutions, is shaping the industry’s future. While evaporative cooling is the most efficient method for cooling data centers, it has high water requirements and puts stress on local water systems. New data center designs are increasingly shifting away from evaporative cooling towards liquid cooling or hybrid systems that utilize refrigerant cooling, which use less water but require more energy. AirJoule can utilize low-grade waste heat from data centers to produce dehumidified air and pure distilled water at a very low levelized cost, enabling a refreshed look at energy-efficient adiabatic cooling. The use of waste heat to create water for adiabatic cooling can improve the data center’s power usage effectiveness through reduced thermal load and more efficient cooling. Further, on-site water generation from AirJoule can reduce reliance on municipal water systems, which are increasingly strained by the development of water-intensive operations such as data centers and advanced manufacturing facilities.

Advanced Manufacturing

Advanced manufacturing in the United States is experiencing significant growth, driven by increased investments in domestic production, technological innovation, and supply chain resilience. Key sectors such as semiconductors, aerospace, biotechnology, food and beverage, and renewable energy components are expanding as companies seek to capitalize on government incentives, such as the CHIPS Act, and reduce dependency on foreign suppliers.

Pure water and precise humidity control are critical in advanced manufacturing processes, where even slight deviations in environmental conditions can compromise product quality, equipment performance, and operational efficiency. Industries such as semiconductor fabrication, pharmaceutical production, and aerospace manufacturing rely on ultra-pure water for cleaning, chemical mixing, and cooling, as impurities can lead to defects or inefficiencies in highly sensitive processes. Similarly, controlled dehumidification is essential to maintain optimal moisture levels, preventing corrosion, condensation, and contamination of materials and components. The need for these systems is further heightened in cleanroom environments, where stringent air quality standards demand advanced filtration and humidity regulation to ensure compliance.

AirJoule can be integrated into manufacturing operations to harvest pure distilled water from the atmosphere, recapture water vapor from exhaust air, and provide a more efficient source of dehumidified air compared to existing desiccant-based dehumidification systems. This results in lower operating expenses and improved water sustainability for manufacturers.

Military

The U.S. military has significant water needs to support personnel, equipment, and operations across diverse environments, ranging from domestic bases to remote and austere locations. Water is essential for drinking, sanitation, cooking, medical care, and equipment maintenance, with daily consumption requirements increasing in arid and combat zones. Currently, these needs are fulfilled through a combination of local water sourcing, logistical supply chains, and advanced water purification technologies which involve significant costs of up to $5 per liter of water.

AirJoule’s market-leading technology for harvesting water from air, even in the arid environments, make it ideally suited to improve water security and reduce costs for the U.S. military. AirJoule has already been demonstrated for senior military leaders through the AIR2WATER program led by the US Department of Defense Advanced Research Projects Agency, as well as Thunderstorm 24-4, a showcase focused on innovative technology for expeditionary military operations. The Company is evaluating potential field test deployments with various branches of the U.S. military.

HVAC

According to the International Energy Agency, air conditioning currently accounts for approximately ~10% of global electricity demand, and global demand for air conditioning is expected to triple by 2050. This growth is likely to be accompanied by an increase in global emissions from the additional power generation required, exacerbating climate change. Integrating AirJoule into air conditioning systems can lower power consumption by up to 50% and mitigate some of the negative impacts from the growth in demand for air conditioning.

There are various types of air conditioning systems, but the basic mechanisms are similar across all types. A mechanical system is used to draw in air, which is dehumidified and adjusted to the desired temperature. The dehumidification step occurs when the temperature is lowered using refrigerants and water vapor in the air condenses into water. During this process, condensation heat is generated. Thus, the cooling mechanism must be powerful enough so that the cooling effect exceeds the rise in temperature resulting from condensation heat in order to lower the net temperature of the environment in which this system is being used. Therefore, a significant amount of energy is required to offset condensation heat and lower the indoor temperature, particularly in increasingly hot and humid environments. A recent study found that the removal of humidity in air conditioning requires more energy than the temperature reduction itself and is responsible for more than 1% of all global greenhouse gas emissions.

When integrated into an air conditioning system, AirJoule produces dehumidified air without the heat of condensation, which lowers overall energy requirements for the system and reduces operating expenses for customers. Additionally, AirJoule integration into the system reduces the need for environmentally harmful refrigerants.

Through our partnership with Carrier, they have an exclusive right to commercialize AirJoule for HVAC applications in the Americas for three years after the date of commercialization. We are working closely with them to design an AirJoule system that can be integrated into their products, and we are positioned to be a tier-1 supplier of coated contactors to Carrier as part of this HVAC integration.

Manufacturing

In the fourth quarter of 2024, we achieved breakthrough levels of efficiency by integrating low-grade waste heat into our fifth generation AirJoule prototype, reducing the energy requirement down to 155 Wh/L. We are now developing our 1,000 liter per day preproduction unit, which we expect to be ready for customer demonstrations in 2025. These units are being manufactured by our AirJoule JV in Newark, Delaware.

We expect to commence sales of our first commercial AirJoule units in 2026, and we anticipate that our international partnerships, including our joint venture with GE Vernova, will enable us to transition to mass production quickly and efficiently. We also believe these partnerships will help in the validation and commercialization of our products.

Research and Development

Our management team knows the ability to grow and maintain a leading position in our industries depends on our continuing investment in research and development activities. The goals of our research and development efforts include continuing to optimize our AirJoule systems and corresponding technology and protecting and developing our intellectual property rights in our product and technology. Through a statement of work with GE Vernova, the AirJoule JV is supported by a number of full time employee equivalent engineers and scientists at the GE Vernova Advanced Research Center who are focused on technology advancement and product support, with specific expertise in sorbent and coating development, systems and process engineering, advanced component and system modeling, and component development.

Intellectual Property

As of December 31, 2024 our technology is supported by two master patent PCT applications in the U.S., and we have applications pending in all foreign countries that we believe to be relevant markets for our AirJoule units. Our patent applications cover various technologies and components, including latent energy and water harvesting systems (effective October 1, 2021), evaporative cooling and water recapture systems, evaporative heat pump systems, water heating systems, low relative humidity drying systems, pre- and mid-cool integration coils, advanced vacuum pump systems, isothermal condenser design, gate and seal systems and methods, HVAC systems with AirJoule integration and microchannel harvesters and contactors. As part of the joint venture agreement with GE Vernova, GE Vernova contributed intellectual property related to MOF-coating technology and processes. We are also pursuing additional patent applications relating to recent technology developments, and we expect to continue to pursue further patent applications as the development and optimization of the AirJoule units continues.

We rely on non-disclosure agreements with employees, independent contractors, customers, and other third parties to protect our intellectual property and proprietary rights. Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see “Risk Factors — Risks Related to Intellectual Property — Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.”

Competition

Atmospheric Water Harvesting

Harvesting water from air, which is often referred to as atmospheric water harvesting, is an emerging sector focused on extracting water from ambient air to address the growing global demand for sustainable water solutions. The current market for systems that harvest water from air is highly fragmented, with most competitors offering products that rely on condensation-based methods, using energy and refrigerants to cool air below its dew point and collect the resulting water droplets. Other products incorporate desiccant materials that absorb humidity from the air, then release it as liquid water when heated. The primary drawback from these existing technologies is that they require significant amounts energy to operate, which negatively impacts cost-efficiency.

We believe that AirJoule, with its transformational technology and unprecedented efficiency for harvesting water vapor, provides superior energetics compared to incumbent technologies and positions us to capture a meaningful amount of the growth in this evolving sector.

Dehumidification

Several established players have a significant presence in the industrial dehumidification market, leveraging extensive experience, broad product portfolios, and strong global distribution networks. Our AirJoule technology produces dehumidified air at a fraction of the energy required for conventional desiccant-based systems, which can yield significant operating expense savings for customers that require dehumidified air in their operations.

HVAC

The production and sale of HVAC equipment is highly competitive. HVAC manufacturers primarily compete on the basis of price, depth of product line, product efficiency and reliability, product availability and warranty coverage. The largest companies in the HVAC market include Carrier, Trane Technologies plc, Lennox International, Inc., Mitsubishi Electric Corporation and Rheem Manufacturing Company, among others. A number of factors affect competition in the HVAC market, including the development and application of new technologies and an increasing emphasis on the development of more efficient HVAC products.

In addition, there are several startups focused on disrupting the air conditioning industry by introducing innovative new products that attempt to compete with and displace the large incumbent companies. These startups include Blue Frontier, Mojave Systems, and Transaera.

While AirJoule’s superior energy-efficiency for dehumidification has the potential to transform air conditioning, our strategy does not involve competing directly against the large incumbents. Rather, we have chosen to partner with Carrier and work with them to integrate AirJoule into their air conditioning products. We intend to be a tier-1 supplier to Carrier for AirJoule’s key component — the sorbent-coated contactors. We also intend to license the designs for the other proprietary components to Carrier’s existing suppliers.

Seasonality

AirJoule captures moisture from the air, and variations in ambient humidity levels can occur due to seasonal weather patterns. While certain geographic regions may experience fluctuations in water vapor content throughout the year, we do not anticipate these seasonal shifts to materially impact our future sales or operations. The industries we are targeting — including data centers, advanced manufacturing, the military, and HVAC — maintain consistent, year-round demand for reliable humidity control and water availability. Additionally, our global footprint and ability to supply multiple markets help mitigate any localized seasonality effects. As a result, we expect overall demand and performance to remain relatively stable, despite potential seasonal variations in moisture levels.

Government Regulation

Our business activities are subject to various laws, rules, and regulations across multiple jurisdictions. Compliance with these laws, rules, and regulations has not had a material effect upon our capital expenditures, results of operations, or competitive position, and we do not currently anticipate material capital expenditures to comply with applicable EHS laws and regulations. Nevertheless, compliance with existing or future governmental regulations, including, but not limited to, those pertaining to international operations, export controls, business acquisitions, consumer and data protection, environmental protection, employee health and safety, and taxes, could have a material impact on our business in subsequent periods. Please see “Risk Factors” for a discussion of these potential impacts.

Legal Proceedings

We have not been, are not currently a party to, nor are we aware of, any legal proceeding or claim which, in the opinion of management, is likely to materially adversely affect our business or financial results or condition. From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions or relief.

Facilities

Our principal executive office is located in Ronan, Montana. We currently lease 4,000 square feet of office and research and development space in Polson, Montana. Along with the AirJoule JV manufacturing facility in Newark, DE, the facility in Polson, MT accommodates our pilot product development and engineering functions. We believe that our office and pilot prototyping spaces are adequate for our needs for the immediate future and, should we need additional space in connection with our expansion plans, we believe we will be able to obtain additional space on commercially reasonable terms.

Human Capital Resources

As of December 31, 2024, we had seventeen employees and contractors, fifteen of whom are located in the United States, one of whom is located in the United Kingdom and one of whom is located in the United Arab Emirates. Most of our employees and contractors work remotely, and most of our engineering employees and contractors spend significant time at our research facility in Polson, MT and at the AirJoule JV manufacturing facility in Newark, DE. None of our employees or contractors are represented by a labor union. We have not experienced any work stoppages, and we believe we maintain good employee and contractor relations.

MANAGEMENT

Management and Board of Directors

The following sets forth certain information, as of April 25, 2025, concerning the persons who serve as our executive officers and directors.

Name	Age	Position
Matthew B. Jore	62	Chief Executive Officer and Director
Stephen S. Pang	43	Chief Financial Officer
Jeffrey D. Gutke	53	Chief Administrative Officer
Patrick C. Eilers	58	Executive Chair and Director
Max S. Baucus	83	Director
Paul Dabbar	57	Director
Stuart D. Porter	57	Director
Marwa Zaatari	39	Director
Ajay Agrawal	62	Director
J. Kyle Derham	37	Director

Executive Officers

Matthew B. Jore has served as a member of the Board and the Chief Executive Officer of AirJoule since the consummation of the Business Combination. Mr. Jore founded our Predecessor in October 2012 (f/k/a E-Cell Energy, LLC), and served as Chairman and Chief Executive Officer of our Predecessor since its founding. Prior to founding our Predecessor, Mr. Jore founded Core Innovation and Jore Corporation, a power tool and accessories manufacturer that generated in excess of $50 million in annual revenue, which Mr. Jore previously led through a successful initial public offering. Mr. Jore has over thirty years of experience successfully founding and leading innovative product-based companies. Mr. Jore holds a B.A. in Political Science and Economics, Business from University of Montana. We believe that Mr. Jore is qualified to serve on the Board due to his deep knowledge of AirJoule and his general industry experience.

Stephen Pang has served as the Chief Financial Officer of AirJoule since May 1, 2024. Mr. Pang previously served as Managing Director and Portfolio Manager at TortoiseEcofin Investments (“TortoiseEcofin”) and was responsible for TortoiseEcofin’s public and private direct investments across its energy transition and infrastructure strategies. At TortoiseEcofin, he served as Chief Financial Officer for Tortoise Acquisition Corp., which merged with Hyliion Inc. (NYSE: HYLN) in October 2020. After the business combination, he continued to serve as a director and was a member of its audit committee until February 2024. Mr. Pang also served as Chief Financial Officer and a Director of Tortoise Acquisition Corp. II until the completion of its business combination in August 2021 with Volta Industries, Inc. (“Volta”). Volta was subsequently acquired by Shell USA in March 2023. Prior to joining AirJoule, he also served as President and Chief Financial Officer of TortoiseEcofin Acquisition Corp. III (NYSE: TRTL), which announced a business combination with One Energy Enterprises Inc. in August 2023. Before joining Tortoise Capital Advisors in 2014, Mr. Pang was a director in Credit Suisse’s Equity Capital Markets Group. Prior to joining Credit Suisse in 2012, he spent eight years in Citigroup Global Market’s Investment Banking Division, where he focused on equity underwriting and corporate finance in the energy sector. Mr. Pang earned a Bachelor of Science in Business Administration from the University of Richmond and is a CFA charterholder.

Jeffrey D. Gutke has served as the Chief Administrative Officer of AirJoule since May 1, 2024 and previously served as the Chief Financial Officer of AirJoule from the consummation of the Business Combination to May 1, 2024. Mr. Gutke has also served as the Chief Financial Officer of our Predecessor from April 2021 to May 1, 2024. In January 2021, Mr. Gutke founded Doxey Capital LLC, a private investment and advisory services firm. Prior to founding Doxey Capital LLC, Mr. Gutke served as the Managing Director of Talara Capital Management and was a member of the firm’s investment committee from February 2017 to January 2021. Prior to joining Talara Capital Management, Mr. Gutke served as a director of Denham Capital Management and a manager at each of J.M. Huber Corporation and Aquila Energy Capital Corporation. Mr. Gutke has over twenty-five years of financial, operational and technical experience in the private equity, structured finance and investment banking industries with a specific focus on energy. Mr. Gutke holds a B.S. in Mechanical Engineering from Brigham Young University and an M.B.A. from Tulane University.

Patrick C. Eilers has served as a member of the Board since the consummation of the Business Combination. Until the Closing, Mr. Eilers had served as the Chief Executive Officer and a member of the board of directors of XPDB since its formation in March 2021. Mr. Eilers is the founder and has served since 2019 as the Managing Partner of TEP, a private equity firm focused on the energy & power transition, in particular its impact on the electrical grid, with an expertise in (i) renewable energy, (ii) energy storage, technology, equipment & services, and (iii) transitional energy infrastructure. Mr. Eilers has over 20 years of investment experience focused on the energy & power transition. Mr. Eilers served as Chief Executive Officer and Director of Power & Digital Infrastructure Acquisition Corp. from December 2020 until the completion of its merger with Core Scientific in January 2022. Prior to founding TEP, Mr. Eilers was a Managing Director on the BlackRock Infrastructure Platform, where he also served as an Investment Committee member for BlackRock’s Global Renewable Power Fund, Global Energy & Power Infrastructure Fund, and chaired the Energy & Power Private Equity Fund. Prior to joining BlackRock in 2016, he also worked at Madison Dearborn Partners overseeing the firm’s energy, power, and chemicals practices for 10 years. Mr. Eilers earned a Bachelor of Science in Biology and Mechanical Engineering from the University of Notre Dame and a Master of Business Administration from the Kellogg School of Management at Northwestern University. We believe Mr. Eilers is well qualified to serve as one of our directors due to his extensive executive, director and leadership experience in private equity and investment banking, including extensive knowledge relating to the power generation, power infrastructure, transmission, and battery storage industries.

Non-Employee Directors

Max S. Baucus has served as a member of the Board since the consummation of the Business Combination. In 2014, then-U.S. President Barack Obama nominated Mr. Baucus to be Ambassador of the United States of America to the People’s Republic of China, a position he held until 2017. Ambassador Baucus formerly served as the senior United States Senator from Montana from 1978 to 2014 and was Montana’s longest serving U.S. Senator. While in the Senate, Ambassador Baucus was Chairman and Ranking Member of the Senate Committee on Finance (the “Finance Committee”). As chairman of the Finance Committee, he was the chief architect of the Affordable Health Care Act (ACA), which was signed into law by President Obama on March 23, 2009. In addition, as chairman of the Finance Committee, Ambassador Baucus led the passage and enactment of the Free Trade Agreements with 11 countries. While serving on the Senate Agriculture Committee, he led the securement of reauthorization for numerous farm bills. As a member of the Committee on Environment and Public Works, he guided many highway bills and other infrastructure legislation to passage as well as leading the passage of The Clean Air Act of 1990. Before his election to the U.S. Senate, Ambassador Baucus represented Montana in the U.S. House of Representatives from 1975 to 1978. Ambassador Baucus earned a Bachelor’s and Juris Doctor degree from Stanford University. Ambassador Baucus currently has a consulting business, Baucus Group LLC, and, since 2017, has been advising technology and biotech companies, as well as engaging in numerous public speaking engagements. Ambassador Baucus and his wife have also founded a public policy institute at the University of Montana School of Law, The Baucus Institute. We believe Mr. Baucus is well qualified to serve as one of our directors due to his extensive experience in domestic and international trade and legislative processes.

Paul Dabbar has served as a member of the Board since the consummation of the Business Combination. Until the Closing, Mr. Dabbar had served as a member of the board of directors of XPDB since December 2021. Mr. Dabbar is the Co-Founder Bohr Quantum Technology Corp, a quantum communications company, and served as the company’s Chief Executive Officer from 2021 through February 2025. Mr. Dabbar has served on the board of directors of Dominion Energy, Inc. (NYSE: D) since November 2023 and served on the board of directors of XPDI I from February 2021 until the completion of its merger with Core Scientific in January 2022. Prior to Bohr Quantum, Mr. Dabbar served as Under Secretary for Science at the U.S. Department of Energy from 2017 to 2021, managing the operations of, and investing capital at the seventeen U.S. National Laboratories, conducting research and development in energy, technology and the sciences. Mr. Dabbar was previously a Managing Director in investment banking at J.P. Morgan Chase & Co., in energy and mergers & acquisitions from 1996 to 2017. Mr. Dabbar was also previously a nuclear submarine officer in the U.S. Navy. Mr. Dabbar earned a Bachelor of Science from the U.S. Naval Academy and an MBA from Columbia University. We believe Mr. Dabbar is well qualified to serve as one of our directors due to his extensive leadership experience in the communications and energy industry.

Stuart D. Porter has served as a member of the Board since the consummation of the Business Combination. Mr. Porter has over 29 years of senior investment experience, including as a Founder and Managing Partner of Denham Capital, where he currently serves as the Chief Executive Officer and Chief Investment Officer. Mr. Porter also serves on Denham Capital’s Investment Committee and Valuation Committee. Mr. Porter has served on the Board of Directors of ChampionX Corporation (Nasdaq: CHX) since June 3, 2020 and on the Board of Directors of GameSquare Holdings, Inc. (Nasdaq: GAME) since April 2023. Prior to founding Denham Capital in 2004, Mr. Porter was a founding partner of Sowood Capital Management LP and, prior thereto, was employed as a Vice President and Portfolio Manager at Harvard Management Company, Inc., where he focused on public and private transactions in the energy and commodities sectors. Mr. Porter previously worked for Bacon Investments and at J. Aron, a division of Goldman Sachs. While at J. Aron, he worked on the Goldman Sachs Commodity Index desk. Prior to joining J. Aron, Mr. Porter was a self-employed trader at the Chicago Board of Trade and was employed by Cargill Incorporated in Minnetonka, Minnesota in the Financial Markets Division. Mr. Porter received a Bachelor of Arts from the University of Michigan and a Master of Business Administration degree from the University of Chicago Booth School of Business. We believe that Mr. Porter is qualified to serve as a member of the Board due to his extensive senior investment experience and leadership skills.

Marwa Zaatari has served as a member of the Board since the consummation of the Business Combination. In November 2020, Dr. Zaatari co-founded D ZINE Partners and has served as the Chief Science Officer of D ZINE Partners since its founding. Prior to co-founding D ZINE Partners, Dr. Zaatari served as the Vice President of Building Solutions of enVerid Systems, Inc. from January 2015 through May 2020. Prior to joining enVerid Systems, Inc., Dr. Zaatari served as a consultant of Trinity Consultants and as the Chair of Indoor Air Quality Procedure of the U.S. Green Building Counsel (“USGBC”). Since May 2020, Dr. Zaatari has served as a member of the Board of Advisors of enVerid Systems, Inc. Dr. Zaatari also serves as a member of the Board of Directors of USGBC, as a member of the Technical Advisory Committee of the USGBC Center for Green Schools and as a member of various committees of the American Society of Heating, Refrigerating and Air-Conditioning Engineers (“ASHRAE”), including vice chair for ASHRAE Standards 62.1 and the Environmental Health Committee and a voting member for ASHRAE Standard 241. Dr. Zaatari received a Ph.D. in Architectural and Environmental Engineering from the University of Texas at Austin and a master’s degree in engineering management from The American University of Beirut, Lebanon, with a specialization in energy management. We believe that Dr. Zaatari is qualified to serve as a member of the Board due to her extensive experience in HVAC design innovation and her deep knowledge of industry standards.

Ajay Agrawal has served as a member of the Board since the consummation of the Business Combination. Mr. Agrawal is the Senior Vice President of Global Services and Chief Business Development Officer for Carrier. He joined Carrier in October 2019, prior to its spin-off from United Technologies Corporation (“UTC”). He is widely recognized as a results-oriented leader with deep strategic and ESG expertise, strong global experience, ability to drive profitable growth, and guide complex business transformations. He has led the formulation and execution of Carrier’s enterprise and portfolio strategies as an independent public company. This includes transformational moves to focus the company on intelligent climate solutions, resulting in the sale of Chubb, acquisition of Viessmann Climate Solutions, and exit of Fire & Security and Commercial Refrigeration portfolio. He has implemented lifecycle strategies to accelerate Carrier’s core aftermarket business, which has grown by a double-digit compound annual growth rate since 2021. Prior to joining Carrier, Mr. Agrawal spent 14 years, from 2005 to 2019, at UTC across multiple divisions and corporate headquarters. Most recently, he served as President, Aftermarket at Collins Aerospace and UTC Aerospace Systems. He also led the integration of Rockwell Collins, a large commercial aftermarket business at Pratt & Whitney. He also led UTC Financial Planning & Analysis. Prior to joining UTC, he spent seven years with Bain & Company, a global strategy consulting firm, where he led broad-based client engagements with mid to large-size companies (both publicly and privately equity held) across the industrial, healthcare, financial services and retail sectors. Mr. Agrawal has an MBA from Carnegie Mellon University’s Tepper School of Business, where he earned their highest honor (Elliott Dunlop Smith Award). He also has a Ph.D. in Engineering from the University of Missouri. We believe that Mr. Agrawal is qualified to serve as a member of the Board due to his deep extensive industry and public company experience.

J. Kyle Derham has served as a member of the Board since April 25, 2024 and as the Lead Independent Director since March 2025. Mr. Derham is a partner at Rice Investment Group, where he has served since January 2018. Mr. Derham served as the Chief Executive Officer and a member of the board of directors of Rice Acquisition Corp. II (NYSE: RONI), a special purpose acquisition company (“RONI”), from February 2022 until RONI completed its initial business combination with Net Power, LLC in June 2023. Upon closing of the business combination, RONI changed its name to “NET Power Inc.” Mr. Derham has continued to serve as a member of the board of directors of Net Power, Inc. (NYSE: NPWR) since June 2023. Mr. Derham served as the Chief Financial Officer and a member of the board of directors of Rice Acquisition Corp. I (NYSE: RICE), a special purpose acquisition company (“RICE”), from October 2020 until September 2021 when RICE completed its initial business combination with Archaea Energy II LLC and Aria Energy LLC. Upon closing of the business combination, RICE changed its name to “Archaea Energy Inc.” Mr. Derham served as a member of the board of directors of Archaea Energy Inc. (NYSE: LFG) from September 2021 through December 2022, when Archaea Energy Inc. was acquired by BP Products North America Inc.

From July 2019 through December 2021, Mr. Derham served as interim Chief Financial Officer of EQT Corporation (“EQT”) and subsequently served as a strategic advisor to EQT. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy and Rice Midstream from January 2014 through November 2017. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank. Mr. Derham earned a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania. We believe that Mr. Derham is qualified to serve as a member of the Board due to his extensive public company and executive management experience.

Family Relationships

There are no familial relationships among our directors and executive officers.

Corporate Governance

Composition of the Board

The business and affairs of the Company are organized under the direction of its Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to the AirJoule’s management. The Board meets on a regular basis and additionally as required. In accordance with the terms of the Bylaws, which became effective upon the consummation of the Business Combination, the Board may establish the authorized number of directors from time to time by resolution. The Board consists of eight members. In accordance with the Charter, which became effective upon the consummation of the Business Combination, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The members of the Board are divided among the three classes as follows:

●	the Class I directors are Matthew B. Jore and Stuart Porter and their terms will expire at the annual meeting of stockholders to be held in 2025.

●	the Class II directors are Max S. Baucus, Paul Dabbar and J. Kyle Derham and their terms will expire at the annual meeting of stockholders to be held in 2026; and

●	the Class III directors are Patrick C. Eilers, Marwa Zaatari and Ajay Agrawal and their terms will expire at the annual meeting of stockholders to be held in 2027.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of AirJoule’s management or a change in control. See “Description of Securities of AirJoule — Anti-Takeover Provisions — Classified Board.”

Independence of the Board of Directors

Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

As a result of the Class A Common Stock being listed on the Nasdaq, the Company is required to comply with the applicable rules of such exchange in determining whether members of the Company Board are independent. The Board has determined that Dr. Zaatari and Messrs. Baucus, Dabbar, Agrawal and Derham are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Lead Independent Director

Our Corporate Governance Guidelines provide that, if the Chairman of the Board is a member of management or does not otherwise qualify as independent, the independent directors may elect a Lead Independent Director. In March 2025, the independent directors elected Mr. Derham to serve as the Board’s Lead Independent Director. The Lead Independent Director’s responsibilities include, but are not limited to: (i) presiding over all meetings of our Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; (ii) approving Board meeting schedules and agendas; and (iii) acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board.

Board Committees

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have a standing audit committee (the “Audit Committee”), nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) and compensation committee (the “Compensation Committee”). In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Audit Committee

Our Audit Committee consists of Paul Dabbar, Ajay Agrawal and J. Kyle Derham, with Paul Dabbar serving as chairperson. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our Audit Committee must be composed entirely of independent members. Our Board has affirmatively determined that Paul Dabbar, Ajay Agrawal and J. Kyle Derham each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our Audit Committee also meets the financial literacy requirements of the Nasdaq listing standards. In addition, our Board has determined that Paul Dabbar qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board adopted a written charter for the Audit Committee, which is available on our corporate website at www.airjouletech.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to AirJoule’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee AirJoule’s independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm their independence from management;

●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related person transactions;

●	reviewing our investment philosophy and policies, including the allocation and performance of our investment portfolio; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

AirJoule’s Compensation Committee consists of Max S. Baucus and Marwa Zaatari, with Marwa Zaatari serving as chairperson. Our Board has affirmatively determined that Max S. Baucus and Marwa Zaatari each meet the definition of “independent director” for purposes of serving on the Compensation Committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our Board adopted a written charter for the Compensation Committee, which is available on our corporate website at www.airjouletech.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the Compensation Committee will include:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the Board, in conjunction with a majority of the independent members of the Board) the compensation of our Chief Executive Officer;

●	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

●	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans, policies and programs;

●	reviewing and approving all employment agreement and severance arrangements for our executive officers;

●	reviewing and administering any stock ownership guidelines for our executive officers;

●	making recommendations to our Board regarding the compensation of our directors; and

●	retaining and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

AirJoule’s Nominating and Corporate Governance Committee consists of Max S. Baucus and Paul Dabbar with Max S. Baucus serving as chairperson. Our Board has affirmatively determined that Max S. Baucus and Paul Dabbar each meet the definition of “independent director” under Nasdaq rules. Our Board adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at www.airjouletech.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Specific responsibilities of the Nominating and Corporate Governance Committee include:

●	identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;

●	overseeing succession planning for our Chief Executive Officer and other executive officers;

●	periodically reviewing our Board’s leadership structure and recommending any proposed changes to our Board;

●	overseeing an annual evaluation of the effectiveness of our Board and its committees; and

●	developing and recommending to our board of directors a set of corporate governance guidelines.

Risk Oversight

One of the key functions of the Board is informed oversight of AirJoule’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and AirJoule’s Audit Committee has the responsibility to consider and discuss AirJoule’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. AirJoule’s Compensation Committee also assesses and monitors whether AirJoule’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Code of Ethics and Conduct

AirJoule has adopted a written Code of Ethics and Conduct that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Conduct is available at AirJoule’s website, www.airjouletech.com. In addition, AirJoule intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics and Conduct. The reference to the AirJoule website address does not constitute incorporation by reference of the information contained at or available through AirJoule’s website, and you should not consider it to be a part of this prospectus.

Insider Trading Policy

We maintain an Insider Trading Policy that governs the purchase, sale, and other transactions in our securities by our directors, officers, and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. This policy applies to employees, directors, and consultants of the Company (“Covered Individuals”) and such persons’ immediate family members, persons with whom they share a household, persons who are their economic dependents, and any other individuals or entities whose transactions in securities they influence, direct, or control (“Related Persons”).

Under the policy, Covered Individuals aware of material nonpublic information relating to the Company and their Related Persons may not engage in any transactions with the Company’s securities, subject to exceptions permitting option exercises, tax withholding transactions, sell-to-cover transactions, 10b5-1 automatic trading programs and bona fide gifts. The policy applies to securities issued by the Company as well as derivative securities not issued by the Company, such as exchange-traded put or call options or swaps related to the Company’s securities. The policy also requires quarterly trading blackout periods during which directors, officers, and certain employees and their Related Persons may not conduct any trades in Company securities in the period beginning ten calendar days before the end of each fiscal quarter and ending one full trading day after the Company releases its financial results for that quarter. In addition to the other requirements in the Insider Trading Policy, officers, directors and certain employees are subject to pre-clearance requirements under which they cannot engage in any transaction in the Company’s securities without first obtaining pre-clearance from the Company’s Chief Legal Officer. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report for the year ended December 31, 2024.

Clawback Policy

We maintain a Compensation Recovery Policy (the “Compensation Recovery Policy”), in compliance with the final clawback rules and regulations adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the listing standards adopted by Nasdaq. In the event the Company is required to prepare an accounting restatement, the Compensation Recovery Policy requires us to recover, reasonably promptly, from current and former executive officers (as defined under the applicable rules) any amount of incentive-based compensation that was erroneously awarded (i.e., that was earned, granted or vested based on the achievement of a financial reporting measure), unless the Compensation Committee determines that recovery would be impracticable.

Following the Company’s issuance of its unaudited financial statements as of and for the three months ended March 31, 2024 (the “Q1 Financial Statements”), the Company identified an unintentional error in the Q1 Financial Statements and, accordingly, subsequently restated its Q1 Financial Statements, as further described in the Company’s Quarterly Report on Form 10-Q/A for the three month period ended March 31, 2024. This restatement did not affect any incentive-based compensation that was earned, granted or vested based on the achievement of a financial reporting measure and, accordingly, the Company determined that the restatement would not result in the recoupment of compensation under the Compensation Recovery Policy.

EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “AirJoule” refers to AirJoule Technologies Corporation and its consolidated subsidiaries.

This section discusses the material components of the executive compensation program for AirJoule’s executive officers who are named in the “Summary Compensation Table” below.

In 2024, AirJoule’s “named executive officers” and their positions were as follows:

●	Matthew Jore, Chief Executive Officer;

●	Stephen S. Pang, Chief Financial Officer; and

●	Patrick C. Eilers, Executive Chairman.

Each of Messrs. Pang and Eilers has served in his respective role since May 2024.

Summary Compensation Table

The following table sets forth information concerning the compensation of AirJoule’s named executive officers for the fiscal years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Matthew B. Jore	2024	338,462	—	511,500	511,499	180,000	6,000	1,547,461
Chief Executive Officer	2023	240,000	—	—	—	—	—	240,000
Stephen S. Pang	2024	193,846	—	600,675	479,711	150,000	—	1,424,232
Chief Financial Officer
Patrick C. Eilers	2024	193,846	—	255,750	255,749	120,000	—	825,345
Executive Chairman

(1)	Amounts in this column for Mr. Jore include consulting fees paid to Mr. Jore through May 2024 for his services to the Company as an independent contractor through MRJ, LLC (“MRJ”), and salary paid to Mr. Jore from May 2024 through December 2024. For additional detail, please see “Narrative Disclosure to Summary Compensation Table — Consulting Fees,” “Narrative Disclosure to Summary Compensation Table — Base Salaries and Annual Bonuses” and “Executive Compensation Arrangements — Jore Consulting Arrangement” below.
(2)	Amounts in this column reflect the aggregate grant date fair value of restricted stock units granted during 2024 computed in accordance with FASB’s ASC Topic 718, Stock-based Compensation (“ASC Topic 718”), rather than the amounts paid to or realized by the named executive officer. Assumptions used in calculating the value of all restricted stock unit awards made to the named executive officers are included in Note 11 — Share-based Compensation.
(3)	Amounts in this column reflect the aggregate grant date fair value of stock options granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The assumptions used in calculating the value of all option awards made to the named executive officers are included in Note 11 — Share-based Compensation.
(4)	Amounts for 2024 were earned in recognition of 2024 performance, and was paid to the named executive officers in March 2025. See “Narrative Disclosure to Summary Compensation Table — Base Salaries and Annual Bonuses — Annual Bonuses” below for additional information.
(5)	Amount in this column for Mr. Jore reflects the aggregate lease payments made by the Company to Mr. Jore in January, February and March 2024 pursuant to a property lease agreement between the Company and Mr. Jore, which was terminated upon the close of the Business Combination.

Narrative Disclosure to Summary Compensation Table

Consulting Fees

During 2024, Mr. Jore provided services to the Company as an independent contractor through MRJ through April 30, 2024, and became a full-time employee of AirJoule on May 1, 2024. Mr. Jore’s consulting fees through April 30, 2024 were $20,000 per month. The Summary Compensation Table above shows the actual consulting fees paid to Mr. Jore during 2024, together with the base salary he received from AirJoule for his role as Chief Executive Officer from May 1, 2024 through the December 31, 2024.

Base Salaries and Annual Bonuses

Effective as of May 1, 2024, the Compensation Committee approved annual base salaries and annual target bonuses (expressed as a percentage of annual base salary) for each of the named executive officers, as set forth in the following table:

Named Executive Officer	Annual Base Salary	Target Bonus (% of Base Salary)
Matthew B. Jore	$400,000	75%
Stephen S. Pang	$300,000	50%
Patrick C. Eilers	$300,000	50%

2024 Salaries

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The Summary Compensation Table above shows the actual base salaries (together with, for Mr. Jore, consulting fees) paid to each named executive officer in 2024.

Annual Bonuses

In 2024, each of our named executive officers was eligible to earn an annual cash incentive bonus (targeted at the amount set forth in the table above). The actual cash bonuses awarded to each named executive officer for 2024, which were determined by the Compensation Committee based on the achievement of certain Company performance goals and individual performance goals, are set forth in the Summary Compensation Table above.

Equity Compensation

Stock Options

On June 6, 2024, the Compensation Committee granted Messrs. Jore, Pang and Eilers options to purchase 131,664, 65,832 and 65,832 shares of Class A Common Stock, respectively, under the Company’s 2024 Incentive Award Plan (the “Incentive Plan”). The Compensation Committee also granted Mr. Pang an additional option to purchase 177,747 shares of Class A Common Stock. The options granted to the named executive officers in 2024 are eligible to vest as to 25% of the underlying shares on the first anniversary of June 6, 2024 and as to the remaining underlying shares in 12 substantially equal quarterly installments thereafter, subject to the named executive officer’s continued service through the applicable vesting date.

Each option will vest in full (to the extent then-unvested) upon the applicable named executive officer’s termination of service due to his death or disability. In addition, if the applicable named executive officer incurs a termination of service (i) without “cause” (as defined in the applicable award agreement) within three months prior to, or 12 months following, a “change in control” of the Company (as defined in the Incentive Plan) or (ii) due to his resignation for “good reason” (as defined in the applicable award agreement) within 12 months following a change in control, then subject to his timely execution and non-revocation of a release of claims, the option will vest in full (to the extent then-unvested).

Restricted Stock Units

On June 6, 2024, the Compensation Committee granted Messrs. Jore, Pang and Eilers 50,000, 25,000 and 25,000 restricted stock units, respectively, under the Incentive Plan. The Compensation Committee also granted Mr. Pang a one-time award of 67,500 restricted stock units on September 9, 2024. The awards of restricted stock units granted to the named executive officers in 2024 are eligible to vest as to 25% of the restricted stock units subject thereto on each of the first four anniversaries of June 6, 2024, subject to the named executive officer’s continued service through the applicable vesting date.

Each award of restricted stock units will vest in full (to the extent then-unvested) upon the applicable named executive officer’s termination of service due to his death or disability. In addition, if the applicable named executive officer incurs a termination of service (i) without “cause” (as defined in the applicable award agreement) within three months prior to, or 12 months following, a “change in control” of the Company (as defined in the Incentive Plan) or (ii) due to his resignation for “good reason” (as defined in the applicable award agreement) within 12 months following a change in control, then subject to his timely execution and non-revocation of a release of claims, the restricted stock units will vest in full (to the extent then-unvested).

Equity Award Timing Policies and Practices

We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has historically granted such awards on a predetermined annual schedule.

Other Elements of Compensation

Health and Welfare Benefits

Our named executive officers are eligible to participate in our employee health and welfare plans (including medical, dental and vision plans), to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

We believe these benefits are appropriate and provide a competitive compensation package to our named executive officers. We do not currently, and we did not during 2024, provide material perquisites to any of our named executive officers.

Retirement Plan

In January 2025, we implemented a 401(k) retirement savings plan for our employees, including the named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full time employees. The 401(k) plan permits eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) retirement savings plan. The 401(k) retirement savings plan provides for matching contributions of up to 4% of employees’ eligible compensation contributed to the 401(k) retirement savings plan, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. As the 401(k) retirement savings plan was not in place during 2024, no employer matching contributions were made with respect to our employees (including our named executive officers) during 2024.

No Tax Gross-Ups

AirJoule does not make gross-up payments to cover its named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by AirJoule.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards as of December 31, 2024 for each of our named executive officers.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Matthew B. Jore	6/6/2024	6/6/2024	—	131,664	10.23	6/6/2034	—	—
	6/6/2024	6/6/2024	—	—	—	—	50,000	398,500
Stephen S. Pang	6/6/2024	6/6/2024	—	65,832	10.23	6/6/2034	—	—
	6/6/2024	6/6/2024	—	—	—	—	25,000	199,250
	9/9/2024	6/6/2024	—	177,747	10.23	6/6/2034	—	—
	9/9/2024	6/6/2024	—	—	—	—	67,500	537,975
Patrick C. Eilers	6/6/2024	6/6/2024	—	65,832	10.23	6/6/2034	—	—
	6/6/2024	6/6/2024	—	—	—	—	25,000	199,250

(1)	Represents options to purchase shares of Class A Common Stock, which are eligible to vest as to 25% of the underlying shares on the first anniversary of the applicable vesting commencement date and as to the remaining underlying shares in 12 substantially equal quarterly installments thereafter, subject to the named executive officer’s continued service through the applicable vesting date. These options are subject to accelerated vesting in connection with certain terminations of the named executive officer’s service with the Company, as further described under the section titled “Narrative Disclosure to Summary Compensation Table — Equity Compensation — Stock Options” above.
(2)	Represents awards of restricted stock units, which are eligible to vest as to 25% of the restricted stock units subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to the named executive officer’s continued service through the applicable vesting date. These awards of restricted stock units are subject to accelerated vesting in connection with certain terminations of the named executive officer’s service with the Company, as further described under the section titled “Narrative Disclosure to Summary Compensation Table — Equity Compensation — Restricted Stock Units” above.
(3)	The market value for the restricted stock units is calculated based on the closing price of our Class A Common Stock as of December 31, 2024, which was $7.97 per share.

Executive Compensation Arrangements

Jore Consulting Arrangement

Pursuant to the consulting agreement between AirJoule and MRJ, an entity partially owned by Mr. Jore, dated January 1, 2019 (the “Jore Consulting Agreement”), Mr. Jore (through MRJ) provided consulting services to AirJoule in exchange for a monthly consulting fee equal to $20,000 through April 30, 2024. The Jore Consulting Agreement contained confidentiality and non-disclosure covenants and invention assignment provisions. On May 1, 2024, Mr. Jore became a full-time employee of AirJoule and, in connection therewith, the Jore Consulting Agreement was terminated.

Offer Letters

The Company is and was during 2024, following the close of the Business Combination, party to an offer letter with each of the named executive officers, which sets forth the terms and conditions of employment for each named executive officer, including his initial base salary, initial target bonus, eligibility to receive equity awards and eligibility to participate in our employee benefit plans.

Executive Severance Plan

On June 6, 2024, the Company adopted an Executive Severance Plan, pursuant to which certain employees with a title of Vice President or higher selected by the Compensation Committee to participate in the Executive Severance Plan are eligible for severance benefits upon certain terminations of employment. In 2024, after the adoption of the Executive Severance Plan, each of Messrs. Jore, Pang and Eilers were participants in the Executive Severance Plan.

Under the Executive Severance Plan, in the event of a named executive officer’s termination of employment by the Company without “cause” or by the executive for “good reason” (each as defined in the Executive Severance Plan) (each, a “Qualifying Termination”), the executive will be eligible to receive the following payments and benefits:

●	continued payment of the executive’s base salary for nine months (or, for Mr. Jore, 12 months) following the Qualifying Termination; and

●	Company-subsidized COBRA continuation for the executive and his covered dependents for a period of up to nine months (or, for Mr. Jore, 12 months) following the Qualifying Termination.

In the event of the applicable named executive officer’s Qualifying Termination during the 12-month period following the consummation of a “change in control” of the Company (as defined in the Incentive Plan) or, solely if such Qualifying Termination is by reason of a termination by the Company without “cause,” during the three month period prior to the consummation of a change in control, then in lieu of the payments and benefits described above, the executive will be eligible to receive following payments and benefits:

●	an amount equal to 12 months (or, for Mr. Jore, 18 months) of base salary, payable in a lump-sum;

●	an amount equal to 12 months (or, for Mr. Jore, 18 months) of the Company’s portion of monthly COBRA premium contributions for the executive and his covered dependents, payable in a lump-sum; and

●	an amount equal to 100% (or, for Mr. Jore, 150%) of the executive’s target annual cash performance bonus for the calendar year in which such Qualifying Termination occurs, payable in a lump-sum.

The Executive Severance Plan provides that each outstanding Company equity award held by the applicable named executive officer as of the date of his Qualifying Termination will be treated in accordance with the terms and conditions of the applicable Company equity plan and award agreement governing such equity award.

The applicable named executive officer’s right to receive the applicable severance payments and benefits described above is subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates, and his continued compliance with any applicable restrictive covenants.

In the event that any payments under the Executive Severance Plan, together with any other amounts paid to a named executive officer, would subject the executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the executive.

Director Compensation

Pre-Business Combination Director Compensation

None of our non-employee directors received any cash, equity or other compensation for their service on the Board during 2024.

Post-Business Combination Director Compensation

In June 2024, the Board approved a one-time cash payment of $50,000 to Mr. Dabbar and granted a one-time equity award to Mr. Dabbar with a target value of $108,000, granted 50% in the form of restricted stock units and 50% in the form of stock options.

In addition, on June 6, 2024, our Board adopted the Non-Employee Director Compensation Program, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of AirJoule stock to further align their interests with those of our stockholders. The Non-Employee Director Compensation Program provides the following compensation for eligible non-employee directors:

Cash compensation

●	An annual cash retainer of $50,000 for each non-employee director

●	An additional annual cash retainer for serving as a committee chair in the following amounts: (i) $15,000 for the Audit Committee chair, (ii) $10,000 for the Compensation Committee chair and (iii) $10,000 for the Nominating and Corporate Governance Committee chair

Annual cash retainers are paid in quarterly installments in arrears and pro-rated for any partial calendar quarter of service.

Equity compensation

●	An annual equity award with a target value of $108,000, granted 50% in the form of restricted stock units and 50% in the form of stock options, in each case, to be granted on the date of each annual or special meeting of the Company’s stockholders, eligible to vest in full on the earlier to occur of (i) the one year anniversary of the applicable grant date and (ii) the date preceding the next annual meeting of the Company’s stockholders following the grant date, subject to the applicable non-employee director’s continued service through the applicable vesting date.

If a non-employee director is first appointed or elected on a date other than the date of an annual or special meeting of the Company’s stockholders, such director will be granted an equity award with a target value pro-rated for any partial year of service.

Each annual equity award granted under our Non-Employee Director Compensation Program will vest (and become exercisable, as applicable) in full (i) immediately prior a “change in control” of the Company (as defined in the Incentive Plan, or similar term as defined in the then-applicable plan), subject to the applicable non-employee director’s continued service until immediately prior to the change in control, if the non-employee director will not become a member of the Board or board of directors of the successor to the Company (or any parent thereof) as of immediately following the change in control, and (ii) if a non-employee director incurs a termination of service with the Company due to his or her death or disability.

Compensation under our Non-Employee Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the Incentive Plan.

2024 Director Compensation Table

The following table contains information concerning the compensation of our non-employee directors for 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Paul Dabbar	98,750	110,484	110,486	319,720
Marwa Zaatari	45,000	55,242	55,243	155,485
Max S. Baucus	45,000	55,242	55,243	155,485
J. Kyle Derham	37,500	55,242	55,243	147,985
Ajay Agrawal	37,500	55,242	55,243	147,985
Stuart D. Porter	37,500	55,242	55,243	147,985

(1)	Amounts in this column reflect the aggregate grant date fair value of restricted stock units granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used in calculating the value of all restricted stock unit awards made to the directors are included in Note 11 to AirJoule’s consolidated financial statements included in our Annual Report for the year ended December 31, 2024.

(2)	Amounts in this column reflect the aggregate grant date fair value of stock options granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used in calculating the value of all option awards made to the directors are included in Note 11 to AirJoule’s consolidated financial statements included in our Annual Report for the year ended December 31, 2024.

The following table shows the aggregate numbers of unvested restricted stock units and option awards (exercisable and unexercisable) held as of December 31, 2024 by each non-employee director who served during 2024.

Name	Unvested RSU Awards Outstanding at Fiscal Year End (#)	Options Outstanding at Fiscal Year End (#)
Paul Dabbar	10,800	28,440
Marwa Zaatari	5,400	14,220
Max S. Baucus	5,400	85,615
J. Kyle Derham	5,400	14,220
Ajay Agrawal	5,400	14,220
Stuart D. Porter	5,400	14,220

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our Class A Common Stock as of April 25, 2025 by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of our Class A Common Stock;

●	each of AirJoule’s named executive officers and directors; and

●	all of our executive officers and directors of AirJoule as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o AirJoule Technologies Corporation, 34361 Innovation Drive, Ronan, Montana 59864.

The beneficial ownership of our Class A Common Stock is based on 60,235,732 shares of Class A Common Stock issued and outstanding as of April 25, 2025.

Each share of Class A Common Stock entitles the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the stockholders. See “Description of Securities of AirJoule — Common Stock.”

Name of Beneficial Owners	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock
5% Stockholders:
James J. Pallotta	3,507,095	6.2%
Directors and Named Executive Officers:
Matthew B. Jore(1)	7,736,712	13.7%
Jeffrey D. Gutke(2)	403,480	*
Stephen Pang(3)	84,019	*
Patrick C. Eilers(4)	6,674,639	11.4%
Ajay Agrawal(5)	19,620	*
Max S. Baucus(6)	138,612	*
Paul Dabbar(7)	233,847	*
J. Kyle Derham(8)	19,620	*
Stuart D. Porter(9)	19,050,382	33.7%
Marwa Zaatari(10)	19,620	*
All directors and executive officers as a group (10 individuals)	34,380,551	58.0%

*	Less than one percent.
(1)	Includes (i) 7,691,296 shares of Class A common stock, (ii) 32,916 underlying options that will become exercisable within 60 days after such date and (iii) 12,500 restricted stock units that will vest within 60 days after such date.
(2)	Includes (i) 95,193 shares of Class A Common Stock held of record by Jeffrey D. Gutke, (ii) 210,000 shares of Class A Common Stock issuable upon the exercise of Company Options held of record by Doxey Capital LLC (“Doxey”), which are fully vested and exercisable and (iii) 75,579 shares of Class A Common Stock held of record by Doxey. Mr. Gutke is the sole member of Doxey. Accordingly, shares held by Doxey may be deemed to be beneficially held by Mr. Gutke. Mr. Gutke disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.
(3)	Includes (i) 60,894 underlying options that will become exercisable within 60 days after such date and (ii) 23,125 restricted stock units that will vest within 60 days after such date.
(4)	Includes (i) 4,512,508 shares of Class A common stock, (ii) 2,139,423 warrants, (iii) 16,458 underlying options that will become exercisable within 60 days after such date and (iv) 6,250 restricted stock units that will vest within 60 days after such date.
(5)	Includes (i) 14,220 underlying options that will become exercisable within 60 days after such date and (ii) 5,400 restricted stock units that will vest within 60 days after such date.
(6)	Includes (i) 47,597 shares of Class A common stock held of record by Max S. Baucus, (ii) 71,395 shares of Class A common stock issuable upon the exercise of the Assumed Options, which are fully vested and exercisable, (iii) 14,220 underlying options that will become exercisable within 60 days after such date and (iv) 5,400 restricted stock units that will vest within 60 days after such date.
(7)	Includes (i) 94,607 shares of Class A common stock, (ii) 100,000 warrants, (iii) 28,440 underlying options that will become exercisable within 60 days after such date and (iv) 10,800 restricted stock units that will vest within 60 days after such date.
(8)	Includes (i) 14,220 underlying options that will become exercisable within 60 days after such date and (ii) 5,400 restricted stock units that will vest within 60 days after such date.
(9)	Includes (i) 274,988 shares of Class A common stock held of record by Stuart D Porter, (ii) 18,755,774 shares of Class A common stock held of record by Three Curve Capital LP, (iii) 14,220 underlying options that will become exercisable within 60 days after such date and (iv) 5,400 restricted stock units that will vest within 60 days after such date. Three Curve Capital LP is controlled by Stuart D. Porter. Accordingly, all of the shares held by Three Curve Capital LP may be deemed to be beneficially held by Mr. Porter. Mr. Porter disclaims beneficial ownership of these securities, except to the extent, if any of his pecuniary interest therein.
(10)	Includes (i) 14,220 underlying options that will become exercisable within 60 days after such date and (ii) 5,400 restricted stock units that will vest within 60 days after such date.

SELLING SECURITYHOLDERS

Selling Stockholder

This prospectus relates in part to the offer and sale by B. Riley Principal Capital II of up to 4,250,000 shares of our Class A Common Stock that may be issued by us to B. Riley Principal Capital II under the Purchase Agreement. For additional information regarding the shares of our Class A Common Stock included in this prospectus, see the section titled “The Committed Equity Financing” above. We are registering the shares of our Class A Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with B. Riley Principal Capital II on March 25, 2025 in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the Selling Stockholder” in this prospectus, B. Riley Principal Capital II has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of our Class A Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of April 25, 2025. The number of shares in the column “Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our Class A Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the Selling Stockholder” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Class A Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our Class A Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 60,235,732 shares of our Class A Common Stock outstanding on April 25, 2025. Because the purchase price to be paid by the Selling Stockholder for shares of our Class A Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more VWAP Purchases, one or more Intraday VWAP Purchases and/or one or more Fixed VWAP Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of our Class A Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our Class A Common Stock being offered for resale pursuant to this prospectus.

	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this	Number of Shares of Class A Common Stock Beneficially Owned After Offering(3)
Name of Selling Stockholder	Number(1)	Percent(2)	Prospectus	Number	Percent
B. Riley Principal Capital II, LLC(4)	0	—	4,250,000	0	—

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of Class A Common Stock beneficially owned prior to the offering all of the shares that B. Riley Principal Capital II may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of B. Riley Principal Capital II’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases, the Intraday VWAP Purchases and the Fixed VWAP Purchases of our Class A Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Class A Common Stock to B. Riley Principal Capital II to the extent such shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by B. Riley Principal Capital II, would cause B. Riley Principal Capital II’s beneficial ownership of our Class A Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our Class A Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price for all shares of our Class A Common Stock purchased by B. Riley Principal Capital II under the Purchase Agreement equals or exceeds $7.21 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq) may be amended or waived under the Purchase Agreement.
(2)	Applicable percentage ownership is based on 60,235,732 shares of our Class A Common Stock outstanding as of April 25, 2025.
(3)	Assumes the sale of all shares of our Class A Common Stock being offered for resale pursuant to this prospectus.
(4)	The business address of B. Riley Principal Capital II, LLC (“BRPC II”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. BRPC II is a wholly owned subsidiary of B. Riley Securities Holdings, LLC (“BRSH”). As a result, BRSH may be deemed to indirectly beneficially own securities held of record by BRPC II. BRSH expressly disclaims beneficial ownership of securities held of record by BRPC II, except to the extent of its pecuniary interest therein. All voting and investment decisions with respect to securities held of record by BRPC II are made by majority vote of an investment policy committee of BRPC II composed of three individuals, each of whom is not involved in the management of BRSH and at least two of whom are not affiliates or associated persons of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and a wholly owned subsidiary of BRSH. We have been advised that neither BRSH nor BRPC II is a FINRA member or an independent broker-dealer. Because each of BRPC II and BRS is a wholly owned subsidiary of BRSH, BRPC II is deemed to be an affiliate of BRS. BRS will act as an executing broker that will effectuate resales of our Class A Common Stock that may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the Selling Stockholder” for more information about the relationship between BRPC II and BRS.

PIPE Investors

This prospectus also relates in part to the offer and sale by the PIPE Investors of an aggregate of up to 4,051,006 shares of our Class A Common Stock. We are registering the shares of our Class A Common Stock included in this prospectus pursuant to the provisions of the April 2025 PIPE Subscription Agreements or March 2024 PIPE Subscription Agreement, as applicable, in order to permit the PIPE Investors to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the April 2025 PIPE Subscription Agreements and the March 2024 PIPE Subscription Agreement, as applicable, and as set forth in this section and in the section titled “Plan of Distribution (Conflict of Interest) — Offer and Resale of Class A Common Stock by the PIPE Investors” in this prospectus, the PIPE Investors have not had any material relationship with us within the past three years.

The PIPE Investors may from time to time offer and sell any or all of the Class A Common Stock set forth below pursuant to this prospectus. In this prospectus, the term “PIPE Investors” includes (i) the entities identified in the table and in the footnotes in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) that acquire any of the securities covered by this prospectus after the date of this prospectus from the named PIPE Investors.

The table below sets forth, as of the date of this prospectus, the name of the PIPE Investor for which we are registering Class A Common Stock for resale to the public, and the aggregate principal amount that the PIPE Investors may offer pursuant to this prospectus. In accordance with SEC rules, the entities below are shown as having beneficial ownership over the securities they own or have the right to acquire within 60 days, as well as securities for which they have the right to vote or dispose of such securities. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Class A Common Stock, which a person has the right to acquire within 60 days of the date of this prospectus, are included both in that person’s beneficial ownership as well as in the total number of Class A Common Stock issued used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

We cannot advise you as to whether the PIPE Investors will in fact sell any or all of such securities. In addition, the PIPE Investors may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

PIPE Investor information for each additional PIPE Investor, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such PIPE Investor’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each PIPE Investor and the number of securities registered on its behalf. A PIPE Investor may sell all, some or none of such securities in this offering. See “Plan of Distribution (Conflict of Interest) — Offer and Sale of Class A Common Stock by the PIPE Investors.”

The information in the table below is based upon information provided by the PIPE Investors.

	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this	Number of Shares of Class A Common Stock Beneficially Owned After Offering(2)
Name of Selling Securityholder	Number	Percent(1)	Prospectus	Number	Percent
GE Vernova Ventures LLC	1,844,517	3%	1,256,282	588,235	1%
Alyeska Master Fund, L.P.(3)	0	—	628,140	0	—
Brian Hogan	1,042,881	2%	502,513	540,368	1%
Shalennial Fund II, L.P.(4)	2,040,586	3%	275,880	1,764,706	3%
Alpine Partners (BVI), L.P.(5)	0	—	251,257	0	—
Lynwood Opportunities Master Fund(6)	0	—	125,628	0	—
Paul Gaynor(7)	293,275	0%	125,628	167,647	0%
Shares held by Charles S. Morrison II and Nancy W. Morrison(8)	402,099	1%	125,628	276,471	0%
Glide Direct Series LLC	127,940	0%	87,940	40,000	0%
Green Turtle Partners, LP(9)	0	—	75,376	0	—
Tiburon Opportunity Fund LP(10)	0	—	75,000	0	—
Kevin Conroy	92,226	0%	62,814	29,412	0%
Matt Dillig	62,814	0%	62,814	0	—
Ernest W. Moody Revocable Trust(11)	0	—	50,251	0	—
Covington Partners, LP(12)	0	—	37,688	0	—
Funds managed by Empery Asset Management, LP(13)	0	—	56,190	0	—
Andrew Ritch	54,538	0%	25,126	29,412	0%
Chris Blake	36,891	0%	25,126	11,765	0%
Clayton Smith	26,101	0%	25,126	975	0%
John Bell	25,126	—	25,126	0	—
Mark Engler	33,626	0%	25,126	8,500	0%
Maury L. Fertig Trust(14)	86,626	0%	25,126	61,500	0%
Oyster Creek Capital Partners, LLC	90,420	0%	25,126	65,294	0%
S2 Partners, LP(15)	0	—	25,125	0	—
North Shore Acquisitions, LLC	46,975	0%	12,563	34,412	0%
Oak Hill Capital, LLC	60,475	0%	12,563	47,912	0%
Scott Widham(16)	107,170	0%	12,563	94,607	0%
BWS Financial Inc.(17)	0	—	7,000	0	—
Robert P. O’Hara(18)	108,676	0%	6,281	102,395	0%

(1)	Applicable percentage ownership is based on 60,235,732 shares of our Class A Common Stock outstanding as of April 25, 2025.
(2)	Assumes the sale of all shares of our Class A Common Stock being offered for resale pursuant to this prospectus.

(3)	Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Alyeska Master Fund”), has voting and investment control of the shares held by Alyeska Master Fund. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund. The business address of Alyeska Master Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(4)	The securities offered hereby were issued to Shalennial Fund II L.P. as “true up” shares pursuant to the March 2024 PIPE Subscription Agreement.
(5)	The aforementioned shares are held directly by Alpine Partners (BVI), L.P. (“Alpine BVI”) for Alpine Global Management, LLC, its equity holder. As such, Alpine Global Management, LLC may be deemed to exercise voting and investment discretion over securities held by Alpine BVI. The business address of the aforementioned parties is c/o Alpine Global Management, LLC, 140 Broadway, 38th Floor, New York, NY 10005.
(6)	The business address of Lynwood Opportunities Master Fund is FG Services Ltd, #2206, Cassia Court, 72 Market St., Camana Bay P.O. Box 30869, Grand Cayman, KY1-1204, Cayman Islands.
(7)	Mr. Gaynor served as a member of the board of directors of XPDB until the consummation of the Business Combination.
(8)	Charles S. Morrison II and Nancy W. Morrison, as trustees of the Charles S. Morrison II Revocable Trust dated November 14, 2019 as amended, each have voting and/or dispositive power over the holdings of such entity.
(9)	Voting and dispositive power over securities owned by Green Turtle Partners, LP is held by J. Storey Charbonnet, as managing member of Green Turtle Partners, LP. The business address of Green Turtle Partners, LP is 639 Loyola Ave, Suite 2775, New Orleans, Louisiana 70113.
(10)	The business address of Tiburon Opportunity Fund LP is Bortel Investment Management, LLC, 13313 Point Richmond Beach, Rd. NW, Gig Harbor, Washington 98332.
(11)	Ernest W. Moody, as trustee of the Ernest W. Moody Revocable Trust dated January 14, 2009, has voting and/or dispositive power over the holdings of such entity. The business address of the Ernest W Moody Revocable Trust is 5220 Haven St., Hangar 7, Las Vegas, Nevada 89129.
(12)	Covington Partners LP is controlled by Storey Charbonnet. The business address of Covington Partners, LP is 639 Loyola Ave, Suite 2775, New Orleans, Louisiana 70113.
(13)	Empery Asset Management LP, the authorized agent of each of Empery Asset Master Ltd (“EAM”), Empery Tax Efficient, LP (“ETE”) and Empery Tax Efficient III, LP (“ETE III” and collectively with EAM and ETE, the “Empery Funds”), has discretionary authority to vote and dispose of the shares held by each of the Empery Funds and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by each of the Empery Funds. Each of the Empery Funds and each of Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares. The business address of each of the Empery Funds is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
(14)	Maury L. Fertig, as trustee of the Maury L. Fertig Trust dated May 9, 2011, has voting and/or dispositive power over the holdings of such entity.
(15)	The business address of S2 Partners, LP is 5020 Colonial Drive, Golden Valley, Minnesota 55416.
(16)	Mr. Widham served as a member of the board of directors of XPDB until the consummation of the Business Combination.
(17)	The business address of BWS Financial Inc. is 20121 Ventura Blvd, #305, Woodland Hills, California 91364.
(18)	Mr. O’Hara served as Vice President of XPDB until the consummation of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive and Director Compensation” and “Management,” the following is a description of each transaction since January 1, 2024 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Statement of Work

In November 2024, we executed a statement of work with AirJoule, LLC, our joint venture with GE Vernova, under the Master Services Agreement, dated as of March 4, 2024, by and between us and AirJoule, LLC, pursuant to which we will provide AirJoule, LLC with engineering and administrative services. Once each calendar year, unless otherwise agreed by the AJ Board, we will provide equity awards to AirJoule, LLC employees in amounts approved by the AJ Board.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination as contemplated by the Merger Agreement, AirJoule, Sponsor and certain other holders of AirJoule capital stock entered into the Registration Rights Agreement, pursuant to which the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement registering the resale of the Class A Common Stock (including those held as of Closing or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants under the Registration Rights Agreement within 30 days after the execution of the Registration Rights Agreement. At any time and from time to time when an effective shelf registration is on file with the SEC, certain stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $25.0 million. The Company also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that AirJoule will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Lock-up Agreements

In connection with the consummation of the Business Combination as contemplated by the Merger Agreement, AirJoule, the Sponsor and certain other holders of AirJoule capital stock entered into the Lock-Up Agreements, pursuant to which the parties were subject to certain restrictions on transfer with respect to the shares of Class A Common Stock issued as part of the Business Combination beginning at the Closing and ending on the date that is six months after the completion of the Business Combination and with respect to the Private Placement Warrants, thirty calendar days after the completion of the Business Combination. Following the execution of the Lock-Up Agreements, a total of approximately 32,382,023 shares of the issued and outstanding Class A Common Stock, were subject to the restrictions of the Lock-Up Agreements as of the Closing. Restrictions on transfer of Class A Common Stock expired on September 14, 2024 and restrictions on Private Placement Warrants expired on April 14, 2024.

Consulting Agreements

AirJoule was a party to a consulting agreement, dated as of January 1, 2019, with MRJ, LLC, which is owned in part by Mr. Jore, the Chief Executive Officer of AirJoule, pursuant to which AirJoule engaged MRJ, LLC to provide certain consulting services to AirJoule in connection with the development and sales of AirJoule’s technologies and products. Under the terms of the consulting agreement, AirJoule was responsible for a base fee to the consultant of $20,000 per month. On May 1, 2024, Mr. Jore became a full-time employee of AirJoule and, in connection therewith, the Company terminated the consulting agreement with MRJ, LLC.

AirJoule was party to a consulting agreement, dated as of April 9, 2021, with Doxey Capital LLC, which is owned by Mr. Gutke, the then Chief Financial Officer of AirJoule, pursuant to which AirJoule engaged Doxey Capital LLC to provide certain consulting services to AirJoule in connection with the activities, responsibilities and functions associated with Mr. Gutke’s role of Chief Financial Officer of AirJoule. Under the terms of the consulting agreement, AirJoule was responsible for a consulting fee equal to $20,000 per month. On May 1, 2024, Mr. Gutke became a full-time employee of AirJoule and, in connection therewith, the Company terminated the consulting agreement with Doxey Capital LLC.

Subscription Agreements

On January 26, 2024, March 4, 2024, March 8, 2024 and March 14, 2024, AirJoule entered into Subscription Agreements with TEP Montana LLC, an investment entity controlled by Patrick C. Eilers, a member of the Board, pursuant to which TEP Montana acquired AirJoule Class B common units that converted into an aggregate of 5,116,176 shares of Class A Common Stock upon the consummation of the Business Combination for an aggregate purchase price of approximately $43.5 million.

On January 29, 2024, AirJoule entered into a Subscription Agreement with Stu Porter, a member of the Board, pursuant to which Mr. Porter acquired AirJoule Class B common units that converted into an aggregate of 294,118 shares of Class A Common Stock upon the consummation of the Business Combination for an aggregate purchase price of $2.5 million.

Lease Agreement

The Company had a property lease agreement with its Chief Executive Officer. The lease agreement was terminated upon close of the Business Combination on March 14, 2024. As of December 31, 2024 and December 31, 2023, $0 and $2,000 were owing under this agreement and included in accounts payable on the condensed consolidated balance sheets.

Office Services Agreement

On October 31, 2020, the Company entered into a consultancy agreement with an affiliate for a monthly payment of $5,000 to provide office services. On May 1, 2024, this office services agreement was terminated. As of December 31, 2024, $0 was owed under this agreement.

Statement of Policy Regarding Transactions with Related Persons

In connection with the closing of the Business Combination, we adopted a formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of our Class A Common Stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with AirJoule without the approval of our Audit Committee, subject to certain exceptions.

Indemnification of Directors and Officers

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each member of our Board and one of our officers.

Advisory, Consulting and Service Fees

In connection with the Business Combination, the Company agreed to (i) pay XMS Capital Partners, LLC (“XMS Capital”), a global independent financial services firm, primarily providing strategic and financial advisory services, and Transition Equity Partners, LLC (“TEP”), a private equity fund focused on renewable and transition energy infrastructure in North America, an aggregate amount equal to $3,000,000 for advisory and consulting services provided to XPDB prior to the Closing. The Sponsor, which was an affiliate of the Company prior to the consummation of the Business Combination, was formed by TEP and XMS XPDI Sponsor Holdings II LLC, which was formed by professionals of XMS Capital. Additionally, TEP is controlled by Patrick C. Eilers, a member of the Board. The Company also agreed to reimburse affiliates of the Sponsor an amount equal to $20,000 per month, or $540,000 in the aggregate, for office space, secretarial and administrative services provided during the period from the consummation of the XPDB IPO until the consummation of the Business Combination. Per agreement, these payments and reimbursements are being deferred for an indeterminate period of time.

DESCRIPTION OF SECURITIES OF AIRJOULE

The following description summarizes certain terms of our Third Amended and Restated Certificate of Incorporation (the “Charter”), our Third Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, our Charter and Bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL. Our purpose is to engage in any lawful activity for which corporations may now or hereafter be organized under the DGCL.

Authorized and Outstanding Stock

The total amount of AirJoule authorized capital stock consists of 600,000,000 shares of Class A Common Stock, par value $0.0001 per share and 25,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). No shares of Preferred Stock are outstanding.

Common Stock

Class A Common Stock

Voting Power

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held for record in person or by proxy on all matters submitted to a vote of the stockholders of Class A Common Stock, whether voting separately as a class or otherwise. Our Class A Common Stock does not have cumulative voting rights.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock when, as and if declared by the Board in accordance with applicable law.

The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company and payment thereof will be subject to the discretion of the Board. Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on capital stock of the Company in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.

Liquidation, Dissolution and Winding Up

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders will be distributed among the holders of the then outstanding Class A Common Stock of the Company pro rata in accordance with the number of shares of Class A Common Stock of the Company held by each such holder.

Preemptive or Other Rights

The holders of Class A Common Stock will not have pre-emptive or conversion rights or other subscription rights. There will not be any redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the preferred stock that the Company may issue in the future.

Preferred Stock

Under the terms of the Charter, the Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders of the Company. The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Common Stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, we are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66 and ⅔%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of AirJoule may be discouraged or prevented.

Charter and Bylaws

The Charter and the Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Charter provides that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.

Stockholder Action; Special Meetings of Stockholders

The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. Further, the Charter provides that only the chairperson of Board, the Chief Executive Officer or the President of the Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Company and (b) provide any updates or supplements to such notice at the times and in the forms required by the Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation; provided, further, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

The Bylaws may be amended or repealed by the Board. In addition to any vote of the holders of any class or series of stock of the Company required by applicable law or by the Charter or the Bylaws, the adoption, amendment or repeal of the Bylaws shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of holders of at least sixty-six and two-thirds percent (66⅔%) of the total voting power of the then outstanding shares entitled to vote thereon, voting together as a single class, would be required to amend certain provisions of the Charter.

Limitations on Liability and Indemnification of Officers and Directors

The Bylaws provides indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Company has entered into customary, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, stockholders or employees, (iii) any claim against the Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Company governed by the internal affairs doctrine. The Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of Article VIII of the Charter shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Class A Common Stock is listed on Nasdaq under the symbol “AIRJ,” and our Public Warrants are listed on Nasdaq under the symbol “AIRJW.”

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not maintained, warrant holders may, until such time as there is an effective and current registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis, and the warrants may have no value and expire worthless. In the event, however, of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average last reported sale price of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. The warrants will expire on March 14, 2029 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, unless we have elected to require warrant holders to exercise such warrants on a cashless basis, we will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of the Class A Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of the Class A Common Stock is available throughout the 30-day redemption period.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. Unless we have elected to require warrant holders to exercise the warrants on a cashless basis, any such exercise would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued).

The Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average last reported sale price of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AirJoule. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the IPO prospectus, or (ii) to add or change any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. The warrant agreement requires the approval, by written consent, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the rights of the registered holders.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock issued and outstanding.

No fractional share of Class A Common Stock will be issued upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by the Company. Except for not being redeemable by the Company and as otherwise described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants multiplied by the excess of the “10 day average closing price” (defined below) as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, less the warrant exercise price by (y) the 10 day average closing price. The “10 day average closing price” means, as of any date, the average last reported sale price (defined below) of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to such date. “Last reported sale price” means the last reported sale price of the Class A Common Stock on the date on which the notice of exercise of the warrant is sent to the warrant agent.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of AirJoule at the time of, or at any time during the three months preceding, a sale and (ii) AirJoule is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as AirJoule was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Class A Common Stock for at least six months but who are affiliates of AirJoule at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Class A Common Stock then outstanding; or

●	the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of AirJoule under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about AirJoule.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Form S-8 Registration Statement

We have filed a registration statement on Form S-8 under the Securities Act to register the Class A Common Stock issued or issuable under our incentive award plan and employee stock purchase plan. The Form S-8 registration statement became effective automatically upon filing on June 7, 2024. The initial registration statement on Form S-8 covered approximately 17,468,577 shares of Class A Common Stock. Because the offering of such shares is registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

Offer and Resale of Class A Common Stock by the Selling Stockholder

This prospectus relates in part to the offer and sale of up to 4,250,000 shares of our Class A Common Stock by the Selling Stockholder, B. Riley Principal Capital II. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Class A Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Class A Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

B. Riley Principal Capital II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the offer and sale by B. Riley Principal Capital II of up to 4,250,000 shares of our Class A Common Stock that may be issued by us to B. Riley Principal Capital II pursuant to the Purchase Agreement. For the avoidance of doubt, B. Riley Principal Capital II is not involved in the offer and sale of Class A Common Stock by the PIPE Investors, and is not an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to such offerings.

B. Riley Principal Capital II has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member and an affiliate of B. Riley Principal Capital II, as a broker to effectuate resales, if any, of our Class A Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Class A Common Stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. B. Riley Principal Capital II has informed us that each such broker-dealer it engages to effectuate resales of our Class A Common Stock on its behalf, excluding BRS, may receive commissions from B. Riley Principal Capital II for executing such resales for B. Riley Principal Capital II and, if so, such commissions will not exceed customary brokerage commissions.

B. Riley Principal Capital II is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our common stock that may be acquired by B. Riley Principal Capital II from us pursuant to the Purchase Agreement to the public in this offering. Because B. Riley Principal Capital II will receive all the net proceeds from such resales of our common stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Seaport Global Securities LLC, a registered broker-dealer and FINRA member (“Seaport”), to be the qualified independent underwriter in the offering of the Class A Common Stock offered by the Selling Stockholder pursuant to this prospectus and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. B. Riley Principal Capital II has agreed to pay Seaport a cash fee of $50,000 upon the completion of this offering as consideration for its services and to reimburse Seaport up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. While we are not obligated to pay any such fees or expense reimbursement directly to Seaport, we have agreed to pay or cause to be paid to B. Riley Principal Capital II $25,000 in cash upon execution of the Purchase Agreement and the Registration Rights Agreement as reimbursement of a portion of the fees and expenses payable by B. Riley Principal Capital II to Seaport for acting as the qualified independent underwriter in connection with this offering. In accordance with FINRA Rule 5110, such cash fee and expense reimbursement to be paid by B. Riley Principal Capital II to Seaport for acting as the qualified independent underwriter in this offering, including $25,000 reimbursement from us for a portion of the fees and expenses of Seaport paid by B. Riley Principal Capital II, are deemed to be underwriting compensation in connection with sales of our Class A Common Stock by B. Riley Principal Capital II to the public. Seaport will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class A Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class A Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class A Common Stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class A Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Class A Common Stock at our direction under the Purchase Agreement, we have agreed to pay B. Riley Principal Capital II a cash commitment fee in the amount of $450,000, which is equal to 1.5% of B. Riley Principal Capital II’s $30,000,000 total dollar amount purchase commitment under the Purchase Agreement. The cash commitment fee will be paid over time by B. Riley Principal Capital II withholding cash amounts equal to 10% of the total aggregate purchase price payable by B. Riley Principal Capital II to us in connection with each purchase of shares of our Class A Common Stock effected under the Purchase Agreement, until such time as B. Riley Principal Capital II shall have received from such cash withholding(s) (and any other cash payment(s) from us to B. Riley Principal Capital II that do not arise from any such cash withholding(s) that we direct B. Riley Principal Capital II to apply towards payment of such cash commitment fee, if any), a total aggregate amount in cash equal to $450,000, representing the entire cash commitment fee payable to B. Riley Principal Capital II pursuant to this Agreement. In accordance with FINRA Rule 5110, the $450,000 cash commitment fee is deemed to be underwriting compensation in connection with sales of our Class A Common Stock by B. Riley Principal Capital II to the public.

In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Class A Common Stock by B. Riley Principal Capital II to the public. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our Class A Common Stock reflected in the purchase prices payable by B. Riley Principal Capital II for our Class A Common Stock that we may require it to purchase from us from time to time in one or more VWAP Purchases and/or one or more Intraday VWAP Purchases under the Purchase Agreement, and the 5.0% fixed discount to current market prices of our Class A Common Stock reflected in the purchase prices payable by B. Riley Principal Capital II for our Class A Common Stock that we may require it to purchase from us from time to time in one or more Fixed VWAP Purchases under the Purchase Agreement, in each case are deemed to be underwriting compensation in connection with sales of our Class A Common Stock by B. Riley Principal Capital II to the public.

We also have agreed to indemnify B. Riley Principal Capital II and certain other persons against certain liabilities in connection with the offering of shares of our Class A Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. B. Riley Principal Capital II has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by B. Riley Principal Capital II specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $365,000.

B. Riley Principal Capital II has represented to us that at no time prior to the date of the Purchase Agreement has B. Riley Principal Capital II, any of its officers, or any entity managed or controlled by B. Riley Principal Capital II, engaged in or effected, in any manner whatsoever, directly or indirectly, for B. Riley Principal Capital II’s own principal account or for the principal account of any such entity managed or controlled by B. Riley Principal Capital II, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Common Stock or any hedging transaction, which establishes a net short position with respect to our Class A Common Stock that remained in effect as of the date of the Purchase Agreement. B. Riley Principal Capital II has agreed that during the term of the Purchase Agreement, none of B. Riley Principal Capital II, any of its officers, or any entity managed or controlled by B. Riley Principal Capital II, will enter into or effect, directly or indirectly, any of the foregoing transactions for B. Riley Principal Capital II’s own principal account or for the principal account of any such entity managed or controlled by B. Riley Principal Capital II.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

The offering of up to 4,250,000 shares of our Class A Common Stock for sale by the Selling Stockholder to which this prospectus in part relates will terminate on the date that all shares of our Class A Common Stock offered by the Selling Stockholder pursuant to this prospectus have been sold by the Selling Stockholder.

Our Class A Common Stock is currently listed on Nasdaq under the symbol “AIRJ.”

B. Riley Principal Capital II and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by B. Riley Principal Capital II to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that B. Riley Principal Capital II has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) the $450,000 cash commitment fee we have agreed to pay or cause to be paid to B. Riley Principal Capital II as consideration for its irrevocable commitment to purchase shares of our Class A Common Stock from us at our direction under the Purchase Agreement, (ii) the 3.0% fixed discount to current market prices of our Class A Common Stock reflected in the purchase prices payable by B. Riley Principal Capital II for our Class A Common Stock that we may require it to purchase from us from time to time in one or more VWAP Purchases and/or one or more Intraday VWAP Purchases under the Purchase Agreement, (iii) the 5.0% fixed discount to current market prices of our Class A Common Stock reflected in the purchase prices payable by B. Riley Principal Capital II for our Class A Common Stock that we may require it to purchase from us from time to time in one or more Fixed VWAP Purchases under the Purchase Agreement, (iv) our reimbursement of B. Riley Principal Capital II’s legal fees up to $190,000 in the aggregate ($100,000 upon execution of the Purchase Agreement and $7,500 per fiscal quarter for the maximum three year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and (v) the cash payment of $25,000 payment we have agreed to pay or cause to be paid to B. Riley Principal Capital II as reimbursement for a portion of the fees and expenses of Seaport, the qualified independent underwriter in the offering of the Class A Common Stock offered by the Selling Stockholder pursuant to this prospectus, which are payable by B. Riley Principal Capital II to Seaport.

The total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, will not exceed 8.0% of the maximum aggregate offering price of all shares of our Class A Common Stock that may be resold by B. Riley Principal Capital II to the public through this prospectus. Accordingly, the total amount of any specific item of underwriting compensation described herein that may be received by any participating FINRA member in connection with this offering shall, in each case, be subject to the limitation on the total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, described in the immediately preceding sentence.

Offer and Resale of Class A Common Stock by the PIPE Investors

This prospectus also related in part to the offer and sale of up to 4,051,006 shares of our Class A Common Stock by the PIPE Investors (including their donees, pledgees, transferees and other successors-in-interest) named in this prospectus.

We will not receive any proceeds from any sale by the PIPE Investors of the Class A Common Stock being registered for sale hereunder. We will bear all costs, expenses and fees in connection with the registration of the Class A Common Stock offered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and fees and expenses of our independent registered public accountants. The PIPE Investors will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The PIPE Investors may offer and sell, from time to time, some or all of the Class A Common Stock to which this prospectus relates in part. As used herein, “PIPE Investors” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling shares of Class A Common Stock received after the date of this prospectus from the PIPE Investors. We have registered the shares of Class A Common Stock to which this prospectus relates in part for offer and sale so that those shares may be freely sold to the public by the PIPE Investors. Registration of the shares of Class A Common Stock to which this prospectus relates in part does not mean, however, that those shares necessarily will be offered or resold by the PIPE Investors.

Sales of the Class A Common Stock offered hereby may be effected by the PIPE Investors from time to time in one or more types of transactions (which may include block transactions), including but not limited to, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the PIPE Investors may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the PIPE Investors and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The PIPE Investors have not advised us that they have entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the Class A Common Stock to which this prospectus relates in part.

In addition, a PIPE Investor that is an entity may elect to make a pro rata in-kind distribution of Class A Common Stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable shares of Class A Common Stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the shares of Class A Common Stock acquired in the distribution.

There can be no assurance that the PIPE Investors will sell all or any of the Class A Common Stock offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 of the Securities Act, if available, or in other transactions exempt from registration, rather than pursuant to this prospectus.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The PIPE Investors may enter into hedging transactions with broker-dealers or other financial institutions; provided that the April 2025 PIPE Holders may not enter into such hedging transactions prior to October 22, 2025, pursuant to the April 2025 Subscription Agreements. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock offered hereby in the course of hedging positions they assume with the PIPE Investors. The PIPE Investors may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

A PIPE Investor may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any PIPE Investor or borrowed from any PIPE Investor or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any PIPE Investor in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any PIPE Investor may otherwise loan or pledge the securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

LEGAL MATTERS

The validity of the securities of AirJoule offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of AirJoule Technologies Corporation as of and for the years ended December 31, 2024 and 2023 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of AirJoule, LLC as of December 31, 2024 and for the period January 5, 2024 (inception) to December 31, 2024 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Class A Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.airjouletech.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference certain of the information that we file with it, which means that we can disclose important information to you by referring you to the documents containing that information. Any information contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus or in a document previously incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus is filed with the SEC and prior to the effectiveness of the registration statement and all such documents we may file with the SEC after the effectiveness of the registration statement, are incorporated by reference in this prospectus until all of the securities are sold under this registration statement or we deregister all securities then remaining unsold.

We will furnish, without charge, upon written or oral request, to each person to whom this prospectus is delivered, a copy of any or all of the documents incorporated by reference (without such documents’ exhibits). You may request a copy of any or all of these filings at no cost, by writing or calling us at:

AirJoule Technologies Corporation
34361 Innovation Drive
Ronan, Montana 59864
(800) 942-3083
Attention: Chief Legal Officer

Copies of certain information filed by us with the SEC, including our annual report and quarterly reports, are also available on our website at www.airjouletech.com/investors/. Our website and the information contained on our website or that can be accessed through our website are not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished, but not filed, with the SEC.

AIRJOULE TECHNOLOGIES CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
AirJoule Technologies Corporation
Ronan, Montana

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of AirJoule Technologies Corporation (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in members’ and stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2024.

Houston, Texas
March 25, 2025

AIRJOULE TECHNOLOGIES CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
Assets
Current assets
Cash, cash equivalents and restricted cash	$28,021,748	$375,796
Due from related party	2,820,129	—
Prepaid expenses and other current assets	613,754	126,971
Total current assets	31,455,631	502,767
Operating lease right-of-use asset	147,001	49,536
Property and equipment, net	16,373	3,832
Investment in AirJoule, LLC	338,178,633	—
Other assets	54,482	—
Total assets	$369,852,120	$556,135
Liabilities and Stockholders’ equity (deficit)
Current liabilities
Accounts payable	$79,202	$2,518,763
Accrued transaction fees	—	3,644,100
Other accrued expenses	1,720,318	244,440
Operating lease liability, current	30,227	22,237
True Up Shares liability	2,189,000	—
Total current liabilities	4,018,747	6,429,540
Earnout Shares liability	24,524,000	—
Subject Vesting Shares liability	7,819,000	—
Operating lease liability, non-current	124,002	27,299
Deferred tax liability	81,256,047	—
Total liabilities	117,741,796	6,456,839
Commitments and contingencies (Note 13)
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 25,000,000 authorized shares and 0 shares issued and outstanding as of December 31, 2024 and December 31, 2023	$—	$—
Class A common stock, $0.0001 par value; 600,000,000 authorized shares and 55,928,661 and 32,731,583 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	5,593	3,274
Class B common stock, $0.0001 par value; 0 and 50,000,000 authorized shares and 0 and 4,759,642 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	476
Additional paid-in capital	53,577,270	11,263,647
Retained earnings (accumulated deficit)	198,527,461	(17,168,101)
Total stockholders’ equity (deficit)	252,110,324	(5,900,704)
Total liabilities and stockholders’ equity (deficit)	$369,852,120	$556,135

The accompanying notes are an integral part of these consolidated financial statements.

AIRJOULE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023
Cost and expenses:
General and administrative	$9,042,150	$7,540,702
Research and development	2,020,388	3,305,612
Sales and marketing	150,927	540,002
Transaction costs incurred in connection with business combination	54,693,103	—
Depreciation and amortization	6,517	4,341
Loss from operations	(65,913,085)	(11,390,657)

Other income (expense):
Interest income	932,371	11,541
Gain on contribution to AirJoule, LLC	333,500,000	—
Equity loss from investment in AirJoule, LLC	(5,321,367)	—
Change in fair value of Earnout Shares liability	29,197,000	—
Change in fair value of True Up Shares liability	(1,634,000)	—
Change in fair value of Subject Vesting Shares liability	3,973,000	—
Gain on settlement of legal fees	2,207,445	—
Other income	10,245	—
Total other income, net	362,864,694	11,541

Income (loss) before income taxes	296,951,609	(11,379,116)
Income tax expense	(81,256,047)	—
Net income (loss)	$215,695,562	$(11,379,116)

Weighted average Class A common stock outstanding, basic	47,964,244	32,680,981
Basic net income (loss) per share, Class A common stock	$4.15	$(0.30)

Weighted average Class A common stock outstanding, diluted	49,461,753	32,680,981
Diluted net income (loss), per share, Class A common stock	$4.03	$(0.30)

Weighted average Class B common stock outstanding, basic and diluted	4,068,516	4,759,642
Basic net income (loss) per share, Class B common stock	$4.15	$(0.30)

Diluted net income (loss) per share, Class B common stock	$4.03	$(0.30)

The accompanying notes are an integral part of these consolidated financial statements.

AIRJOULE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ AND STOCKHOLDERS’ EQUITY (DEFICIT)

For the Year Ended December 31, 2024

	Members’	Preferred	Class A Common Stock		Class B Common Stock		Subscription	Additional Paid-In	Retained Earnings (Accumulated	Total Stockholders’ Equity
	Contribution	Units	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit)	(Deficit)
Balance at December 31, 2023	$2,109,310	$9,158,087	—	$—	—	$—	$—	$—	$(17,168,101)	$(5,900,704)
Retroactive application of recapitalization	(2,109,310)	(9,158,087)	32,731,583	3,274	4,759,642	476	—	11,263,647	—	—
Issuance of class A common stock	—	—	7,046,147	705	—	—	(6,000,000)	61,749,295	—	55,750,000
Exercise of warrants	—	—	1,086,529	109	—	—	—	45,651	—	45,760
Exercise of options	—	—	2,302,830	229	—	—	—	130,467	—	130,696
Reverse capitalization, net of transaction costs	—	—	8,001,930	800	—	—	—	(21,028,277)	—	(21,027,477)
Subscription proceeds received	—	—	—	—	—	—	6,000,000	—	—	6,000,000
Conversion of class B common stock to class A common stock	—	—	4,759,642	476	(4,759,642)	(476)	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	1,416,487	—	1,416,487
Net income	—	—	—	—	—	—	—	—	215,695,562	215,695,562
Balance at December 31, 2024	$—	$—	55,928,661	$5,593	—	$—	$—	$53,577,270	$198,527,461	$252,110,324

For the Year Ended December 31, 2023

	Members’	Preferred	Class A common stock		Class B Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Contribution	Units	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2022	$2,047,872	$8,902,226	—	$—	—	$—	$—	$(5,788,985)	$5,161,113
Retroactive application of recapitalization	(2,047,872)	(8,902,226)	32,547,718	3,255	4,759,642	476	10,946,367	—	—
Issuance of class A common stock	—	—	183,865	19	—	—	265,280	—	265,299
Share-based compensation	—	—	—	—	—	—	52,000	—	52,000
Net loss	—	—	—	—	—	—	—	(11,379,116)	(11,379,116)
Balance at December 31, 2023	$—	$—	32,731,583	$3,274	4,759,642	$476	$11,263,647	$(17,168,101)	$(5,900,704)

The accompanying notes are an integral part of these consolidated financial statements.

AIRJOULE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net income (loss)	$215,695,562	$(11,379,116)
Adjustment to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	6,517	4,341
Deferred tax expense	81,256,047	—
Amortization of operating lease right-of-use assets	29,282	21,216
Change in fair value of Earnout Shares liability	(29,197,000)	—
Change in fair value of True Up Shares liability	1,634,000	—
Change in fair value of Subject Vesting Shares liability	(3,973,000)	—
Gain on contribution to AirJoule, LLC	(333,500,000)	—
Equity loss from investment in AirJoule, LLC	5,321,367	—
Non-cash transaction costs in connection with business combination	53,721,000	—
Gain on settlement of legal fees	(2,207,445)	—
Share-based compensation	1,323,936	52,000
Changes in operating assets and liabilities:
Due from related party	(2,727,578)	—
Prepaid expenses and other current assets	(112,406)	(21,832)
Other assets	(54,482)	—
Operating lease liabilities	(22,054)	(21,216)
Accounts payable	(2,459,898)	2,444,733
Due to related party	(1,440,000)	—
Accrued expenses, accrued transaction costs and other liabilities	(7,555,294)	3,798,885
Net cash used in operating activities	(24,261,446)	(5,100,989)

Cash flows from investing activities
Purchases of property and equipment	(19,058)	(98,950)
Proceeds from sale of property and equipment	—	98,950
Investment in AirJoule, LLC	(10,000,000)	—
Net cash used in investing activities	(10,019,058)	—

Cash flows from financing activities
Proceeds from the exercise of warrants	45,760	9,438
Proceeds from the exercise of options	130,696	—
Proceeds from the issuance of common stock	61,750,000	—
Issuance of preferred units	—	255,861
Net cash provided by financing activities	61,926,456	265,299
Net increase (decrease) in cash, cash equivalents and restricted cash	27,645,952	(4,835,690)
Cash, cash equivalents and restricted cash, beginning of period	375,796	5,211,486
Cash, cash equivalents and restricted cash, end of the period	$28,021,748	$375,796

Supplemental non-cash investing and financing activities:
Initial recognition of True Up Shares liability	$555,000	$—
Initial recognition of Subject Vesting Shares liability	$11,792,000	$—
Initial recognition of ROU asset and operating lease liability	$172,649	$—
Liabilities combined in recapitalization, net	$8,680,477	$—
Contribution to AirJoule, LLC of license to technology	$333,500,000	$—

Supplemental cash flow information:
Taxes paid	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS OPERATIONS

We are a water harvesting technology company that produces pure distilled water by harvesting the water vapor in the atmosphere. Our proprietary AirJoule system, once commercialized, will provide cost-effective water to businesses and consumers around the world and help address growing concerns around water scarcity. Our system is especially valuable for industrial users, which generate significant amounts of waste heat that can be utilized to produce pure distilled water and dehumidified air — two key inputs for a variety of industrial activities, including data centers and advanced manufacturing. In HVAC applications, our AirJoule technology is designed to reduce energy consumption, minimize or even eliminate the use of environmentally-harmful refrigerants, and generate material cost efficiencies for air conditioning systems. We are focused on commercialization and scaling manufacturing of our AirJoule systems through our global partnerships, including with GE Vernova and Carrier Global Corporation (“Carrier”), and we believe that deploying AirJoule units worldwide can help to improve water security and reduce global emissions.

Power & Digital Infrastructure Acquisition II Corp (“XPDB”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated June 5, 2023, as amended on February 5, 2024, with XPDB Merger Sub, LLC, a direct wholly-owned subsidiary of XPDB (“Merger Sub”), and AirJoule Technologies LLC, formerly known as Montana Technologies LLC (“Legacy Montana”). On March 14, 2024, pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Montana, with Legacy Montana surviving the merger as a wholly-owned subsidiary of XPDB (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with closing the Business Combination (the “Closing”), XPDB changed its name from “Power & Digital Infrastructure Acquisition II Corp.” to “Montana Technologies Corporation.”

In November 2024, to better align the Company’s name with its business operations and AirJoule units, the Company changed its name from Montana Technologies Corporation to AirJoule Technologies Corporation, and its wholly-owned subsidiary changed its name from Montana Technologies LLC to AirJoule Technologies LLC.

Prior to the Business Combination, all of the outstanding preferred units of Legacy Montana were converted into Class B common units. As a result of the Business Combination, (i) each issued and outstanding Class B common unit and Class C common unit of Legacy Montana was converted into the right to receive approximately 23.8 shares of newly issued shares of Class A common stock of the Company, (ii) each issued and outstanding class A common unit of Legacy Montana converted into the right to receive approximately 23.8 shares of newly issued shares of Class B common stock of the Company and (iii) each option to purchase common units of Legacy Montana converted into the right to receive an option to purchase Class A common stock of the Company having substantially similar terms to the corresponding option, including with respect to vesting and termination-related provisions, except that such options represented the right to receive a number of shares of Class A common stock equal to the number of common units subject to the corresponding option immediately prior to the Closing multiplied by approximately 23.8.

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, although XPDB acquired the outstanding equity interest in Legacy Montana in the Business Combination, XPDB is treated as the acquired company and Legacy Montana was treated as the accounting acquirer for financial statement purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization.

Furthermore, the historical financial statements of Legacy Montana became the historical financial statements of the Company upon the consummation of the Merger. As a result, the consolidated financial statements reflect (i) the historical operating results of Legacy Montana prior to the Business Combination; (ii) the combined results of XPDB and Legacy Montana following the Closing; (iii) the assets and liabilities of Legacy Montana at their historical cost and (iv) Legacy Montana’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the Business Combination. See Note 4 — Recapitalization for further details of the Business Combination.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On January 25, 2024, Legacy Montana entered into a joint venture formation framework agreement (the “Framework Agreement”) with GE Ventures LLC (“GE Vernova”), a Delaware limited liability company and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company, pursuant to which Legacy Montana and GE Vernova agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form a joint venture (the “AirJoule JV”) in which Legacy Montana and GE Vernova will each hold a 50% interest. The joint venture transaction closed on March 4, 2024. AirJoule, LLC, the entity formed under this agreement, is included under the equity method of accounting within these financial statements. See Note 5 — Equity Method Investment for further details.

Note 2 — LIQUIDITY AND CAPITAL RESOURCES

The Company’s primary sources of liquidity have been cash contributions from founders or equity capital raised from other investors. As of December 31, 2024, the Company had retained earnings of $198.5 million and $27.4 million of working capital including $28.0 million in cash, cash equivalents and restricted cash. The Company had restricted cash of approximately $30,000 which is included in cash, cash equivalents and restricted cash on the consolidated balance sheets and represents cash deposited by the Company into a separate account and designated as collateral for a standby letter of credit in the same amount in accordance with a contractual agreement.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures, capital contributions to its joint ventures and other general corporate services. The Company’s primary working capital requirements are for project execution activities including purchases of materials, services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required for new and existing projects. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses and customers.

With the consummation of the Business Combination and Subscription Agreements (as defined below), the Company received gross proceeds of approximately $43.4 million in the first quarter of 2024, approximately $6.0 million in May 2024 and approximately $12.4 million in June 2024, which will be utilized to fund our product development, operations and growth plans.

Future capital requirements will depend on many factors, including the timing and extent of spending by the Company and its joint ventures to support the launch of its product and research and development efforts, the degree to which it is successful in launching new business initiatives and the cost associated with these initiatives, the timing and extent of contributions made to its joint ventures by the other partners and the growth of the Company’s business generally. In March 2024, the Company contributed $10.0 million in cash to the AirJoule JV. The Company has also agreed to contribute up to an additional $90.0 million in capital contributions to the AirJoule JV based on a business plan and annual operating budgets to be agreed between the Company and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. See Note 5 — Equity Method Investment for further information.

In order to finance these opportunities and associated costs, it is possible that the Company would need to raise additional financing if the proceeds realized to date are insufficient to support its business needs. While management believes that the proceeds realized to date will be sufficient to meet its currently contemplated business needs, there is no guarantee that this will be the case. If additional financing is required by the Company from outside sources, the Company may not be able to raise it on terms acceptable to it or at all. If the Company is unable to raise additional capital on acceptable terms when needed, its product development business, results of operations and financial condition would be materially and adversely affected.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with GAAP, expressed in U.S. dollars. References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The consolidated financial statements have been prepared assuming the Company will continue as a going concern.

Principles of Consolidation

Our consolidated financial statements include the accounts of AirJoule Technologies Corporation and its subsidiaries after elimination of all intercompany accounts and transactions. We consolidate all subsidiaries in which we have a controlling financial interest, which includes AirJoule Technologies LLC, a wholly owned subsidiary.

The Company owns a noncontrolling interest in an unconsolidated joint venture with GE Vernova, the AirJoule JV. The investment in the Company’s unconsolidated affiliate is accounted for using the equity method with the Company’s proportionate share of income or loss recognized within equity gain (loss) from investment in AirJoule JV in its consolidated statements of operations. See further discussion of the Company’s unconsolidated affiliate in Note 5 — Equity Method Investment.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period.

Some of the more significant estimates include fair values of liabilities associated with the Earnout Shares, True Up Shares and Subject Vesting Shares (as such terms are defined in Note 4 — Recapitalization), fair value of the investment in the AirJoule JV, income taxes and estimates relating to leases. Due to the uncertainty involved in making estimates, actual results could differ from those estimates, which could have a material effect on the financial condition and results of operations in future periods.

Cash, Cash Equivalents and Restricted Cash and Concentration of Credit Risk

The Company considers all highly liquid investments with a weighted average maturity of 90 days or less at the time of purchase to be cash equivalents. The carrying values of cash, cash equivalents and restricted cash approximate their fair values due to the short-term nature of these instruments. As of December 31, 2024, there was $20.4 million held in money market funds on the Company’s consolidated balance sheets. There were no cash equivalents as of December 31, 2023. The Company maintains cash balances at financial institutions that may exceed the Federal Deposit Insurance Corporation’s insurance limits. The amounts over these insured limits as of December 31, 2024 and 2023 were $6.9 million and $0.1 million, respectively. The Company mitigates this concentration of credit risk by monitoring the credit worthiness of the financial institutions. No losses have been incurred to date on any deposits.

Business Combinations

The Company evaluates whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, the Company applies its judgement to determine whether the acquired net assets meet the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred, including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets acquired and liabilities combined, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. A contingent consideration that does not meet all the criteria for equity classification is required to be recorded at its initial fair value at the acquisition date, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent considerations are recognized on the consolidated statements of operations in the period of change.

Equity Method Investment

In accordance with ASC 323, Investments — Equity Method and Joint Ventures, investments in entities over which the Company does not have a controlling financial interest but has significant influence are accounted for using the equity method, with the Company’s share of earnings or losses reported in earnings or losses from equity method investments on the statements of operations. Under the equity method, the Company’s investments are initially measured and recognized using the cost accumulation model following the guidance in ASC 805-50-30, Initial Measurement of Asset Acquisitions. After initial recognition, the consolidated financial statements include the Company’s share of undistributed earnings or losses, and impairment, if any, until the date on which significant influence ceases.

Under the equity method of accounting, the Company’s investment is initially recorded at fair value on the consolidated balance sheets. Upon initial investment, the Company evaluates whether there are basis differences between the carrying value and fair value of the Company’s proportionate share of the investee’s underlying net assets. The Company amortizes basis differences identified on a straight-line basis over the underlying assets’ estimated useful lives when calculating the attributable earnings or losses, excluding the basis differences attributable to in-process research and development and goodwill. If the Company is unable to attribute all of the basis differences to specific assets or liabilities of the investee, the residual excess of the cost of the investment over the proportional fair value of the investee’s assets and liabilities is considered to be equity method goodwill and is recognized within the equity investment balance. The Company subsequently records in the statements of operations its share of income or loss of the other entity within other income (expense), which results in an increase or decrease to the carrying value of the investment. If the share of losses exceeds the carrying value of the Company’s investment, the Company will suspend recognizing additional losses and will continue to do so unless it commits to providing additional funding.

The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that a decline in value has occurred that is other than temporary. Evidence considered in this evaluation includes, but would not necessarily be limited to, the financial condition and near-term prospects of the investee, recent operating trends and forecasted performance of the investee, market conditions in the geographic area or industry in which the investee operates and the Company’s strategic plans for holding the investment in relation to the period of time expected for an anticipated recovery of its carrying value. If the investment is determined to have a decline in value deemed to be other than temporary it is written down to estimated fair value. There is no decline in value deemed to be other than temporary as of December 31, 2024. If there are significant changes in the evidence considered in the Company’s evaluation there could be future impairments that could materially adversely impact the Company’s equity method investments.

Additionally, if an equity method investee recognizes a goodwill impairment charge in its separate financial statements, the Company will recognize its share of the impairment in its financial statements in the same manner in which it recognizes other earnings of the investee. No impairment in the Company’s equity method investment was identified as of December 31, 2024.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the consolidated statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of depreciable assets. The lives used in computing depreciation for significant asset classes are as follow:

Estimated useful lives
Machinery and Equipment	3 years
Vehicles	3 years

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expenses are included within depreciation and amortization in the consolidated statements of operations.

Leases

The Company determines if an arrangement is a lease at inception and records the lease in our financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor. The operating lease right-of-use asset (“ROU asset”) and short-term and long-term lease liability are included on the face of the consolidated balance sheets.

The ROU asset represents the right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. An operating lease ROU asset and liability are recognized at the commencement date based on the present value of lease payments over the lease term. As typically the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date over the respective lease term in determining the present value of lease payments. The Company has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has elected to not apply the recognition requirement of ASC 842, Leases of the FASB to leases with a term of 12 months or less for all classes of assets.

Warrants

The Company determines the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet the liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815”). In order for a warrant to be classified in stockholders’ equity (deficit), the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other non-operating gains (losses) in the consolidated statements of operations. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ equity (deficit) in the consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Prior to the Business Combination on March 14, 2024, the Company was a limited liability company and treated as a partnership for income tax purpose. As a partnership, the Company was not directly liable for federal income taxes. As of the date of the Business Combination, the operations of the Company ceased to be taxed as a partnership resulting in a change in tax status for federal and state income tax purposes.

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements. The Company’s reserve related to uncertain tax positions was zero as of December 31, 2024 and 2023. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Research and Development Cost

The Company accounts for research and development cost (“R&D”) in accordance with FASB ASC 730, Research and Development. R&D represents costs incurred in performing research aimed at the discovery of new knowledge and the advancement of techniques to bring significant improvements to products and processes. Costs incurred in developing a product include consulting, engineering, construction and costs incurred to build prototypes.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The Company classifies fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 —	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.
Level 3 —	Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including accounts payable, accrued expenses, and other current liabilities approximate fair value due to their relatively short maturities. See Note 5 — Equity Method Investment for measurements of the Investment in AirJoule, LLC measured utilizing level 3 inputs as of March 4, 2024. See Note 12 — Fair Value Measurements for measurements of the Earnout Shares, True Up Shares and Subject Vesting Shares, measured utilizing level 3 inputs as of December 31, 2024 and March 14, 2024.

Earnout Shares Liability

In connection with the reverse recapitalization and pursuant to the Merger Agreement, eligible former Predecessor equity holders are entitled to receive additional shares of Common Stock upon the Company achieving certain milestones. See Note 4 — Recapitalization. The settlement of the Earnout Shares to the Predecessor equity holders depends on factors other than just the Company’s stock price. As such, management determined that the Earnout Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in the consolidated statements of operations.

The Company estimated fair value of the Earnout Shares with a Monte Carlo simulation using a distribution of potential outcomes for expected earnings before interest, taxes, depreciation and amortization (“EBITDA”) and stock price at expected commission dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50.0 million of Annualized EBITDA per production line, with each of the production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated commission date. Earnout mechanics at each estimated commission date were assessed, and if the earnout thresholds were achieved, the future value of the Earnout Shares was discounted to the valuation date utilizing a risk-free rate commensurate with the overall term. The commission dates used reflected management’s best estimates regarding the time to complete full construction and achieve operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The five-year period and overall settlement mechanics for the Earnout Shares represent contractual inputs. Management’s valuation of the Earnout Shares liability involves certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts.

The Company determined the Earnout Shares associated with employees are accounted for as compensation expense under FASB ASC Topic 718, Share-based Compensation (“ASC 718”). See “Share-Based Compensation” below.

Derivative Financial Instruments and Other Financial Instruments Carried at Fair Value

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including the True Up Shares issued in connection with the Subscription Agreement and the Subject Vesting Shares issued in connection with the Business Combination, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC 815, Derivatives and Hedging (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The True Up Shares issued under one of the Subscription Agreements do not qualify as equity under ASC 815; therefore, the True Up Shares are required to be classified as a liability and measured at fair value with subsequent changes in fair value recorded in the consolidated statements of operations. The fair value of the derivative liability is discussed in Note 12 — Fair Value Measurements.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Subject Vesting Shares liability was an assumed liability of XPDB. The Subject Vesting Shares vest and are no longer subject to forfeiture as described in Note 4 — Recapitalization. They do not meet the “fixed-for-fixed” criterion and thus are not considered indexed to the Company’s stock price. As such, management determined that the Subject Vesting Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included the consolidated statements of operations . The estimated fair value of the Subject Vesting Shares was determined utilizing a Monte Carlo simulation, with underlying forecast mathematics based on geometric Brownian motion in a risk-neutral framework. The Calculation of the value of the Subject Vesting Shares considered the $12.00 and $14.00 vesting conditions in addition to the vesting related to the milestones associated with the Earnout Shares. Management’s valuation of the Subject Vesting Shares liability involves certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts. See Note 12 — Fair Value Measurements.

Share-Based Compensation

The Company accounts for share-based compensation arrangements granted to employees and non-employees in accordance with ASC 718, Share-based Compensation, by measuring the grant date fair value of each award and recognizing the resulting expense over the period during which the recipient is required to perform services in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the applicable performance conditions will be achieved. The Company accounts for forfeitures when the forfeitures occur.

The Company estimates the fair value of stock option awards subject to only a service condition on the date of grant using the Black-Scholes valuation model. The Black-Scholes model requires the use of highly subjective and complex assumptions, including the stock option’s expected term, the price volatility of the underlying stock, the applicable risk-free interest rate and the expected dividend yield of the underlying common stock, as well as an estimate of the fair value of the common stock underlying the stock option.

The Company estimates the fair value of Earnout Shares awards to employees, which are considered compensatory awards and accounted for under ASC 718 using the Monte-Carlo simulation model. The Monte-Carlo simulation model was selected as the valuation methodology for the Earnout Shares due to the path-dependent nature of applicable triggering events. Under ASC 718, such Earnout Shares are measured at fair value as of the grant date and expense is recognized over the applicable time-based vesting period (the triggering event is a market condition and does not impact expense recognition). The Monte-Carlo model requires the use of highly subjective and complex assumptions, estimates and judgements, including the current stock price, the volatility of the underlying stock, expected term the risk-free interest rate, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of share based compensation arrangements. An increase of 100-basis points in interest rates would not have a material impact on the Company’s share-based compensation. During the period from the date of the Business Combination through December 31, 2024, the Company did not record share-based compensation expense associated with these Earnout Shares as the performance conditions associated with these Earnout Shares were not deemed probable of achievement. Unrecognized share-based compensation expense for these Earnout Shares with a performance-based vesting condition that was not deemed probable occurring as of December 31, 2024 was $6.6 million which is expected to vest subject to the performance-based vesting condition being satisfied or deemed probable.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss), which is allocated based upon the proportionate amount of weighted average shares outstanding, by each class of stockholder’s stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including warrants, stock options, Earnout Shares, True Up Shares, Subject Vesting Shares and restricted stock units (“RSUs”), to the extent dilutive. Stock options and warrants with exercise prices greater than the average market price of the Company’s common stock for the period are excluded from the calculation of diluted net income (loss) per share as their inclusion would be anti-dilutive. Additionally, RSUs that vest based on service conditions that have not been achieved as of the end of the period are not included in the computation of basic or diluted earnings per share. Finally, Earnout Shares, True Up Shares and Subject Vesting shares are not included in the calculation of dilutive net income (loss) per share if their conditions are not deemed satisfied for issuance as of the reported period. For the year ended December 31, 2024, the warrants, Earnout Shares, Subject Vesting Shares and RSUs were not included in the calculation of dilutive net income (loss) per share as they would be anti-dilutive. For the year ended December 31, 2023, due to a net loss, all potential shares of common stock were not included in the calculation of dilutive net loss per share as their effect would have been anti-dilutive.

For the year ended December 31, 2024, dilutive shares included in the calculation or net income (loss) per share of common stock, utilizing the treasury stock method, were 1,272,270 shares of common stock issuable upon the exercise of options and 225,239 shares of common stock issuable upon the triggering event of the True Up Shares during the third quarter of 2024.

The net income (loss) per share of common stock presented in the consolidated statements of operations is based on the following for the year ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024		2023
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Basic net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$198,830,017	$16,865,545	$(9,932,545)	$(1,446,571)
Denominator:
Basic weighted average shares outstanding	47,964,244	4,068,516	32,680,981	4,759,642
Basic net income (loss) per share of common stock	$4.15	$4.15	$(0.30)	$(0.30)

Diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$199,301,831	$16,393,731	$(9,932,545)	$(1,446,571)
Denominator:
Diluted weighted average shares outstanding	49,461,753	4,068,516	32,680,981	4,759,642
Diluted net income (loss) per share of common stock	$4.03	$4.03	$(0.30)	$(0.30)

New Accounting Pronouncements

Recently Issued Accounting Standards

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for the Company for fiscal years beginning after December 15, 2024. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. See Note 15 — Segment Information for further details.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard will be effective for the Company for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disaggregated disclosure of income statement expenses for public business entities. The standard is effective for the Company for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for the Company for fiscal years beginning after December 15, 2025. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

Note 4 — RECAPITALIZATION

On June 5, 2023, XPDB and Merger Sub entered into the Merger Agreement with Legacy Montana. On March 14, 2024, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Montana, with Legacy Montana surviving the Merger as a wholly owned subsidiary of XPDB.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — RECAPITALIZATION (cont.)

As part of the Business Combination, the holders of Legacy Montana equity securities (the “Legacy Montana Equityholders”) received consideration (the “Merger Consideration”). After giving effect to the conversion of all outstanding Legacy Montana preferred units into Legacy Montana Class B common units, which occurred prior to the effective time of the Merger, the Merger Consideration was paid (i) in the case of holders of Legacy Montana Class B common units and Legacy Montana Class C common units, in the form of newly issued shares of Class A common stock, with a $10.00 value ascribed to each such share and which entitles the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A common stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Legacy Montana Class A common units, in the form of newly issued shares of Class B common stock, with a $10.00 value ascribed to each such share and which entitles the holder thereof to a number of votes per share such that the Legacy Montana Equityholders as of immediately prior to the Closing, immediately following the Closing, collectively owned shares representing at least 80% of the voting power of all classes of capital stock of the recapitalized company (the “Post-Combination Company”) entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, and (iii) in the case of holders of Legacy Montana options, each outstanding Legacy Montana option, whether vested or unvested, were converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Legacy Montana option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A common stock (rounded down to the nearest whole share) equal to the product of (x) the number of Legacy Montana common units underlying such option immediately prior to the Closing and (y) the number of shares of Class A common stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Legacy Montana common unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A common stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement.

Immediately prior to the Closing, 100% of the total outstanding Legacy Montana Class A common units and 7% of the total outstanding Legacy Montana Class B common units (or an aggregate of approximately 18% of the total outstanding Legacy Montana Class A units and Legacy Montana Class B units) were held by unitholders that continue as directors, officers, employees or contractors of the Post-Combination Company. The retention of certain employees who continues as directors, officers or employees of the Post-Combination Company (whose responsibilities include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Legacy Montana does not believe that such targets are achievable absent the continued involvement of such persons. In June and September 2024, the Company granted equity awards (pursuant to the terms of the Incentive Plan (as defined below)) to its directors, officers and certain employees of the Company and the AirJoule JV, and the Company expects to continue to provide competitive compensation, benefits and equity awards to key directors, officers and employees going forward in order to incentivize these individuals to continue to provide services to the Company.

The Legacy Montana Equity holders have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share), and the Company has reserved shares of Class A common Stock that may be issuable in the future upon full completion of construction and achievement of operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Legacy Montana’s key components or See Note 12 - Fair Value Measurements for additional information on the Earnout Shares.

Upon the Closing of the Business Combination, and following the conversion of the XPDB Class B common stock to Class A common stock, the sponsor of XPDB beneficially owned 6,827,969 shares of Class A common stock, of which (i) 5,447,233 shares automatically vested (and shall not be subject to forfeiture) at the Closing and (ii) 1,380,736 shares (the “Subject Vesting Shares”) shall be vested and no longer be subject to forfeiture as follows:

●	During the vesting period, a portion of the Subject Vesting Shares shall vest, from time to time, simultaneously with any Earnout Shares, with the number of vesting shares calculated as (A) the aggregate number of Subject Vesting Shares outstanding immediately after the Closing multiplied by (B) the fraction of (x) the applicable Earnout Milestone Amount divided by (y) the Maximum Earnout Milestone Amount (as defined below); and

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — RECAPITALIZATION (cont.)

●	690,368 shall vest at such time that the volume weighted average price of Class A common stock on the Nasdaq Capital Market (“Nasdaq”) as reported by Bloomberg L.P. equals or exceeds $12.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30 consecutive trading day period during the vesting period; or (B) if, prior to the $12.00 vesting time, any Subject Vesting Shares have vested simultaneously with the Earnout Stock Payment, then (x) if the number of Subject Vesting Shares that have vested exceeds 690,368, then no additional Subject Vesting Shares shall vest and (y) if the number of Subject Vesting Shares that have vested is less than 690,368 (the “Deficit Amount”), then a number of Subject Vesting Shares equal to 690,368 less the Deficit Amount shall vest; and

●	Any remaining Subject Vesting Shares shall vest in full at the same time that the volume weighted average price of Class A common stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $14.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period.

On March 8, 2024, XPDB and an investor entered into a Subscription Agreement pursuant to which XPDB agreed to sell 588,235 shares of Class A common stock to the investor for an aggregate purchase price of approximately $5.0 million, contingent on the Closing of the Business Combination. The Subscription Agreement provides that, subject to certain conditions set forth therein, the Company may be required to issue to the investor up to an additional 840,336 shares of Class A common stock (the “True Up Shares”) if the trading price of the Class A common stock falls below the per share purchase price within one year of the Closing of the Business Combination. The True Up Shares are considered a variable-share obligation under ASC 480-10-25-14, and as a result were accounted for as a liability recognized at fair value at each reporting period with changes in fair value included in earnings. See Note 12 — Fair Value Measurements.

As discussed in Note 1 — Organization and Business Operations, the Business Combination was consummated on March 14, 2024, which, for accounting purposes, was treated as the equivalent of Legacy Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization. Under this method of accounting, XPDB was treated as the acquired company for financial accounting and reporting purposes under US GAAP.

Legacy Montana was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Following Closing, the Legacy Montana Equity holders had the greatest voting interest in the Post-Combination Company;

●	The Post-Combination Company Board immediately after Closing had six members, and Legacy Montana nominated the majority of the members of the Post-Combination Company Board at Closing;

●	The ongoing operations of the Post-Combination Company was comprised of Legacy Montana operations;

●	Legacy Montana’s existing senior management became the senior management of the Post-Combination Company; and

●	The intended strategy and operations of the Post-Combination Company continued Legacy Montana’s prior strategy and operations.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — RECAPITALIZATION (cont.)

Transaction Proceeds

Upon closing of the Business Combination, the Company received gross proceeds of $7.5 million inclusive of $5.0 million from the PIPE investment, offset by total transaction costs and other fees totaling of $7.5 million. The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ equity (deficit) for the year ended December 31, 2024:

Cash-trust and cash, net of redemptions	$2,455,361
Add: proceeds from PIPE investment	4,999,998
Less: transaction costs and advisory fees, paid	(7,455,359)
Net proceeds from the Business Combination	—
Less: Subject Vesting Shares liability	(11,792,000)
Less: True Up Shares liability	(555,000)
Less: accounts payable and accrued liabilities combined	(9,054,854)
Add: other, net	374,377
Reverse recapitalization, net	$(21,027,477)

The number of shares of Common Stock issued immediately following the consummation of the Business Combination were:

XPDB Class A common stock, outstanding prior to the Business Combination	10,608,178
Less: Redemption of XPDB Class A common stock	(10,381,983)
Class A common stock of XPDB	226,195
XPDB Class B common stock, outstanding prior to the Business Combination	7,187,500
PIPE subscription	588,235
Business Combination Class A common stock	8,001,930
Legacy Montana Shares	45,821,482
Class A and B Common Stock immediately after the Business Combination	53,823,412

The number of Legacy Montana shares was determined as follows:

	Legacy Montana Units	The Company’s Shares after conversion ratio
Class A common Stock	1,725,418	41,061,840
Class B common Stock	200,000	4,759,642

Transaction Costs

During the year ended December 31, 2024, based on the proceeds received, the Company expensed $54.7 million for transaction costs incurred in connection with the Business Combination, inclusive of the recognition of the earnout shares liability of $53.7 million, because the transaction costs exceeded the proceeds received in the Business Combination. See Note 12 — Fair Value Measurements for further information on the recognition and measurement of the Earnout shares. The remaining transaction costs primarily represented fees incurred for financial advisory, legal and other professional services that were directly related to the Business Combination.

Public and private placement warrants

The 14,375,000 Public Warrants issued at the time of XPDB’s initial public offering, and 11,125,000 warrants issued in connection with private placement at the time of XPDB’s initial public offering (the “Private Placement Warrants”) remained outstanding and became warrants for the Company.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — RECAPITALIZATION (cont.)

Redemption

Prior to the closing of the Business Combination, certain XPDB public shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 10,381,983 shares of XPDB Class A common stock for an aggregate payment of $112.7 million.

Note 5 — EQUITY METHOD INVESTMENT

AirJoule, LLC

On January 25, 2024, Legacy Montana entered into a Framework Agreement with GE Vernova, a Delaware limited liability company, and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company (“GE Vernova Parent”), pursuant to which Legacy Montana and GE Vernova agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form a joint venture in which each of Legacy Montana and GE Vernova will hold a 50% interest. The purpose of the AirJoule JV is to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize the Company’s AirJoule water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa and Australia.

Upon the closing of the transaction on March 4, 2024, (the “JV Closing”), each party to the agreement entered into (i) an amended and restated limited liability company agreement of the AirJoule JV (the “A&R Joint Venture Agreement”), pursuant to which, among other things, the AirJoule JV has the exclusive right to manufacture and supply products incorporating the combined technologies to leading original equipment manufacturers and customers in the Americas, Africa and Australia, (ii) master services agreements, pursuant to which, among other things, each party to the agreement agree to provide certain agreed services to the AirJoule JV for a period of at least two years following the JV Closing (unless earlier terminated by the parties thereto) and (iii) an intellectual property agreement, pursuant to which, among other things, each of the Company and GE Vernova Parent license certain intellectual property to the AirJoule JV.

Pursuant to the A&R Joint Venture Agreement, the Company contributed $10.0 million in cash to the AirJoule JV at the JV Closing and in June 2024, GE Vernova contributed $100 to the AirJoule JV. The Company has also agreed to contribute up to an additional $90.0 million in capital contributions to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between the Company and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. Until GE Vernova elects to participate and contributes its pro-rata share of all past capital contributions and commits to contribute its pro-rata share for all future capital contributions, the Company shall be solely responsible for funding the AirJoule JV, and the Company shall have a distribution preference under the A&R Joint Venture Agreement for the amount of its post-closing capital contributions plus a 9.50% preferred return on such amounts.

The business and affairs of the A&R Joint Venture Agreement shall be managed by a Board of Managers, consisting of two managers (including the chairman) appointed by the Company and two managers appointed by GE Vernova. Following the second anniversary of the JV Closing, if the Board of Managers reach an impasse that cannot be resolved through the process set forth in the A&R Joint Venture Agreement, the A&R Joint Venture Agreement generally provides that the Company may require GE Vernova to sell GE Vernova’s 50% interest to the Company or GE Vernova may require the Company to purchase GE Vernova’s 50% interest, but only, in each case, if the GE Match Date has not yet occurred. The price for GE Vernova’s interest will depend on the fair market value of the interest, as set forth in the A&R Joint Venture Agreement, with a minimum value of approximately $5 million. The A&R Joint Venture Agreement also provides similar call and put rights with respect to GE Vernova’s interest if the GE Match Date does not occur by the sixth anniversary of the JV Closing or if the Company is acquired by a competitor of GE Vernova.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — EQUITY METHOD INVESTMENT (cont.)

In the event that a change in applicable laws or regulations has a material adverse effect on GE Vernova’s interest in the AirJoule JV, or GE Vernova determines that the Company fails to meet certain financial performance benchmarks, GE Vernova may require the Company to purchase GE Vernova’s interest for a total purchase price of $1.00.

AirJoule, LLC is a variable interest entity for which the Company has determined there is shared power with GE Vernova and therefore accounts for the VIE under the equity method of accounting. The Company considered the power to direct significant activities and obligation to absorb losses or right to receive benefits in assessing whether or not the VIE should be accounting for under the equity method of accounting. Certain assumptions the Company used to reach its conclusion included the lack of reconsideration events, the assessment of decision-making rights based on contractual agreements and expected financial exposure.

The Company applies the equity method to an investment in common stock of a nonconsolidated entity. In addition to $10.0 million in cash, the Company contributed a perpetual license in its intellectual property with a carrying value of zero in exchange for its investment in AirJoule, LLC. In applying the equity method, the Company’s investment was initially recorded at fair value on the consolidated balance sheet. As it relates to the contributed perpetual license, the Company followed the following the guidance in ASC 610-20, Sale or Transfer of Non-financial assets, which states the transfer of a license of IP that is not part of the entity’s ordinary activities, the entity should apply the licensing guidance in ASC 606, Revenue from Contracts with Customers, by analogy when evaluating the recognition and measurement of consideration received in exchange for transferring the rights to the IP and record this as other income in the statements of operations. As such the Company recognized a gain of $333.5 million (and treated as a temporary item for tax purposes resulting in a deferred tax liability of approximately $87.8 million) as presented on the accompanying consolidated statements of operations.

The Company evaluated whether there was a basis difference between the carrying value and fair value of the Company’s proportionate share of the investee’s underlying net assets. AirJoule, LLC has elected to early adopt ASU 2023-05, Business Combinations — Joint Venture Formations (Subtopic 805-60), and, as a result measured the contributed assets at fair value. AirJoule, LLC was deemed a business as defined in ASC 805, Business Combinations, and, as such there is a basis difference of $266.0 million between the Company’s investment and the amount recorded in member’s capital by the investee, AirJoule, LLC, related to in-process R&D and goodwill which, as of December 31, 2024, have indefinite lives.

The Company determined the fair value of the IP license by applying the multi-period excess earnings method. The excess earnings valuation method estimates the value of the IP license equal to the present value of the incremental after-tax cash flows attributable to that IP license over its remaining economic life. Some of the more significant assumptions utilized in our asset valuations included projected revenues, probability of commercial success, and the discount rate. The fair value using the excess earnings valuation method was determined using an estimated weighted average cost of capital of 12.5%, which reflects the risks inherent in future cash flow projections and represents a rate of return that a market participant would expect for this asset. This fair value measurement was based on significant inputs not observable in the market and thus represent Level 3 fair value measurement.

The Company’s share of the income (loss) reported by AirJoule, LLC are classified as an equity gain (loss) from investment in AirJoule, LLC on the accompanying consolidated statements of operations. The investment is evaluated for impairment annually and if facts and circumstances indicate that the carrying value may not be recoverable, an impairment charge would be recorded.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — EQUITY METHOD INVESTMENT (cont.)

The following tables set forth certain financial information of AirJoule, LLC as of December 31, 2024 and for the year ended December 31, 2024:

As of December 31, 2024
Total current assets	$2,330,386
In process research and development	674,700,000
Goodwill	534,353,000
Other non-current assets	5,796,941
Total assets	$1,217,180,327

Total current liabilities	$4,531,668
Total non-current liabilities	4,238,293
Total liabilities	8,769,961
Members capital contribution	$1,219,053,100
Accumulated deficit	(10,642,734)
Total member’s equity	1,208,410,366
Total liabilities and equity	$1,217,180,327

AirJoule, LLC assesses its goodwill for impairment annually as of October 1, and more frequently if events and circumstances indicate that goodwill might be impaired. AirJoule, LLC determines the enterprise fair value using an income approach based on estimated discounted future cash flows. Determining the enterprise fair value is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, EBITDA margins, discount rates, the Company’s market capitalization and future market conditions, among others. The level of judgment and estimation is inherently higher in uncertain economic times.

Given the uncertain economic times and AirJoule, LLC’s status as an early-stage company with limited operating history and the uncertainties regarding AirJoule, LLC’s successful development and commercialization of its products, there can be no assurance that the estimates and assumptions made for purposes of its goodwill impairment testing in 2024 will prove to be accurate predictions of the future. If AirJoule, LLC’s assumptions, including timing of revenue generation and forecasted EBITDA, are not achieved, then AirJoule, LLC may be required to record goodwill impairment charges in future periods. Based on the Company’s assessment performed, no impairment to AirJoule, LLC’s goodwill or the Company’s equity method investment was identified as of December 31, 2024.

Year Ended December 31, 2024
Revenue	$—
Net loss	$(10,642,734)

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	As of December 31, 2024	As of December 31, 2023
Machinery and equipment	$26,786	$7,728
Vehicles	5,295	5,295
Total cost	32,081	13,023
Less: Accumulated depreciation	(15,708)	(9,191)
Property and equipment, net	$16,373	$3,832

Depreciation expense related to the Company’s property and equipment was $6,517 and $4,341 for the years ended December 31, 2024 and 2023, respectively, which were included within depreciation and amortization in the consolidated statements of operations.

Note 7 — OTHER ACCRUED EXPENSES

The following table summarizes other accrued expenses:

	As of December 31, 2024	As of December 31, 2023
Accrued royalty	$250,000	$150,000
Accrued payroll	1,125,846	22,481
Professional services	205,790	58,021
Engineering consulting	—	1,700
Business development	—	1,425
Accrued other	138,682	10,813
Total other accrued expenses	$1,720,318	$244,440

Note 8 — LEASES

As discussed in Note 9 — Related Party Transactions, the Company had a property lease with a related party which terminated on March 14, 2024. Lease expenses under this lease for the year ended December 31, 2024 and 2023 were $6,000 and $18,000, respectively.

Lease expense for the company’s operating lease was $31,977, for the year ended December 31, 2024. Total cash paid for the Company’s operating lease was $2,475 per month with a remaining term of 51 months and a discount rate of 4.69%. Lease expense is included in general and administrative costs on the accompanying consolidated statements of operations. This lease includes a renewal option at the election of the Company to renew or extend the lease. This optional period has not been considered in the determination of the ROU assets or lease liability associated with this lease as the Company did not consider it reasonably certain it would exercise the option.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — LEASES (cont.)

At December 31, 2024, future minimum rental payments required under the lease agreement is as follows:

Operating Lease
2025	$36,700
2026	39,370
2027	40,945
2028	42,583
Thereafter	10,715
Total undiscounted lease payments	170,313
Less: effects of discounting	(16,084)
Operating Lease Liability	$154,229

Classified as:
Operating lease liability, current	$30,227
Operating lease liability, non-current	$124,002

Note 9 — RELATED PARTY TRANSACTIONS

Lease Agreement

The Company had a property lease agreement with its Chief Executive Officer as discussed in Note 8 — Leases. The lease agreement was terminated upon close of the Business Combination on March 14, 2024. As of December 31, 2024 and December 31, 2023, $0 and $2,000 were owing under this agreement and included in accounts payable on the consolidated balance sheets.

Consultancy Agreement

On January 1, 2019, the Company entered into a consultancy agreement with a company affiliated with the Chief Executive Officer for a monthly payment of $20,000 in exchange for the Chief Executive Officer providing services in connection with the development and sales of Company technologies and products. $80,000 and $240,000 was included in general and administrative expenses on the consolidated statements of operations for the years ended December 31, 2024 and 2023, respectively. On May 1, 2024, this consultancy agreement was terminated. As of December 31, 2024, $0 was owed under this agreement.

Office Services Agreement

On October 31, 2020, the Company entered into a consultancy agreement with an affiliate for a monthly payment of $5,000 to provide office services. $20,000 and $60,000 was included in research and development expenses on the consolidated statements of operations for the years ended December 31, 2024 and 2023, respectively. On May 1, 2024, this office services agreement was terminated. As of December 31, 2024, $0 was owed under this agreement.

Due to Related Party

Commencing on December 9, 2021, through the consummation of the initial Business Combination, XPDB agreed to pay affiliates of the sponsor a total of $20,000 per month for office space, administrative and support services. Upon the close of the Business combination, the Company assumed $540,000 related to this agreement. The balance was repaid in May 2024.

In 2023, the sponsor contributed $900,000 to the XPDB trust account in connection with extending the XPDB’s termination date pursuant to the approval of the extension amendment proposal. Upon the closing of the Business Combination, the Company assumed this balance and it was subsequently repaid in May 2024.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — RELATED PARTY TRANSACTIONS (cont.)

Due from Related Party

In November 2024, Legacy Montana executed a statement of work with AirJoule, LLC. Reimbursement of costs incurred as of December 31, 2024 was $2.0 million and $0.8 million of research and development and general administrative expenses, respectively, and is recorded as a due from related party receivable on the consolidated balance sheets and within contra-expense accounts on the consolidated statements of operations.

Related Party Equity Transactions

As described in Note 10 — Stockholders’ Equity (Deficit), Legacy Montana sold equity interests that subsequently converted into shares of Class A common stock, to TEP Montana, LLC (“TEP Montana”). The Executive Chairman of the Company is the managing partner of the managing member of TEP Montana.

The Company granted options and awards to the employees of AirJoule, LLC on June 6, 2024. Additionally, as described above, Legacy Montana executed a statement of work with AirJoule, LLC. Per the statement of work, the Company granted equity awards to AirJoule, LLC employees on September 9, 2024. The number of options and awards granted to the employees of AirJoule, LLC are found in the ‘Non-employee Equity Method Investees’ tables within Note 11 — Share-Based Compensation.

Note 10 — STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock — The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2024 and December 31, 2023, there were no shares of preferred stock issued and outstanding.

Class A common stock — The Company is authorized to issue 600,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2024 and December 31, 2023, there were 55,928,661 shares and 32,731,583 shares of Class A common stock issued and outstanding, respectively. Each share of Class A Common Stock has one vote and has similar rights and obligations.

Class B common stock — At December 31, 2024 and December 31, 2023, there were zero and 4,759,642 shares of Class B common stock issued and outstanding, respectively. Each share entitles the holder thereof to a number of votes per share such that the Legacy Montana Equity holders as of immediately prior to the Closing, immediately following the Closing, collectively owned shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company.

Shares of Class B common stock shall be convertible into shares of Class A common stock on a one-for-one basis (i) at any time and from time to time at the option of the holder thereof or (ii) automatically upon on the earliest to occur of (a) the date that is seven (7) years from the date of the Second Amended and Restated Certificate of Incorporation and (b) the first date on which the permitted Class B owners cease to own, in the aggregate, at least 33.0% of the number of shares of Class B common stock issued and held by the permitted Class B owners immediately following the effective time of the Business Combination (or as to which the permitted Class B owners are entitled to as of such time), in each case, as equitably adjusted to reflect any stock splits, reverse stock splits, stock dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction, each outstanding share of Class B common stock shall automatically, without any further action by the Corporation or any stockholder, convert into one (1) fully paid and nonassessable share of Class A common stock. Following such conversion, the reissuance of all shares of Class B common stock shall be prohibited, and such shares of Class B common stock shall be retired and may not be reissued.

In November 2024, pursuant to a notice of conversion delivered by the holder of all outstanding shares of Class B common stock to the Company, all outstanding shares of Class B common stock were converted on a one-for-one basis into shares of Class A common stock. As a result of the conversion, the Company is no longer authorized to issue shares of Class B common stock.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

Warrants

In January, February and March 2024, 14 warrant holders of Legacy Montana exercised their warrants to purchase a total of 380,771 Class A common stock, as converted, for a total purchase price of $45,760.

As part of XPDB’s initial public offering (“IPO”), XPDB issued 14,375,000 warrants to 37 third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, XPDB completed the private sale of 11,125,000 warrants where each warrant allows the holder to purchase one share of the Company’s Class A common stock at $11.50 per share. In June 2024, 10 third-party investors exercised their Public Warrants on a cashless basis for a total of 705,758 Class A shares of the Company. In August 2024, 2,225,000 Private Placement warrants were transferred.

As of December 31, 2024, there are 12,657,596 Public Warrants and 8,900,000 Private Placement warrants outstanding.

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or saleable until 30 days after the consummation of the Business Combination (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with the XPDB’s sponsor and anchor investors) and they will not be redeemable by the Company. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period, except that the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s common stock underlying the warrants multiplied by the excess of the 10 day average closing price (defined below) as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, less the warrant exercise price by (y) the 10 day average closing price. The 10 day average closing price means, as of any date, the average last reported sale price (defined below) of the shares of the Company’s common stock as reported during the 10 trading day period ending on the trading day prior to such date. Last reported sale price means the last reported sale price of the Company’s common stock on the date on which the notice of exercise of the warrant is sent to the warrant agent.

These Public Warrants expire on the fifth anniversary of the Business Combination or earlier upon redemption or liquidation and are exercisable commencing 30 days after the Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

The Company accounts for the warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Subscription Agreements

During the year ended December 31, 2024, the Company entered into subscription agreements with various investors (the “Subscription Agreements”), which brought in approximately $61.8 million in gross proceeds. The Company issued and sold 5,807,647 shares of the Class A common stock to investors upon the Closing in exchange for equity interests issued by Legacy Montana pursuant to Subscription Agreements entered into by Legacy Montana with such investors in the first quarter of 2024, which resulted in gross proceeds of approximately $49.4 million, comprised of approximately $43.4 million received in the first quarter of 2024 and approximately $6.0 million in the second quarter of 2024. Of this total, TEP Montana purchased an aggregate of 5,116,176 shares in exchange for approximately $43.5 million pursuant to Subscription Agreements between Legacy Montana and TEP Montana. During the second quarter of 2024, the Company issued and sold an additional 1,238,500 shares of Class A common stock to investors pursuant to Subscription Agreements executed in the second quarter, which resulted in additional gross proceeds of approximately $12.4 million.

Equity financing

Legacy Montana completed a preferred equity financing during February 2023 with TEP Montana and issued 4,426 Series B Preferred Units in conjunction with this transaction. Upon close of the Business combination, these shares were converted to 105,331 Class A common stock of the Company.

Note 11 — SHARE-BASED COMPENSATION

Legacy Montana Options

On April 5, 2023, Legacy Montana granted 383,151 options, as converted, exercisable for Class A common stock to key team members of Legacy Montana. The options immediately vested, had an exercise price of $0.49, as converted, a term of seven years, and a grant date fair value of $0.14, as converted. The Company used the Black-Scholes option pricing model to estimate the fair value of stock options. Fair value was estimated at the date of grant.

In January, February and March 2024, 13 Legacy Montana option holders exercised their options to purchase a total of 2,141,839 shares of Class A common stock, as converted, for a total purchase price of $56,250. In June 2024, one Legacy Montana option holder exercised its options to purchase a total of 8,000 shares of Class A common stock, as converted, for a total purchase price of $3,920.

In September 2024, three Legacy Montana option holders exercised their options to purchase a total of 67,495 shares of Class A common stock, as converted, for a total purchase price of $33,073.

In the three months ended December 31, 2024, three Legacy Montana option holders exercised their options to purchase a total of 85,496 shares of Class A common stock, as converted, for a total purchase price of $37,453.

As of December 31, 2024, of the 1,174,089 Legacy Montana options that are outstanding, 594,955 options expire on December 7, 2030, 71,395 options expire on March 15, 2031, 234,160 options expire on April 4, 2030, and 273,579 options expire on April 8, 2031.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — SHARE-BASED COMPENSATION (cont.)

2024 Incentive Award Plan

On March 8, 2024, the holders of XPDB common stock considered and approved the Montana Technologies Corporation’s 2024 Incentive Award Plan (the “Incentive Plan”) and Montana Technologies Corporation’s 2024 Employee Stock Purchase Plan (the “ESPP” and together with the Incentive Plan, the “Incentive Plans”), which became effective immediately upon the Closing on March 14, 2024. Under the Incentive Plans, the Company may grant equity and equity-based awards to certain employees, consultants and non-employee directors award, such as, (a) Incentive Stock Options (granted to employees only), (b) Non-Qualified Stock Options (“NSOs”), (c) Stock Appreciation Right, (d) Restricted Stock Units (e) Restricted Stock (“RSUs”), (f) dividend equivalents and (g) other stock and cash-based awards of the Company (“Incentive Award”). The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with ASC 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $500,000 (or, with respect to the first fiscal year of the Post-Combination Company during which a non-employee director first serves as a non-employee director, $1,000,000).

The Company recorded share-based compensation expense in the following expense categories of its accompanying consolidated statements of operations:

	Year Ended December 31,
	2024	2023
General and administrative	$1,303,546	$52,000
Research and development	20,390	—
Total share-based compensation	$1,323,936	$52,000

Total share-based compensation includes expense for awards granted to non-employee equity method investees that are fully reimbursed by the AirJoule JV per the statement of work as described further in Note 9 — Related Party Transactions. As of the year ended December 31, 2024, $0.1 million is to be reimbursed by the AirJoule JV and is recorded as a due from related party receivable on the consolidated balance sheets and within contra-expense accounts on the consolidated statements of operations.

Stock Options

The following table summarizes option activity for the year ended December 31, 2024:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Balance at January 1, 2024	1,335,078	$0.23	5.83
Granted	1,371,415	10.23
Exercised	(160,991)	0.48
Forfeited	(7,900)	10.23
Balance at December 31, 2024	2,537,602	$5.60	7.85
Vested and expected to vest	2,537,602	$5.60	7.85
Exercisable at the end of the period	1,174,087	$0.19	5.90

Options granted during the year ended December 31, 2024 had weighted-average grant-date fair values of $2.82. As of December 31, 2024, the unrecognized compensation cost for options issued and then outstanding was $3.2 million and will be recognized over an estimated weighted-average amortization period of 3.32 years. The total intrinsic value of options exercised during the years ended December 31, 2024 was $0.7 million. The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2024 was $9.1 million.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — SHARE-BASED COMPENSATION (cont.)

The following tables provide additional detail about the options granted during the year ended December 31, 2024:

Employees
Grant Date	NSO Options(1) (#)		Exercise Price ($)
June 6, 2024	651,737	(3)	10.23
September 9, 2024(2)	177,747		10.23

(1)	One-fourth of the total number of shares of Class A common stock subject to the NSOs vest and become exercisable on June 6, 2025, and one-sixteenth of the total number of shares of Class A common stock subject to the Option shall vest and become exercisable on each three (3)-month anniversary thereafter, subject to the applicable employee’s continued service through the applicable vesting date
(2)	The vesting commencement date for NSOs granted on September 9, 2024 is June 6, 2024. Per ASC 718-10-35-2, compensation cost for an award of share-based compensation is recognized over the requisite service period. The service period for these awards begins on grant date. The Company considered the requirement in ASC 718-10-35-8 when recognizing current period expense.
(3)	7,900 options were forfeited during the year ended December 31, 2024 which resulted in a reversal of share-based compensation expense of $2,667 as the Company accounts for forfeitures as they occur.

Non-employee Directors
Grant Date	NSO Options(1) (#)	Exercise Price ($)
June 6, 2024	99,540	10.23

(1)	These NSOs vest and become exercisable in full on the earlier of (i) the one year anniversary of the grant date and (ii) the date of the next annual shareholders’ meeting of the Company following the grant date, subject to the applicable non-employee director’s continued service through the applicable vesting date.

Non-employee Equity Method Investees
Grant Date	NSO Options(1) (#)	Exercise Price ($)
June 6, 2024	65,832	10.23
September 9, 2024(2)	376,560	10.23

(1)	One-fourth of the total number of shares of Class A common stock subject to the NSOs vest and become exercisable on June 6, 2025, and one-sixteenth of the total number of shares of Class A common stock subject to the Option shall vest and become exercisable on each three (3)-month anniversary thereafter, subject to the applicable recipient’s continued service through the applicable vesting date
(2)	The vesting commencement date for NSOs granted on September 9, 2024 is June 6, 2024. Per ASC 718-10-35-2, compensation cost for an award of share-based compensation is recognized over the requisite service period. The service period for these awards begins on grant date. The Company considered the requirement in ASC 718-10-35-8 when recognizing current period expense.

The fair value of the NSOs were determined using the Black-Scholes option-pricing model and were based on the following weighted average assumptions:

	Grant Date
Incentive Plan	June 6, 2024	September 9, 2024
Expected term – years	6.1	10.0
Expected volatility	29.5%	28.5%
Risk-free interest rate	4.2%	3.7%
Expected dividends	—	—

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — SHARE-BASED COMPENSATION (cont.)

Restricted Stock Units

The following table summarizes RSU activity for the year ended December 31, 2024:

	Awards	Weighted Average Grant Date Fair Value
Balance at January 1, 2024	—	$—
Granted	523,300	8.15
Vested	—	—
Forfeited	(3,000)	10.23
Balance at December 31, 2024	520,300	$8.13

As of December 31, 2024, the unrecognized compensation cost for RSUs issued was $3.5 million and will be recognized over an estimated weighted-average amortization period of 3.32 years. The fair values of RSUs is based on the fair value of the Company’s common stock on the date of the grant.

The following tables provide additional detail about the RSUs granted during the year ended December 31, 2024:

Employees
Grant Date	Awards(1) (#)		Grant Date Fair Value ($)
June 6, 2024	247,500	(3)	10.23
September 9, 2024(2)	70,000		5.11

(1)	These awards vest as to 25% of the total awards granted on each of the first four anniversaries of the applicable vesting commencement date, subject to the applicable employee’s continued service through the applicable vesting date.
(2)	The vesting commencement date for RSUs granted on September 9, 2024 is June 6, 2024. Per ASC 718-10-35-2, compensation cost for an award of share-based compensation is recognized over the requisite service period. The service period for these awards begins on grant date. The Company considered the requirement in ASC 718-10-35-8 when recognizing current period expense.
(3)	3,000 awards were forfeited during the year ended December 31, 2024 which resulted in a reversal of share-based compensation expense of $2,666 as the Company accounts for forfeitures as they occur.

Non-employee Directors
Grant Date	Awards(1) (#)	Grant Date Fair Value ($)
June 6, 2024	37,800	10.23

(1)	These awards vest in full on the earlier of (i) the one (1) year anniversary of the grant date and (ii) the date of the next annual shareholders’ meeting of the Company following the grant date, subject to the applicable non-employee director’s continued service through the applicable vesting date.

Non-employee Equity Method Investees
Grant Date	Awards(1) (#)	Grant Date Fair Value ($)
June 6, 2024	25,000	10.23
September 9, 2024(2)	143,000	5.11

(1)	These awards vest as to 25% of the total awards granted on each of the first four anniversaries of the applicable vesting commencement date, subject to the applicable recipient’s continued service through the applicable vesting date.

(2)	The vesting commencement date for RSUs granted on September 9, 2024 is June 6, 2024. Per ASC 718-10-35-2, compensation cost for an award of share-based compensation is recognized over the requisite service period. The service period for these awards begins on grant date. The Company considered the requirement in ASC 718-10-35-8 when recognizing current period expense.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — FAIR VALUE MEASUREMENTS

Items Measured at Fair Value on a Recurring Basis:

The Company accounts for certain liabilities at fair value on a recurring basis and classifies these liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3).

Liabilities subject to fair value measurements are as follows:

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities
Earnout Shares liability	$—	$—	$24,524,000	$24,524,000
True Up Shares liability	—	—	2,189,000	2,189,000
Subject Vesting Shares liability	—	—	7,819,000	7,819,000
Total liabilities	$—	$—	$34,532,000	$34,532,000

Earnout Shares

The Legacy Montana Equityholders have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) through the Earnout Shares. The maximum value of the Earnout Shares is capped at $200.0 million (“Maximum Earnout Milestone Amount”) and the ability to receive Earnout Shares expires on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving has sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Legacy Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Legacy Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Legacy Montana options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Legacy Montana option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

If the conditions for payment of the Earnout Shares are satisfied and assuming all originally designated employees are then still providing services to the Post-Combination Company on the date such condition is met, approximately 21% of the aggregate Earnout Shares will be payable to the employees and 79% of the aggregate Earnout Shares will be payable to the holders of Legacy Montana common units, in accordance with their respective pro rata share immediately following the Closing.

The settlement of the Earnout Shares to the holders of Legacy Montana common units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings. The Earnout Shares are subject to ASC 718 and are accounted for as post-combination compensation cost.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — FAIR VALUE MEASUREMENTS (cont.)

The estimated fair value of the Earnout Shares was determined with a Monte Carlo simulation using a distribution of potential outcomes for expected EBITDA and stock price at expected commission dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50.0 million of Annualized EBITDA per production line, with each of the production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated commission date. Earnout mechanics at each estimated commission date were assessed, and if the Earnout Thresholds were achieved, the future value of the Earnout Shares was discounted to the valuation date utilizing a risk-free rate commensurate with the overall term. The commission dates used reflected XPDB’s management’s best estimates regarding the time to complete full construction and operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The Earnout term of 5 years and the Earnout mechanics which impact the timing of future cash flows represent contractual inputs. Assumptions such as risk-free rate, stock price, volatility, and discount rate were based on market data. See the following summary of key inputs:

	As of December 31, 2024	As of March 14, 2024
Stock Price(1)	$7.97	$10.00
Volatility	40%	35%
Risk free rate of return	4.30%	4.24%
Expected term (in years)	4.2	5.0

(1)	At March 14, 2024, the $10.00 price represents the Business Combination price.

The following table presents the changes in the fair value of the Earnout Shares liability:

Year Ended December 31, 2024
Earnout Shares Liability as of December 31, 2023	$—
Expensed as transaction costs of business combination	53,721,000
Change in fair value	(29,197,000)
Balance as of December 31, 2024	$24,524,000

As of December 31, 2024 and March 14, 2024, the estimated fair value of all the Earnout Shares ($24.5 million and $53.7 million, respectively) represents 2,115,227 and 4,627,294 Earnout Shares, respectively. The Earnout Shares liability in the preceding table represents the fair value of the contingent obligation to issue Earnout Shares to Legacy Montana Equityholders (excluding the shares to employees accounted for under ASC 718) upon the achievement of certain Earnout Milestones. For the year ended December 31, 2024, the change in the fair value of the earnout liability primarily relates to a decrease in the stock price, changes in the timing of cash flows and an increase in the volatility.

True Up Shares liability

As discussed in Note 4 — Recapitalization, on March 8, 2024, XPDB and an investor entered into a Subscription Agreement pursuant to which XPDB agreed to sell 588,235 shares of Class A common stock to the investor for an aggregate purchase price of approximately $5.0 million, contingent on the Closing of the Business Combination. The Subscription Agreement provides that, subject to certain conditions set forth therein, the Company may be required to issue to the investor up to an additional 840,336 shares of Class A common stock if the trading price of the Class A common stock falls below the per share purchase price within one year of the Closing of the Business Combination. During the year ended December 31, 2024, the Company’s volume-weighted average price of the Class A common stock on the Nasdaq as reported by Bloomberg was less than $8.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 15 consecutive trading days. As a result of this triggering event, the Company shall issue to the investor a number of shares of Class A common stock within two business days of the one-year anniversary of the Closing Date. The True Up Shares were accounted for as a liability recognized at fair value at each reporting period with changes in fair value included in earnings. See Note 12 — Fair Value Measurements.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of the True Up Shares liability:

Year Ended December 31, 2024
True Up Share Liability as of December 31, 2023	$—
Assumed in the Business Combination	555,000
Change in fair value	1,634,000
Balance as of December 31, 2024	$2,189,000

The estimated fair value of the true up share liability was determined utilizing a Monte Carlo simulation, with underlying forecast mathematics based on geometric Brownian motion in a risk-neutral framework. The Calculation of the value of the True Up Shares considered the 15-day average price over the one-year period following the Closing Date.

Subject Vesting Shares liability

In connection with the execution of the Merger Agreement and pursuant to the terms of the sponsor support agreement (the “Sponsor Support Agreement”) entered into among the XPDB sponsor (the “Sponsor”), XPDB, Legacy Montana and other holders of XPDB’s Class B common stock, $0.0001 par value per share (the “XPDB Class B common stock”), the Sponsor and the other holders of XPDB Class B common stock agreed to, among other things, (i) vote any XPDB Class A common stock, $0.0001 par value per share (the “Class A common stock”), of XPDB or XPDB Class B common stock (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the proposals presented by XPDB at a special meeting to approve the proposed Business Combination, (ii) be bound by certain other covenants and agreements related to the proposed Business Combination, (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities and (iv) waive certain antidilution protections with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In addition, pursuant to the terms of the Sponsor Support Agreement, the Sponsor (i) agreed to waive its redemption rights with respect to any Sponsor Securities in connection with the completion of a Business Combination (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), (ii) agreed not to transfer any public shares and founder shares held by it during the time prior to Closing or the termination of the Merger Agreement, (iii) agreed to waive anti-dilution protections and (iv) and agreed to subject certain of the shares of Combined Company Class A common stock held by Sponsor following the conversion of the founder shares as of the Closing to certain vesting provisions. Specifically, and as described above in Note 4 — Recapitalization, the Sponsor Support Agreement provides that as of immediately prior to (but subject to) the Closing, the Subject Vesting Shares will be subject to an earnout, with the Subject Vesting Shares vesting during the period beginning on the date of Closing and ending five (5) years following the date of Closing (i) simultaneously with the issuance of the Earnout Shares made to the Legacy Montana Equityholders in a proportionate amount to the payment achieved in relation to the maximum issuance of Earnout Shares of equity interests of $200.0 million (the “Performance Vesting Trigger”) and (ii) up to 50% of the Subject Vesting Shares (including any vested Subject Vesting Shares from the Performance Vesting Trigger) vesting on any day following the Closing when the closing price of a share of Combined Company Class A common stock on the Nasdaq (the “Closing Share Price”) equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and all remaining Subject Vesting Shares vesting when the Closing Share Price equals or exceeds $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of the Subject Vesting Shares liability:

Year Ended December 31, 2024
Subject Vesting Shares liability as of December 31, 2023	$—
Assumed in the Business Combination	11,792,000
Change in fair value	(3,973,000)
Balance as of December 31, 2024	$7,819,000

The estimated fair value of the Subject Vesting Share liability was determined utilizing a Monte Carlo simulation, with underlying forecast mathematics based on geometric Brownian motion in a risk-neutral framework. The calculation of the value of the Subject Vesting Shares considered the $12.00 and $14.00 vesting conditions in addition to the vesting related to the Earnout Milestone Amount.

Items Measured at Fair Value on a Nonrecurring Basis

In addition to items that are measured at fair value on a recurring basis, the Company measures certain assets and liabilities at fair value on a nonrecurring basis, which are not included in the table above. As these nonrecurring fair value measurements are generally determined using unobservable inputs, these fair value measurements are classified within Level 3 of the fair value hierarchy. For further information see Note 5 — Equity Method Investment.

Note 13 — COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal matters arising in the normal course of business. In the opinion of the Company’s management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the financial position and results of operations of the Company.

Risks and Uncertainties

The Company, as an early-stage business without any current operations, product sales or revenue, has historically been dependent upon the sourcing of external capital to fund its overhead and product development costs. This is a typical situation for any early-stage company without product sales to be in.

License Agreement

In October 2021, the Company entered into a patent license agreement with a third party whereby the third party granted the Company rights to use certain of their patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire. In connection with this, the Company agreed to a minimum royalty amount of which $0.3 million and $0.2 million was accrued by the Company in the accompanying consolidated balance sheets as of December 31, 2024 and December 31, 2023, respectively.

Future minimum royalties are as follows as of December 31, 2024:

2025 and each year through the date the patents expire	300,000

Joint Venture Agreement

On October 27, 2021, Legacy Montana entered into a joint venture with CATL US Inc. (“CATL US”), an affiliate of CATL, pursuant to which we and CATL US formed CAMT Climate Solutions Ltd., a limited liability company organized under the laws of Hong Kong (“CAMT”). Legacy Montana and CATL US both own 50% of CAMT’s issued and outstanding shares. CAMT is managed by a four-member board of directors, with two directors designated by CATL and two directors designated by us. Under the joint venture agreement, as revised, CAMT has the exclusive right to commercialize our AirJoule technology in Europe and Asia.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — COMMITMENTS AND CONTINGENCIES (cont.)

Pursuant to the Amended and Restated Joint Venture Agreement for CAMT, entered into on September 29, 2023, Legacy Montana and CATL US have each agreed to contribute $6.0 million to CAMT. Contributions will be requested by CAMT once a business plan and operating budget is set by CAMT’s board of directors. No action to establish a business plan or operating budget has occurred to date. Any additional financing beyond the initial $12.0 million (i.e., $6.0 million from each of Legacy Montana and CATL US) will be subject to the prior mutual agreement of Legacy Montana and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by Legacy Montana. In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5.0 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or Legacy Montana in an amount exceeding $10.0 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and Legacy Montana or all directors. As of December 31, 2024, no amount was funded to CAMT.

The purpose of Legacy Montana’s joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the Amended and Restated Joint Venture Agreement for CAMT, CAMT has the exclusive right to commercialize our AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT) and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals, and assistance in purchasing or leasing land and equipment. The Company’s financial statements do not reflect any accounting for CAMT as no assets (including IP) or cash have been contributed to CAMT and there has been no activity as of December 31, 2024.

Letter Agreement

On January 7, 2024, Legacy Montana entered into a letter agreement (the “Letter Agreement”) with XPDB and Carrier Corporation, an affiliate of Carrier Global Corporation (NYSE: CARR), a global leader in intelligent climate and energy solutions (collectively with its affiliates, “Carrier”), pursuant to which Carrier, XPDB and the Company agreed, among other things, to provide Carrier the right to nominate one (1) designee, subject to the approval of the Company, for election to the board of directors for so long as Carrier satisfies certain investment conditions, following the Business Combination. Pursuant to the terms of the agreement, Carrier has nominated its director.

Note 14 — INCOME TAX

The Company recorded an income tax expense in the year ended December 31, 2024. In the year ended December 31, 2024, the difference between the statutory tax rate and the Company’s effective tax rate was due primarily to the change in tax status of the entity.

The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2024 was as follows:

Year Ended December 31, 2024
U.S. federal statutory rate	21.0%
Increase (decrease) due to:
State income taxes, net of federal income tax benefit	5.6%
Change in fair value of Earnout, True-up and Subject Vesting liabilities	(2.2)%
Costs related to Business Combination	3.7%
Other permanent adjustments	(0.7)%
Effective tax rate	27.4%

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — INCOME TAX (cont.)

A reconciliation of the expected income tax expense (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the year ended December 31, 2024:

Year Ended December 31, 2024
Income tax expense computed at federal statutory tax rate	$62,359,838
Increase (decrease) due to:
State income taxes, net of federal income tax benefit	16,454,870
Change in fair value of Earnout, True-up and Subject Vesting liabilities	(6,622,560)
Costs related to Business Combination	11,021,988
Other permanent adjustments	(1,958,089)
Total income tax expense	$81,256,047

The components of income tax expense are as follows:

Year Ended December 31, 2024
Federal
Current tax expense	$—
Deferred tax expense	60,427,097
Total federal	60,427,097

State and local
Current tax expense	—
Deferred tax expense	20,828,950
Total state and local	20,828,950
Total income tax expense	$81,256,047

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

Year Ended December 31, 2024
Deferred tax assets
Net operating losses	$2,894,110
Share-based compensation and other accrued expenses	621,958
Start-up costs	778,644
Capitalized R&D expense	1,287,402
Lease liabilities	40,611
Total deferred tax asset	5,622,725

Deferred tax liabilities
Outside basis in joint venture	86,839,767
Right-of-use asset	38,709
Other	296
Total deferred tax liability	86,878,772
Net deferred tax liabilities	$81,256,047

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — INCOME TAX (cont.)

As of December 31, 2024, the Company has generated federal net operating losses of $11.0 million and state net operating losses of $11.0 million. The federal and state net operating loss carryforwards generated in tax year 2024 will never expire. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all of the evidence, the Company has not recorded a valuation allowance against its deferred tax assets at December 31, 2024 because management has determined that it is more likely than not that the Company recognize the benefits of its federal and state deferred tax assets.

The Company recognizes interest accrued to unrecognized tax benefits and penalties as income tax expense. The Company accrued total penalties and interest of $0 during the period ended December 31, 2024 and in total, as of December 31, 2024 has recognized penalties and interest of $0.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Company is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2024, the open tax years are December 31, 2023, 2022, and 2021.

The Company has no open tax audits with any taxing authority as of December 31, 2024.

Note 15 — SEGMENT INFORMATION

ASC Topic 280: Segment Reporting establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance. Accordingly, management has determined that the Company only has one operating segment and the accounting policies applied to the operating segment are the same as those described in Note 3 — Summary of Significant Accounting Policies.

The Company’s chief operating decision maker (“CODM”) has been identified as the senior executive committee that includes the Chief Executive Officer and Chief Financial Officer. They review the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. The measure of segment performance is based on consolidated net income (loss) as reported on the statement of operations. The measure of segment assets is reported on the consolidated balance sheet as total assets.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — SEGMENT INFORMATION (cont.)

The following table reconciles segment profit or loss to consolidated net income (loss) on the consolidated statements of operations:

	Year Ended December 31,
	2024	2023
Interest income	$932,371	$11,541
Gain on contribution to AirJoule, LLC	333,500,000	—
Net change in fair value of liabilities	31,536,000	—
Other income	2,217,690	—
Less:
General and administrative	9,042,150	7,540,702
Research and development	2,020,388	3,305,612
Transaction costs incurred in connection with business combination	54,693,103	—
Income tax expense	81,256,047	—
Other segment items(1)	5,478,811	544,343
Segment net income (loss)	215,695,562	(11,379,116)
Reconciliation of profit or loss
Adjustments and reconciling items	—	—
Consolidated net income (loss)	$215,695,562	$(11,379,116)

(1)	Other segment items included in segment net income (loss) include sales and marketing, depreciation and amortization expense and equity loss from investment in AirJoule, LLC

The following table reconciles segment assets to consolidated assets on the consolidated balance sheets:

	December 31,
	2024	2023
Investment in AirJoule, LLC	$338,178,633	$—
Other segment assets(1)	31,673,487	556,135
Segment assets	369,852,120	556,135
Adjustments and reconciling items	—	—
Total assets	$369,852,120	$556,135

(1)	Other segment assets included cash, cash equivalents and restricted cash, due from related party, prepaid expenses, operating lease right-of-use asset, and property and equipment, net

The CODM uses net income (loss) to monitor budget versus actual results, assess performance and how to allocate resources. The key measures of segment profit or loss reviewed by our CODM are general and administrative expenses, research and development expenses and interest earned on the Company’s interest-bearing accounts. General and administrative and research and development expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to meet current and future needs, which include working capital requirements, capital expenditures and other general corporate services. Primary working capital requirements are for project execution and development of the Company’s technology which includes purchases of materials, services, payroll and development of market and strategic relationships with other businesses and customers. The CODM reviews interest earned to measure cash inflow and determine the most effective strategy of investment with the interest-bearing accounts while maintaining compliance with the Company’s investment policy. Additionally, the CODM reviews the company’s investment in AirJoule, LLC for material changes including potential impairment resulting from events or changes in circumstances indicating that a decline in value has occurred that is other than temporary.

AIRJOULE TECHNOLOGIES CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — SUBSEQUENT EVENTS

Capital Contribution

Pursuant to the A&R Joint Venture Agreement, the Company is expected to contribute additional capital to the AirJoule JV based on a business plan and annual operating budgets to be agreed between us and GE Vernova. In February 2025, the Company contributed an additional $5.0 million in capital contributions to the AirJoule JV.

Committed Equity Facility

On March 25, 2025, the Company entered into a common stock purchase agreement (the “Equity Line Purchase Agreement”) with an accredited investor (the “Equity Line Investor”). Under the terms and subject to the conditions of the Equity Line Purchase Agreement, the Company has the right, but not the obligation, to sell to the Equity Line Investor, over a 36-month period, up to the lesser of (a) $30,000,000 in aggregate gross purchase price of newly issued common stock and (b) the number of shares equal to 19.99% of the number of shares of Class A Common Stock issued and outstanding immediately prior to the execution of the Equity Line Purchase Agreement.